Form 10-K, Exhibit 13
period 1999-09-30
RGC RESOURCES INC
filed 1999-12-16
CIK 1069533

Exhibit 13
                               THE NEXT GENERATION


[Pictures of caterpillar, cocoon and butterfly.]

Roanoke Gas Company
becomes
RGC Resources, Inc.


RGC Resources [symbol]

                               1999 ANNUAL REPORT

                               TABLE OF CONTENTS

1.   Letter To Shareholders        17.  Independent Auditors' Report

2.   Board of Directors            18.  Consolidated Balance Sheets

3.   The Next Generation           20.  Consolidated Statement of Earnings

5.   Heritage                      21.  Consolidated Statement of Stockholders'
        Weather, Price & Policy         Equity

                                   22.  Consolidated Statements of Cash Flows
7.   Community
        Natural Gas Growth         38.  Summary of Gas Sales and Statistics

9.   Diversity                     39.  Capitalization Statistics
        Diversified Operations
                                   40.  Board of Directors and Officers
10.  Management's Discussion and Analysis
     of Financial Condition        Corporate Information - Inside Back Cover
     & Results of Operations

16.  1999 Financial Highlights


                             SERVICE AND MARKET AREA

[MAP OF SERVICE AND MARKET AREA]

LETTER TO SHAREHOLDERS

     Dear Shareholder:

     I am pleased to report that we completed our corporate restructuring this year and established RGC Resources, Inc. as our holding company effective July 1, 1999. I am also pleased that 1999 was another record earnings year with net income of $2.9 million, a 6 % increase over 1998. The improvement in total earnings occurred in spite of 8% warmer weather, primarily as a result of customer growth, improved rate design, and cost management.

     Solid customer growth was realized with 4,529 net customer additions, a 7% growth rate overall, driven by a 3.2% increase in natural gas customers and a 26% increase in propane customers. A new record was set for propane deliveries at 9 million gallons, up 17%. Natural gas volumes were down 5% as a result of the warmer weather.

     I believe we have positioned RGC Resources, Inc. to grow and prosper in the new century. Our natural gas subsidiaries in Roanoke and Bluefield are consistently demonstrating customer growth above the national average with earnings growth even in years when the weather is not favorable to gas sales. Our propane subsidiary is now operating in 33 counties in western Virginia and southern West Virginia with substantial opportunities for customer growth within existing market areas, as well as further geographic expansion.

     With the holding company structure now in place, we can begin to develop and provide additional services to existing and new customers that were not possible while we were operating under the Roanoke Gas Company utility corporate structure. We are analyzing the potential for additional services based on input from our customers and the opportunity for synergies with our operating systems, management talents, and work flows. One focus will be to balance seasonal workloads and to lessen our revenue and earnings sensitivity to fluctuations in winter weather patterns.

     I believe we made major strides in our core business operation in 1999. In addition to the customer growth, we replaced over 12 miles of bare steel and cast iron mains as part of our distribution system renewal program. We obtained regulatory approval for an annual rate adjustment to recover the cost associated with the distribution system renewal program for the next three years. This arrangement eliminates the necessity to file formal rate cases during this period to recover the incremental depreciation and interest expense associated with the renewal program. We also further expanded our geographic propane footprint with new bulk storage facilities constructed in Beckley, West Virginia and Weyers Cave, Virginia. These two locations further our strategy of expanding in the interstate corridors.

     We spent a significant amount of employee time and effort this year in addressing systems replacement and upgrades to address Y2K concerns and to modernize our customer information system. In addition to customer, accounting, and financial system upgrades, we replaced gas control and remote electronic metering systems, pressure regulation and monitoring control systems and our telephone system to ensure Y2K readiness. These efforts, combined with our contingency planning and the readiness planning of our major supplier and vendors, positions us well for the year 2000 date change.

     The year just ended has been an exciting one for the energy industry. Early in the year energy prices fell dramatically with the significantly warmer than normal weather, followed by price spikes during the summer and fall associated with air conditioning energy demand and an OPEC reduction in crude oil production. In addition, it was a very active year for mergers and acquisitions as the electric and larger natural gas utilities made or attempted to make acquisitions either as defensive or offensive moves in anticipation of perceived opportunities or threats with further deregulation of natural gas and electricity commodity prices. The merger mania has generally not impacted our service areas, but has been confined to much larger metropolitan markets where some industry executives and analysts believe that economies of scale are needed to compete in more deregulated commodity markets.

     While we understand the economies of scale issue, we also recognize that we are one of the lowest cost providers of natural gas in Virginia and West Virginia. We do not believe the theoretical savings promised by consolidation would result in our becoming a more competitive service provider, in our less densely populated markets. We have already realized many of these economies of scale through selective outsourcing. Our strategy will be to profitably grow our core energy markets and to use or new holding company structure to add shareholder value by providing new products and services developed around our natural gas and propane delivery systems and customers.

     I am pleased with our growth and earnings this year as well as our progress on a variety of fronts ranging from systems enhancements to creating a performance culture among Company employees. I thank you for your interest in the growth and evolution of our Company and for your continuing decision to invest in RGC Resources stock.

        Sincerely,


        s/John B. Williamson, III
        John B. Williamson, III
        President and CEO

[Picture of Board of Directors]

Seated: Frank Ellett, Frank Farmer, John Williamson, Wilbur Hazlegrove
Standing: Frank Smith, Ab Boxley, Lynn Avis, Allen Layman, Tom Robertson

                            BOARD OF DIRECTORS

Lynn D. Avis                              Wilbur L. Hazlegrove
President, Avis Construction Co., Inc.    Woods, Rogers & Hazlegrove, PLC

Abney S. Boxley, III                      J. Allen Layman
President & CEO, Boxley Co., Inc.         President & CEO, R & B Communications,
                                          Inc.

Frank T. Ellett                           Thomas L. Robertson
President, Virginia Truck Center, Inc.    President & CEO, Carilion Health
                                          System and Carilion Medical Center
F. A. Farmer
Chairman of the Board of Directors        S. Frank Smith
RCG Resources                             Vice President,
                                          Coastal Coal Company, LLC

                                          John B. Williamson, III
                                          President & CEO, RGC Resources

                               THE NEXT GENERATION

     In 1999 Roanoke Gas Company underwent a metamorphosis (like the caterpillar on our cover) from a regulated utility company of the past to a modern holding company of the future, poised to take advantage of significant opportunities in today's marketplace.

     The next generation of our company, RGC Resources, Inc. is a new order of corporate structure that provides for rapid start-ups, increased flexibility and broadened potential for growth and profits. RGC currently consists of three subsidiaries:

     Roanoke Gas Company: the regulated company in Virginia, which now includes the former Commonwealth Public Service Company, providing natural gas sales and services.

     Bluefield Gas Company: the regulated company in West Virginia providing natural gas sales and services.

     Diversified Energy Company: the non-regulated company providing propane sales and services in Virginia and West Virginia, doing business as Highland Propane Company and Highland Gas Marketing.

Financial

     The Company has once again surpassed the previous year's earnings even though this year's weather was 8% warmer than the previous year. Net earnings for fiscal 1999 were approximately $2,883,000 as compared with approximately $2,727,000 for fiscal 1998. Basic earnings per share were $1.59 in fiscal 1999 compared with $1.60 in fiscal 1998 on average shares of 1,814,864 and 1,701,048, respectively. At September 30, 1999, the market value of the Company's stock was $20.125 per share, or 131% of book value.

     In November 1998, the directors voted to increase the regular quarterly dividend from $0.265 to $0.27 per share effective February 1, 1999. The annual dividend of $1.08 per share is a 5.37% yield on the September 30, 1999 market value of the Company's stock and represents a payout of 68% based on earnings for fiscal 1999.

     In August 1999, Highland Propane Company issued intermediate debt at a variable rate in the amount of $2,500,000 for seven years.

     The Company has unsecured lines of credit totaling $22,500,000, at indexed interest rates. These lines are subject to annual renewal and do not require compensating balances. The average month-end balance of short-term debt in fiscal 1999 was approximately $6,216,000. The average interest rate on unsecured lines of credit during fiscal 1999 was 5.80%. The month-end balance at September 30, 1999 was $6,363,000 at an average interest rate of 5.86%.

     Please refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations" for additional information on the Company's capital resources and for an analysis of changes in revenue and expenses.

                                    HERITAGE

[Pictures]

Roanoke Gas Company, the cornerstone of the RGC Resources family, has been providing natural gas service to Roanoke, Virginia and surrounding areas since 1883.
(Photos circa 1930)

Weather, Price & Supply

     The RGC Resources service area experienced some of the warmest weather on record during winter 1998-99. Nationally, since record keeping began in 1895-96, this past winter (December - February) was the second warmest ever recorded. During RGC's 1999 fiscal year, Roanoke, Virginia unofficially recorded 3717 Heating Degree Days (HDD), or 12 percent less than the long-term normal. In Bluefield, West Virginia the unofficial total was 4490 HDD, again almost 12 percent fewer HDD than normal.

     The warm weather along with higher than normal storage levels combined to quickly lower winter heating fuel prices. Commodity gas and propane prices were both lower than the previous year.

     While the average commodity prices have once again fallen over the past fiscal year, natural gas and propane remain highly volatile commodities and prices may increase significantly in the next fiscal year. To mitigate such volatility and create a more stable environment for Roanoke Gas Company and its customers, Roanoke Gas uses a variety of mechanisms to manage price risk including summer storage injections. Roanoke Gas will continue its Virginia financial hedging pilot program for a third year and Bluefield Gas Company will continue the second year of a similar West Virginia pilot program. Highland Propane Company also uses a mixture of fixed price contracts, pre-buys and financial hedges to control volatility in propane prices.

     RGC regards storage supplies as an integral component of its natural gas supply portfolio. The Roanoke and Bluefield operations combined hold the rights to about 2.9 billion cubic feet (BCF) of natural gas storage space. This storage includes pipeline and third party underground facilities in both the Gulf coast and Appalachian areas as well as our own liquefied natural gas (LNG) storage in Botetourt County, Virginia.

     Historically, Roanoke Gas Company and Bluefield Gas Company have handled their gas supply and transportation functions internally. As a means to more fully utilize pipeline capacity and further lower costs to its customers, Roanoke Gas Company and Bluefield Gas Company have entered into asset management agreements. Effective November 1, 1999, PG&E Energy Trading, the asset manager, will manage nomination, confirmation and scheduling of all existing supply and storage contracts as well as supply any additional natural gas requirements.

[Graph showing the comparison of net income to heating degree days]

     Comparison of Net Income to Heating Degree Days (HDD)

Year                         Net Income                      HDD
1994                          1,677,098                     4,416
1995                          1,777,240                     3,791
1996                          2,196,672                     4,696
1997                          2,309,880                     4,298
1998                          2,726,879                     4,054
1999                          2,883,407                     3,717


RGC Resources shows profits despite year's warmth

                                    COMMUNITY

[Pictures]

From its origin in 1883, RGC Resources and its predecessors have bene committed to improving the communities which it serves. Management and employees not only focus their time and attention to providing safe and reliable services, they also give generously of themselves. This generosity is reflected in the areas of education, child development, and health issues to just name a few. John D'Orazio, President and COO of Diversified Energy, is on the board of directors of the Boys and Girls Club of the Roanoke Valley.

RGC Resources CEO John Williamson, a Hollins University trustee, reviews with Hollins President Janet Rasmussen plans for the university's Richard Wetherill Visual Arts Center. Hollins University is transforming the former Fishburn Library into a center for the visual arts. Plans for the 58,650-square-foot renovation and addition feature large flexible galleries to offer more exhibitions, which will be open to the public. To honor the Fishburn legacy, the university is naming the arts center's entrance, Fishburn Hall.

Natural Gas Growth

     Roanoke Gas Company and Bluefield Gas Company experienced another year of excellent customer growth with approximately 1,700 customer additions. This represents an overall growth rate of 3.2%. On an individual company basis, customer additions were approximately 3.4% for Roanoke Gas Company and 1.2% for Bluefield Gas Company.

     Our commission sales force focuses on the addition of new gas customers along existing gas mains. Natural gas conversions totaled 721, representing higher than average growth for the fourth year in a row. These conversions represented approximately 48% of the new customer growth for Roanoke Gas Company and 88% for Bluefield Gas Company.

     New commercial accounts represented 11.6% of the customer growth for Roanoke Gas Company and 14.9% of Bluefield Gas Company. For the fiscal year, Roanoke Gas installed 73,866 feet, or 14.0 miles, of new mains over 64 different projects. Bluefield Gas installed 7,359 feet, or 1.4 miles, of new mains over 16 different projects.

     The marketing strategy for natural gas continues to center around maintaining strong trade ally relationships, establishing one-on-one contacts with members of the RGC sales team and providing real-time customer service. This strategy has been the nucleus of our success, and the number of trade allies continues to grow. As we expand our trade ally base, we seek feedback from the trade ally group to improve our sales and service to our customers. The trade ally program will be expanded in fiscal 2000 to include a structured incentive program that rewards individuals for the total volume of connected gas load. A major marketing objective for fiscal 2000 will be the feasibility analysis for natural gas geographic expansion. A primary area to be targeted is Rocky Mount, Virginia. Rocky Mount has historically experienced a steady blend of residential, commercial and industrial growth.

     The future looks very bright for Roanoke Gas Company and Bluefield Gas Company. The Year 2000 is certain to bring many new and exciting challenges and opportunities. Our commitment to both our customers and their communities will carry us far into the new millennium.

                       Natural Gas Customer Growth

Year                      Number of Customers
1994                          48,544
1995                          49,813
1996                          51,094
1997                          52,763
1998                          54,114
1999                          55,654


                                    DIVERSITY

[Pictures]

Propane installations are increasing steadily, especially in areas where natural gas is not available because customers continue to choose gas as their energy source.

Creative marketing has produced some customers who use both natural gas and propane. Art Pendleton, President and COO of Roanoke Gas Company assesses gas needs at R. R. Donnelley in Salem, Virginia.

Diversified Operations
-------------------------------------------------------------------------------

Highland Propane

     Fiscal year 1999 marked the third year in a row that Highland Propane's customer growth exceeded 25%. In fiscal 1999, Highland's customer base grew from 11,004 to 13,832, for a net gain of 2,828 new customers or a 25.7% increase. Highland surpassed the 4,000 tank installations in a single year for the first time in the Company's history. These installations represent a 40% increase over last year's installations. Tank installations were up in most geographic areas with our Bluefield, West Virginia division leading the way with an increase of 92% from fiscal 1998, followed by Rainelle, West Virginia division with a 57% increase and Lexington, Virginia division with a 49% increase.

     Highland Propane expanded its service area through the acquisition of Four C's Enterprises in Dunmore, West Virginia. The acquisition added 388 new propane customers to our base and expanded our service area into Pocahontas County, West Virginia. Since the acquisition, that customer base has increased from 388 to 558 in a 10-month period, a 44% increase. Other system expansions include a new bulk facility in Weyers Cave, Virginia and a new facility in Beckley, West Virginia. We now have a total of 15 bulk storage facilities located throughout our service area.

     Total sales by Highland Propane were 8.98 million gallons with 3,717 Roanoke Heating Degree Days in fiscal 1999, compared to 7.7 million gallons with 4,054 heating degree days in fiscal 1998. Increase in customer growth offset the warmer weather, resulting in a 16.6 % increase in total gallons delivered.

Highland Gas Marketing

     Highland Gas Marketing sold just over 2 million decatherms (Dth) of natural gas in 1999. This represents a slight decrease over last year's totals. The decrease was due to an 8% warmer winter this year compared to last year. Highland Gas Marketing buys interruptible supplies of spot gas and temporary interstate pipeline transportation services, and resells them to large industrial customers that contract with the local utility for delivery from the interstate pipeline to the customer's meter. The natural gas marketing business is highly competitive with relatively low margins; however, it also has a low cost of operation with minimal facility and personnel requirements.

Other Opportunities

     We are constantly evaluating other non-regulated operations that will enhance our core services, provide a needed service to our area and are profitable. Some of the areas currently being evaluated as part of our diversification efforts are home security services, HVAC (Heating, Ventilation and Air Conditioning) sales and service, Internet service provider, home appliance lease program and GPS/GIS (Global Positioning Systems/Geographic Information Systems) mapping information system services.

     Propane Customer Growth

Year                     Number of Customers
1994                           5,684
1995                           6,006
1996                           6,410
1997                           8,829
1998                          10,432
1999                          13,342


MANAGEMENT'S DISCUSSION & ANALYSIS OF
FINANCIAL CONDITION & RESULTS OF OPERATIONS

                                                RGC Resources, Inc.
                                              SELECTED FINANCIAL DATA
                                             Years Ended September 30

                                             1999            1998             1997            1996             1995
                                             ----            ----             ----            ----             ----
Operating Revenues                    $57,088,871     $59,387,092      $65,047,826     $65,770,873      $48,611,147
Operating Margin                       23,579,244      23,279,585       22,464,921      22,030,795       19,435,864
Operating Earnings                      4,820,917       4,717,026        4,403,423       4,035,304        3,522,258
Earnings Before Interest Charges        4,967,249       4,822,590        4,550,333       4,113,044        3,701,907
Net Earnings                            2,883,407       2,726,879        2,309,880       2,196,672        1,777,240
   Net Earnings Per Share                    1.59            1.60             1.54            1.51             1.26
Cash Dividends Declared
   Per Share                                 1.08            1.06             1.04            1.02             1.00
Book Value Per Share                        15.36           14.75            13.48           12.86            12.25
Average Shares Outstanding              1,814,864       1,701,048        1,503,388       1,455,999        1,408,659
Total Assets                           77,789,982      69,134,920       62,593,258      58,921,099       51,614,667
Long-Term Debt
   (Less Current Portion)              23,336,614      20,700,000       17,079,000      20,222,124       17,504,047
Stockholders' Equity                   28,154,923      26,464,581       20,596,951      18,975,001       17,555,172

Shares Outstanding at Sept. 30          1,832,771       1,794,416        1,527,486       1,475,843        1,432,512


General

     The core business of RGC Resources is the distribution of natural gas to approximately 55,300 customers in the cities of Roanoke, Salem, and Bluefield, Virginia and Bluefield, West Virginia, and the surrounding areas and the sale and distribution of propane to approximately 13,800 customers in southern West Virginia and Western Virginia. Natural gas service is provided at rates and for the terms and conditions set forth, approved and regulated by the State Corporation Commission in Virginia (the Virginia Commission) and the Public Service Commission in West Virginia (the West Virginia Commission). The Company continues to experience customer growth and plans to meet the needs of its current and future customers by attracting adequate investment capital and by maintaining adequate rates.

     Propane sales have become an important aspect of the consolidated operations, with the annual growth in propane customers now exceeding the annual growth in natural gas customers. While the demand for natural gas and propane continues to increase in the Roanoke Gas and Bluefield Gas service territory, the weather normalized per capita residential usage is declining due to energy conservation, high efficiency furnaces and appliances, and better-insulated homes. The effect of such per capita declines, unless offset by new customer growth, a strong revenue stream during the winter, or other forms of revenue stabilization, could result in a decline in the Company's net operating earnings. Competition from alternative fuels and/or suppliers could also impact the Company's profitability levels.

     Roanoke Gas Company and Bluefield Gas Company currently hold the only franchises and/or certificates of public convenience and necessity to distribute natural gas in its Virginia and West Virginia service areas. These franchises are for multi-year periods and are effective through January 1, 2016 in Virginia and August 23, 2009 in West Virginia. While there are no assurances, the Company believes that it will be able to negotiate acceptable franchises when the current agreements expire. Certificates of public convenience and necessity are exclusive and are of perpetual duration.

Forward-Looking Statements

     From time to time, RGC may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Company's business include the following: (i) frozen rates in both regulated jurisdictions; (ii) earning on a consistent basis an adequate return on invested capital; (iii) increasing expenses and labor costs and availability; (iv) price competition from alternative fuels; (v) volatility in the price of natural gas and propane;
(vi) uncertainty in the projected rate of growth of natural gas and propane requirements in the Company's service area; (vii) general economic conditions both locally and nationally; and (viii) developments in electricity and natural gas deregulation and associated industry restructuring. In addition, the Company's business is seasonal in character and strongly influenced by weather conditions. Extreme changes in winter heating degree days from the normal or mean can have significant short-term impacts on revenues and gross margins.

Capital Resources & Liquidity

     RGC Resources' primary capital needs are the funding of its continuing construction program and the seasonal funding of its stored gas inventories. The Company's capital expenditures for fiscal 1999 were a combination of replacements and expansions, reflecting the need to replace older cast iron and bare steel pipe with plastic pipe, while continuing to meet the demands of customer growth. Total capital expenditures for fiscal 1999 were approximately $9.1 million allocated as follows: $5.3 million for Roanoke Gas Company, $.5 million for Bluefield Gas Company and $3.3 million for Highland Propane Company. Cash flow from operations provided approximately $4.1 million in support of capital expenditures, or approximately 45% of total investment. Historically, consolidated capital expenditures were $9.6 million in 1998 and $8.1 million in 1997. It is anticipated that future capital expenditures will be funded with the combination of internal cash flow, sale of Company equity securities, and issuance of debt.

     At September 30, 1999, the Company had available lines of credit for its short-term borrowing needs totaling $22.5 million, of which $6,363,000 was outstanding. Short-term borrowing, in addition to providing limited capital project bridge financing, is used to finance summer and fall gas purchases, which are stored in the underground facilities of Columbia Gas Transmission Corporation, Tennessee Gas Pipeline Company and Virginia Gas Storage Company, as well as in the Company's above-ground LNG storage facility, to ensure adequate winter supplies to meet customer demand. At September 30, 1999, the Company has $7,371,646 in inventoried natural gas supplies.

     The terms of short-term borrowings result in average rates of 5.80% in 1999, 6.19% in 1998 and 5.97% in 1997. The lines do not require compensating balances. The Company utilizes a cash management program, which provides for daily balancing of the Company's temporary investment and short-term borrowing needs with interest rates indexed to the 30-day LIBOR interest rate plus a premium. The program allows the Company to maximize returns on temporary investments and minimize the cost of short-term borrowings. Short-term borrowings, together with internally generated funds, long-term debt and the sale of common stock through the Company's Dividend Reinvestment and Stock Purchase Plan (Plan), have been adequate to cover construction costs, debt service and dividend payments to shareholders.

     Stockholders' equity increased for the period by $1,690,342, reflecting an increase of $918,161 in retained

MANAGEMENT'S DISCUSSION & ANALYSIS

earnings and proceeds of $772,181 of new common stock purchases through the Plan and the Restricted Stock Plan For Outside Directors.

     At September 30, 1999, the Company's consolidated capitalization was 55% equity and 45% debt, compared to 56% equity and 44% debt at September 30, 1998.

Plant Additions

     RGC Resources invested $9,111,000 in fiscal year 1999 in capital additions. Roanoke Gas Company added $5,310,000, Bluefield added $502,000, and Highland Propane added $3,299,000 including the acquisition of Star Gas. New business expenditures, including mains, meters, new service lines, and new propane installations totaled $5,003,000. The natural gas companies installed 1,361 new service lines and 15.4 miles of new mains. Highland Propane experienced its fourth consecutive year of record growth by adding 4,000 new tank sets.

     During the year the natural gas companies continued to maintain the 25-year program to replace all of its bare steel and cast iron facilities by replacing 651 service lines and 12.2 miles of main. Other major increases in plant additions included $254,000 for propane transportation equipment, $161,000 for propane storage facilities, $726,000 for new customer support services equipment, including a new telephone system and the implementation of Enterprise Customer Information System (E-CIS).

     For fiscal year 2000 the Company has budgeted $8,500,000 for capital expenditures including $2,500,000 to support Highland Propane customer growth, $2,400,000 for natural gas customer additions, $1,750,000 for the renewal program, $500,000 for technology advancements and implementation of the new propane E-CIS software.

Regulatory Affairs

     During the past fiscal year, the Company received a Final Order in two rate increase requests and has entered into a joint stipulation and agreement for settlement in a third case. On August 27, 1999, the West Virginia Public Service Commission (PSC) issued a Final Order accepting the filed stipulation and authorizing a rate increase of $80,000 effective November 30, 1999 for Bluefield Gas Company. This Order also approved a stepped-in rate increase of 3 cents per MCF effective November 1, 2000 and another 3 cents per MCF effective on November 1, 2001.

     On September 15, 1999, the Virginia State Corporation Commission (SCC) issued a Final Order accepting the filed stipulation and authorizing a rate increase of $433,650 effective February 28, 1999 in the Roanoke Gas Company rate case. This Order also approved the implementation of a Distribution System Renewal (DSR) Surcharge and the movement to therm billing. In the Order the Commission commended Roanoke Gas for proposing the DSR surcharge stating that it will provide an innovative approach to cost recovery, allowing for continued improvement of the safety and reliability of Roanoke's gas distribution system and including adequate safeguards that will protect the interest of customers. The approval of the DSR surcharge will permit Roanoke Gas to recover on a timely basis, the carrying costs and depreciation on an investment of up to $1,500,000, annually, in the distribution renewal program through a surcharge. Roanoke Gas implemented the first surcharge on December 1, 1999. Additional surcharge amounts will be implemented on December 1, 2000 and December 1, 2001.

     The Company currently has one rate increase application pending before the SCC for Commonwealth Public Service Corporation (CPSC). While Commonwealth is now structurally part of Roanoke Gas Company, the company's will keep their rates separate until a consolidating rate case. On June 29, 1999, the CPSC filed for a rate increase of $36,547 in annual revenue. This case included the movement to therm billing and a request for the implementation of a Distribution System Renewal Surcharge like that approved for Roanoke Gas to cover investment in the distribution system renewal program of up to $200,000 annually. The CPSC, Staff, and the Attorney General entered into a joint stipulation settling all of the issues in the case including an agreement on the revenue requirement of the entire requested amount of $36,547. A Final Order is expected by the end of the calendar year.

Results of Operations

Fiscal Year 1999 Compared With Fiscal Year 1998

     Operating Revenues - Fiscal 1999 operating revenues for natural gas decreased 6.2% compared with fiscal 1998 primarily because weather was approximately 8.3% warmer in fiscal 1999 compared with fiscal 1998 and the unit cost of natural gas decreased by 2%.

     Operating revenues for propane in fiscal 1999 increased 12.5% compared with fiscal 1998 because the propane business had a 16.6% increase in the number of gallons sold due to a 25.7% increase in customer growth even though the weather was warmer.

     Cost of Gas - The cost of sales for natural gas purchased and resold to customers decreased 8.7% in fiscal 1999 compared with fiscal 1998 due to the same reasons operating revenue decreased. The cost of gas per MCF was $3.97 in fiscal 1999 and $4.03 in fiscal 1998.

     Propane cost of sales increased 6.6% in fiscal 1999 compared to fiscal 1998 primarily as a result of customer growth.

     Operating Margin - Because the utility's cost of gas is recovered from its customers it has no effect on operating margin. Operating margin decreased 2.1% in fiscal 1999 compared to fiscal 1998 because volumetric margins decreased 6.5% due to weather partially offset by an approximately 7% increase in the service charge rate effective February 28, 1999.

     The unit margins on propane are market based and are greatly influenced by competition. Highland Propane had a 17.9% increase in margin associated with a 16.6% increase in gallons delivered due to a 25.7% increase in customer growth.

                                       MARKET PRICE AND DIVIDEND INFORMATION
                                                  Range of Prices
-------------------------------------------------------------------------------------------------------------------
Fiscal Year Ended                        High                         Low                     Cash Dividend
September 30                               $                           $                      Declared ($)
-------------------------------------------------------------------------------------------------------------------
1999
-------------------------------------------------------------------------------------------------------------------
First Quarter                           22.250                       18.500                       0.270
Second Quarter                          22.000                       19.500                       0.270
Third Quarter                           21.250                       19.375                       0.270
Fourth Quarter                          23.250                       20.000                       0.270

1998
-------------------------------------------------------------------------------------------------------------------
First Quarter                           21.375                       17.500                       0.265
Second Quarter                          22.750                       19.250                       0.265
Third Quarter                           22.250                       19.750                       0.265
Fourth Quarter                          20.703                       18.125                       0.265


RGC Resources' common stock is listed on the Nasdaq National Market under the trading symbol RGCO. Payment of dividends is within the discretion of the Board of Directors and will depend on, among other factors, earnings, capital requirements, and the operating and financial condition of the Company. The Company's long-term indebtedness contains restrictions on cumulative net earnings and dividends previously paid. At September 30, 1999 and 1998, respectively, the company had 1,796 and 1,837 common shareholders of record with 1,832,771 and 1,794,416 common shares outstanding.

     Other Operating Expenses - Operation and maintenance expenses decreased by 10% in fiscal 1999 compared with fiscal 1998 primarily because the Company continued its expense reduction program in response to the warm winter. The Company redirected its maintenance program from repair to replacement where applicable.

     General taxes decreased 5.3 % in fiscal 1999 over fiscal 1998. Although payroll and property taxes were up $63,000, revenue sensitive taxes were down $156,000.

     Income taxes on the utility increased 19.6% in fiscal 1999 compared with fiscal 1998 due to an increase in pre-tax income in fiscal 1999.

     Depreciation and amortization expenses increased 7.4% in fiscal 1999 compared with fiscal 1998 primarily because of more depreciable plant in service.

     Other operating expenses-propane operations includes the operating and maintenance expenses, taxes and depreciation of Highland Propane Company. These expenses increased 24.4% in fiscal 1999 compared with fiscal 1998. General taxes were up $34,000 associated with additional property and payroll taxes.

MANAGEMENT'S DISCUSSION & ANALYSIS

     Depreciation was up $340,000 due to increased tanks and transportation equipment associated with customer growth. Transportation expense, sales expense, insurance, customer accounting expense, delivering expenses, management expense and fringe benefits increased $429,000 also associated with customer growth.

     Other Income - Other income, net of other deductions, increased 38.6% in fiscal 1999 compared with fiscal 1998 primarily due to other income in the propane business.

     Interest Charges - Total interest charges on the utility decreased 7.6% in fiscal 1999 compared with fiscal 1998. Interest on long-term debt increased $22,000 due to a slightly higher daily average balance in fiscal 1999 compared with fiscal 1998. Interest on short-term debt decreased $170,000 due to an approximately $1,000,000 reduction in average daily balance and a reduction in short-term borrowing rates. Interest charges for Highland Propane were up $136,000 in fiscal 1999 compared to fiscal 1998 due to additional tanks and transportation equipment associated with customer growth.

     Net Earnings and Dividends - Net earnings for fiscal 1999 were $2,883,000 as compared with $2,727,000 in fiscal 1998. The increase was primarily due to increased margins in the propane business due to higher sales volumes and the reduction in operation and maintenance expense in the utility business due to increased capitalization of labor and overheads associated with additional capital projects. Basic earnings per share of common stock were $1.59 in fiscal 1999 compared with $1.60 in fiscal 1998. Dividends per share of common stock were $1.08 in fiscal 1999 compared with $1.06 in fiscal 1998.

Fiscal Year 1998 Compared With Fiscal Year 1997

     Operating Revenues - Fiscal 1998 operating revenues for natural gas decreased 10.4% compared with fiscal 1997 primarily because the change in sales mix due to weather that was approximately 6.0% warmer in fiscal 1998 compared to fiscal 1997 and a decrease of 7.5% in the unit cost of natural gas.

     Operating revenues for propane increased 4.5% in fiscal 1998 compared to fiscal 1997 due to a 25% increase in customer growth even though revenues per gallon decreased 10.9% due to the lower price of propane.

     Cost of Gas - Cost of sales for natural gas decreased 16.0% in fiscal 1998 compared with fiscal 1997 because there was a 7.5% decrease in the unit cost of natural gas and a 786,876 MCF decrease in interruptible sales purchases.

     The cost of propane sales decreased 6.9% in fiscal 1998 compared with fiscal 1997 primarily due to a decrease in the unit cost of propane associated with an abundant supply of propane due to warm weather.

     Operating Margin - Because the utility's cost of gas is recovered from its customers it has no effect on operating margin. Operating margin increased 1.1% in fiscal 1998 compared with fiscal 1997. In addition to increased margins from customer growth, Roanoke Gas & Bluefield Gas realized the full annual effect of rate increases which produced an $815,000 increase in operating margin.

     The unit margins on propane are market based and are greatly influenced by competition. Highland Propane had an 18.1% increase in margins associated with a 17.3% increase in gallons delivered due to a 25% increase in customer growth.

     Other Operating Expenses - Operations and maintenance expenses decreased by 5.2% in fiscal 1998 compared with fiscal 1997 primarily due to a reduction in bad debt accruals of $210,000 and the absence of regulatory asset write-offs which occurred in 1997 in the amount of $307,000.

     General taxes decreased 3.3% in fiscal 1998 compared with fiscal 1997. Increases in business license and merchant taxes, franchise taxes and property taxes in the amount of $7,400 were more than offset by decreases in the revenue-sensitive taxes in the amount of $75,600.

     Income taxes on the utility increased 28.3% in fiscal 1998 compared with fiscal 1997 due to higher pre-tax income in 1998.

     Depreciation and amortization expenses increased 10.8% in fiscal 1998 compared with fiscal 1997 due to increased depreciation related to normal additions to plant in service.

     Other operating expenses - propane operations includes the operating and maintenance expenses, taxes and depreciation of Highland Propane Company. These expenses increased 20.9% in fiscal 1998 compared with fiscal 1997. The increase was primarily attributable to growth in customers and propane assets and the associated increase in volumes delivered. Depreciation on tanks and equipment increased by $78,000, property and related taxes increased by $33,000, transportation and delivery costs increased by $157,000 and sales expense increased by $65,000 and a variety of other growth-driven operating costs increased associated with billing and collecting, accounting and management overhead.

     Other Income - Other income, net of other deductions, decreased 28.1% in fiscal 1998 compared with fiscal 1997 primarily associated with rate refund expenses of $9,000 and the write-off of obsolete and damaged propane tanks in the amount of $31,000.

     Interest Charges - Total interest charges on the utility decreased 10.7% in fiscal 1998 compared with fiscal 1997 due to the payoff of $2,500,000 in long-term debt in October 1997 and the use of the proceeds from the issuance of 181,500 shares of common stock in January 1998.

     Interest charges for Highland Propane were up $89,000 in fiscal 1998 compared with fiscal 1997 due to additional tanks and transportation equipment associated with customer growth.

     Net Earnings & Dividends - Net earnings for fiscal 1998 were $2,727,000 as compared with $2,310,000 in fiscal 1997. The increase can be attributed to cost management which resulted in operation and maintenance expenditures for natural gas being $497,000 less than the prior year off-setting increased propane operations expense related to customer growth and increased revenue from natural gas customer growth combined with the full effect of rate increases which produced an $815,000 increase in operating margin. Basic earnings per share of common stock were $1.60 in fiscal 1998 compared with $1.54 in 1997. Dividends per share of common stock were $1.06 in fiscal 1998 compared with $1.04 in fiscal 1997.

Recent Accounting Developments

     In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, effective for all fiscal quarters of fiscal years beginning after June 15, 1999. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires the recognition of all derivative instruments as assets or liabilities in Resources' balance sheet and measurement of those instruments at fair value. The accounting treatment of changes in fair value is dependent upon whether or not a derivative instrument is designated as a hedge and if so, the type of hedge. The subsidiaries have entered into certain arrangements for hedging the price of natural gas and propane gas for the purpose of providing price stability during the winter months. Resources has not fully analyzed the impact of the provisions of FAS No. 133 on its financial statements.

     In June 1999, the FASB issued SFAS No. 137 which deferred the effective date of SFAS No. 133 to all fiscal quarters of fiscal years beginning after June 15, 2000.

     In 1998 the American Institute of Certified Public Accountants issued Statement of Position 98-5 (SOP 98-5), Reporting on the Costs of Start-Up Activities. SOP 98-5 requires that start-up activities, including organization costs, be expensed as incurred. SOP 98-5 is effective for financial statements for fiscal years beginning after December 15, 1998. However, Resources elected to early adopt SOP 98-5. The adoption did not have a material impact on Resources' financial position or results of operation.

Impact of Inflation

     The cost of natural gas represented approximately 67% for fiscal 1999, 68% for fiscal 1998 and 72% for fiscal 1997 of the total operating expenses of the Company's gas utilities operations. However, under the present regulatory Purchased Gas Adjustment mechanisms, the increases and decreases in the cost of gas are passed through to the Company's customers.

MANAGEMENT'S DISCUSSION & ANALYSIS

     Inflation impacts the Company through increases in non-gas costs such as insurance, labor costs, supplies and services used in operations and maintenance and the replacement cost of plant and equipment. The rates charged to natural gas customers to cover these costs can only be increased through the regulatory process via a rate increase application. In addition to stressing performance improvements and higher gas sales volumes to offset inflation, management must continually review operations and economic conditions to assess the need for filing and receiving adequate and timely rate relief from the state commissions.

Other Issues

     RGC Resources, Inc. is in the final stages of its Year 2000 readiness planning. The Company has identified all internal systems and processes that are date sensitive and has either taken corrective action to make the systems or processes Year 2000 compliant or has developed a detailed contingency plan. The Company believes that it has taken reasonable measures to ensure the safe and uninterrupted delivery of natural gas. There can be no guarantee that the systems of other companies and external services such as water, electricity, or telephone will be converted in a timely manner. If interruptions were to occur in any such outside service, such interruptions would create a significant barrier to providing service to the Company's customers and could result in material increases in operating expenses and lost revenue.

     The Notes to Consolidated Financial Statements contained on pages 24 through 37 may contain a discussion of an Environmental Matter.

                                RGC Resources, Inc.
                             1999 FINANCIAL HIGHLIGHTS

Operating Revenue - Natural Gas                           $   48,619,143
Operating Revenue - Propane                               $    8,469,728
Other Revenue - Gas Marketing                             $    5,639,783
Merchandising and Jobbing                                 $      522,149
Interest Income                                           $       24,966
Net Earnings                                              $    2,883,407
Net earnings per Share                                    $         1.59
Dividends per Share - Cash                                $         1.08
Total Customers - Natural Gas                                     55,283
Total Customers - Propane                                         13,832
Customers per Employee                                               424
Total Natural Gas Deliveries - MCF                            10,318,043
Total Propane Sales - Gallons                                  8,977,524
Capitalization Ratio (Debt/Equity)                               45%/55%
Total Additions to Plant                                  $    9,111,000

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of RGC Resources, Inc.:

We have audited the accompanying consolidated balance sheets of RGC Resources, Inc. and Subsidiaries (the "Company") as of September 30, 1999 and 1998, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the two years in the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements of the Company for the year ended September 30, 1997 were audited by other auditors whose report, dated October 17, 1997, expressed an unqualified opinion on those consolidated statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such 1999 and 1998 consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 1999 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

S/Deloitte & Touche LLP
Charlotte, North Carolina
October 22, 1999

Independent Auditors' Report



The Board of Directors and Stockholders
RGC Resources, Inc.:


We have audited the accompanying consolidated statements of earnings, stockholders' equity and cash flows of RGC Resources, Inc. and subsidiaries (successor to Roanoke Gas Company and subsidiaries) for the year ended September 30, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and the cash flows of RGC Resources, Inc. and subsidiaries for the year ended September 30, 1997, in conformity with generally accepted accounting principles.


                                                     s/KPMG LLP
                                                     KPMG LLP


Roanoke, Virginia
October 17, 1997

RGC RESOURCES, INC. AND SUBSIDIARIES


CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 1999 AND 1998


ASSETS                                                                1999               1998

UTILITY PLANT:
  In service                                                      $    74,710,899    $    69,986,124
  Accumulated depreciation and amortization                           (26,499,546)       (24,644,581)
                                                                 ----------------    ----------------
           In service, net                                             48,211,353         45,341,543

  Construction work-in-progress                                         1,425,918          1,674,543
                                                                 ----------------    ----------------
           Total utility plant, net                                    49,637,271         47,016,086
                                                                 ----------------    ----------------

NON-UTILITY PROPERTY:
  Propane                                                              13,463,990         10,188,124
  Accumulated depreciation and amortization                            (3,984,241)        (3,059,870)
                                                                 ----------------    ----------------
           Total non-utility property, net                              9,479,749          7,128,254
                                                                 ----------------    ----------------

CURRENT ASSETS:
  Cash and cash equivalents                                               139,501             84,037
  Accounts receivable, less allowance for doubtful accounts
    of $229,238 in 1999 and $202,652 in 1998                            6,306,117          3,051,474
  Inventories                                                           8,363,199          7,969,730
  Prepaid income taxes                                                    430,992            712,687
  Deferred income taxes                                                 1,962,448          1,868,888
  Other                                                                   572,154            451,027
                                                                 ----------------    ----------------
           Total current assets                                        17,774,411         14,137,843
                                                                 ----------------    ----------------

OTHER ASSETS                                                              898,551            852,737




                                                                 ----------------    ----------------

TOTAL ASSETS                                                      $    77,789,982    $    69,134,920
                                                                 ================    ================


See notes to consolidated financial statements.


RGC RESOURCES, INC. AND SUBSIDIARIES


CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 1999 AND 1998

LIABILITIES AND STOCKHOLDERS' EQUITY                                  1999               1998

CAPITALIZATION:
  Stockholders' equity:
    Common stock, $5 par value; authorized 10,000,000 shares;
      issued and outstanding 1,832,771 and 1,794,416 shares in
      1999 and 1998, respectively                                 $     9,163,855    $     8,972,080
    Preferred stock, no par; authorized 5,000,000 shares;
      0 shares issued and outstanding in both 1999 and 1998                     -                  -
    Capital in excess of par value                                      9,489,551          8,909,145
    Retained earnings                                                   9,501,517          8,583,356
                                                                 ----------------    ----------------
           Total stockholders' equity                                  28,154,923         26,464,581

  Long-term debt, excluding current maturities                         23,336,614         20,700,000
                                                                 ----------------    ----------------
           Total capitalization                                        51,491,537         47,164,581
                                                                 ----------------    ----------------

CURRENT LIABILITIES:
  Current maturities of long-term debt                                     24,282                  -
  Borrowings under lines of credit                                      6,363,000          4,584,000
  Dividends payable                                                       495,055            476,140
  Accounts payable                                                      9,206,173          6,968,594
  Customer deposits                                                       546,364            399,750
  Accrued expenses                                                      4,605,376          4,224,693
  Refunds from suppliers - due customers                                   26,062             85,572
  Overrecovery of gas costs                                               684,155          1,269,829
                                                                 ----------------    ----------------
           Total current liabilities                                   21,950,467         18,008,578
                                                                 ----------------    ----------------

DEFERRED CREDITS AND OTHER LIABILITIES:
  Deferred income taxes                                                 3,934,489          3,508,838
  Deferred investment tax credits                                         413,489            452,923
                                                                 ----------------    ----------------
           Total deferred credits and other liabilities                 4,347,978          3,961,761
                                                                 ----------------    ----------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                         $   77,789,982     $   69,134,920
                                                                 ================    ================


RGC RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS
YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997
                                                           1999            1998           1997
OPERATING REVENUES:
  Gas utilities                                         $48,619,143     $51,857,052    $57,842,181
  Propane operations                                      8,469,728       7,530,040      7,205,645
                                                      -------------   -------------  -------------
           Total operating revenues                      57,088,871      59,387,092     65,047,826
                                                      -------------   -------------  -------------

COST OF GAS:
  Gas utilities                                          29,631,592      32,471,072     38,675,337
  Propane operations                                      3,878,035       3,636,435      3,907,568
                                                      -------------   -------------  -------------
           Total cost of gas                             33,509,627      36,107,507     42,582,905
                                                      -------------   -------------  -------------

OPERATING MARGIN                                         23,579,244      23,279,585     22,464,921
                                                      -------------   -------------  -------------

OPERATING EXPENSES:
  Gas utilities:
    Operations                                            7,033,018       7,583,583      8,049,833
    Maintenance                                           1,083,190       1,432,203      1,462,764
    Taxes - general                                       2,250,794       2,376,227      2,456,399
    Taxes - income                                        1,316,190       1,100,506        857,964
    Depreciation and amortization                         3,015,001       2,806,278      2,533,912
  Propane operations (including income taxes of $260,037,
    $326,206 and $309,137 in 1999, 1998 and 1997,
    respectively)                                         4,060,134       3,263,762      2,700,626
                                                      -------------   -------------  -------------
           Total operating expenses                      18,758,327      18,562,559     18,061,498
                                                      -------------   -------------  -------------

OPERATING EARNINGS                                        4,820,917       4,717,026      4,403,423
                                                      -------------   -------------  -------------

OTHER INCOME (DEDUCTIONS):
  Gas utilities, net                                         58,805          67,759         68,240
  Propane operations, net                                   120,274          80,248        116,222
  Taxes - income                                            (32,747)        (42,443)       (37,552)
                                                      -------------   -------------  -------------
           Total other income                               146,332         105,564        146,910
                                                      -------------   -------------  -------------

EARNINGS BEFORE INTEREST CHARGES                          4,967,249       4,822,590      4,550,333
                                                      -------------   -------------  -------------

INTEREST CHARGES:
  Gas utilities:
    Long-term debt                                        1,572,862       1,550,734      1,740,998
    Other                                                   227,987         398,409        441,444
  Propane operations                                        282,993         146,568         58,011
                                                      -------------   -------------  -------------
           Total interest charges                         2,083,842       2,095,711      2,240,453
                                                      -------------   -------------  -------------

NET EARNINGS                                            $ 2,883,407      $2,726,879     $2,309,880
                                                      =============   =============  =============

BASIC EARNINGS PER SHARE                                $      1.59   $        1.60     $     1.54
                                                      =============   =============  =============

WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC               1,814,864       1,701,048      1,503,388
                                                      =============   =============  =============

DILUTED EARNINGS PER SHARE                              $      1.59   $        1.60     $     1.53
                                                      =============   =============  =============

WEIGHTED AVERAGE SHARES OUTSTANDING -
  DILUTED                                                 1,818,541       1,706,902      1,504,915
                                                      =============   =============  =============

See notes to consolidated financial statements.


RGC RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997

                                                                     Capital in                              Total
                                                      Common          Excess of         Retained         Stockholders'
                                                       Stock          Par Value         Earnings             Equity

BALANCE, SEPTEMBER 30, 1996                        $   7,379,215    $   4,647,163   $     6,948,623    $   18,975,001
  Net earnings                                                 -                -         2,309,880         2,309,880
  Cash dividends declared ($1.04 per share)                    -                -        (1,570,649)       (1,570,649)
  Issuance of common stock (51,643 shares)               258,215          624,504                 -           882,719
                                                   -------------    -------------   ---------------    --------------

BALANCE, SEPTEMBER 30, 1997                            7,637,430        5,271,667         7,687,854        20,596,951
  Net earnings                                                 -                -         2,726,879         2,726,879
  Cash dividends declared ($1.06 per share)                    -                -        (1,831,377)       (1,831,377)
  Issuance of common stock (266,930
    shares)                                            1,334,650        3,637,478                 -         4,972,128
                                                   -------------    -------------   ---------------    --------------

BALANCE, SEPTEMBER 30, 1998                            8,972,080        8,909,145         8,583,356        26,464,581
  Net earnings                                                 -                -         2,883,407         2,883,407
  Cash dividends declared ($1.08 per share)                    -                -        (1,965,246)       (1,965,246)
  Issuance of common stock (38,355 shares)               191,775          580,406                 -           772,181
                                                   -------------    -------------   ---------------    --------------

BALANCE, SEPTEMBER 30, 1999                        $   9,163,855    $   9,489,551     $   9,501,517    $   28,154,923
                                                   =============    =============   ===============    ==============


See notes to consolidated financial statements.


RGC RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997

                                                                                     1999                1998                1997

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings                                                                 $2,883,407          $2,726,879          $2,309,880
  Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
    Depreciation and amortization                                               4,131,688           3,577,872           3,247,015
    Loss (gain) on asset disposition                                               (3,277)             40,380               6,562
    Writeoff of regulatory assets                                                       -                   -             132,523
    Change in over/under recovery of gas costs                                   (585,674)          1,857,286           1,195,133
    Deferred taxes and investment tax credits                                     292,657            (338,421)           (681,937)
    Other noncash items, net                                                      (45,814)           (284,466)             93,131
    Changes in assets and liabilities which provided (used) cash:
      Accounts receivable and customer deposits, net                           (3,108,030)          1,109,365            (266,066)
      Inventories                                                                (393,469)           (542,149)            (24,995)
      Prepaid income taxes and other current assets                               160,568            (735,672)            349,405
      Accounts payable and accrued expenses                                     2,618,262           1,447,079           1,599,788
      Refunds from suppliers - due customers                                      (59,510)           (340,288)            401,995
                                                                              -----------         -----------         -----------
           Net cash provided by operating activities                            5,890,808           8,517,865           8,362,434
                                                                              -----------         -----------         -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to utility plant and non-utility property                          (8,940,093)         (9,238,614)         (8,052,801)
  Cost of removal of utility plant, net                                           (64,209)            (70,949)           (158,855)
  Proceeds from sales of assets                                                    73,720             225,159             192,063
                                                                              -----------         -----------         -----------
           Net cash used in investing activities                               (8,930,582)         (9,084,404)         (8,019,593)
                                                                              -----------         -----------         -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of long-term debt                                      2,500,000           3,356,000                   -
  Retirement of long-term debt                                                     (9,614)         (2,878,124)           (669,423)
  Net borrowings (repayments) under lines of credit                             1,779,000          (2,545,000)            476,500
  Proceeds from issuance of common stock                                          772,181           4,601,069             882,719
  Common stock issuance costs                                                           -            (246,647)                  -
  Cash dividends paid                                                          (1,946,329)         (1,752,767)         (1,549,914)
                                                                              -----------         -----------         -----------
           Net cash provided by (used in) financing activities                  3,095,238             534,531            (860,118)
                                                                              -----------         -----------         -----------

NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS                                                                      55,464             (32,008)           (517,277)

CASH AND CASH EQUIVALENTS:
  Beginning of year                                                                84,037             116,045             633,322
                                                                              -----------         -----------         -----------

  End of year                                                                  $  139,501          $   84,037          $  116,045
                                                                              ===========         ===========         ===========


RGC RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997

                                                                              1999                1998                1997

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS
  INFORMATION:
  Cash paid during the year for:
    Interest                                                            $2,036,967          $2,148,861          $2,065,893
                                                                       ===========         ===========         ===========
    Income taxes, net of refunds                                        $1,034,623          $2,512,897          $1,575,952
                                                                       ===========         ===========         ===========

  Noncash transactions:
    The assets of a propane company were acquired in December 1997 in exchange for 34,317 shares of stock for a total value of $617,706.
    In June 1998, the Company refinanced the remaining balances of Series K and Series L First Mortgage Bonds in the amount of $3,344,000 through the issuance of a First Mortgage Note due July 1, 2008.
    In February 1999, a capital lease obligation of $170,510 was incurred when the Company entered into an equipment lease.


See notes to consolidated financial statements.

RGC RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997

1.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

           Reorganization - On July 1, 1999, Roanoke Gas Company, Bluefield Gas Company and Diversified Energy Corporation became subsidiaries of RGC Resources, Inc., an exempt holding company. Also on this date, Commonwealth Public Service Corporation was merged into Roanoke Gas Company and new Affiliate Agreements were signed between and among RGC Resources, Inc. and each affiliate. On July 2, 1999 NASDAQ began trading RGC Resources, Inc. as RGCO.

           General - The consolidated financial statements include the accounts of RGC Resources, Inc. and its wholly owned subsidiaries (the "Company"), Roanoke Gas Company, Bluefield Gas Company and Diversified Energy Company, operating as Highland Propane Company and Highland Gas Marketing. Roanoke Gas Company and Bluefield Gas Company are gas utilities, which distribute and sell natural gas to residential, commercial and industrial customers within their service areas. Highland Propane Company distributes and sells propane in southwestern Virginia and southern West Virginia. Highland Gas Marketing brokers natural gas to several industrial transportation customers of Roanoke Gas Company and Bluefield Gas Company.

           The primary business of the Company is the distribution of natural gas to residential, commercial and industrial customers in Roanoke, Virginia; Bluefield, Virginia; Bluefield, West Virginia; and the surrounding areas. The Company distributes natural gas to its customers at rates and charges regulated by the State Corporation Commission in Virginia and the Public Service Commission in West Virginia.

           All significant intercompany transactions have been eliminated in consolidation.

           Regulation - The Company's regulated operations meet the criteria, and accordingly, follow the accounting and reporting requirements of Statement of Financial Accounting Standards ("SFAS") No. 71, Accounting for the Effects of Certain Types of Regulation. The economic effects of regulation can result in a regulated company recording costs that have been or are expected to be allowed in the rate-setting process in a period different from the period in which the costs would be charged to expense by an unregulated enterprise. When this results, costs are deferred as assets in the consolidated balance sheet (regulatory assets) and recorded as expenses as those same amounts are reflected in rates. Additionally, regulators can impose liabilities upon a regulated company for amounts previously collected from customers and for recovery of costs that are expected to be incurred in the future (regulatory liabilities).

           The amounts recorded by the Company as regulatory assets and regulatory liabilities are as follows:

                                                                          September 30,
                                                            ------------------------------------------
                                                                    1999                   1998

Regulatory assets:
  Early retirement incentive costs                             $      7,560           $       20,520
  Rate case costs                                                    52,988                    1,163
  Other                                                              74,171                  101,043
                                                              ----------------      ----------------

Total regulatory assets                                        $    134,719            $     122,726
                                                              ================      ================

Regulatory liabilities:
  Refunds from suppliers - due customers                       $     26,062            $      85,572
  Overrecovery of gas costs                                         684,155                1,269,829
                                                              ----------------       ----------------

Total regulatory liabilities                                    $   710,217            $   1,355,401
                                                              ================      ================


           Utility Plant - Utility plant is stated at original cost. The cost of additions to utility plant includes direct charges and overhead. The cost of depreciable property retired, plus cost of removal, less salvage is charged to accumulated depreciation. Maintenance, repairs, and minor renewals and betterments of property are charged to operations.

           Depreciation and Amortization - Provisions for depreciation are computed principally on composite straight-line rates for financial statement purposes and on accelerated rates for income tax purposes. Depreciation and amortization for financial statement purposes are provided on annual composite rates ranging from 2 percent to 33 percent. The annual composite rates are determined by periodic depreciation studies.

           Cash and Cash Equivalents - For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

           Inventories - Inventories consist primarily of propane and natural gas. Natural gas is valued at the weighted average cost charged to inventory and propane is valued at the lower of average cost or market.

           Unbilled Revenues - The Company bills its natural gas customers on a monthly cycle basis, although certain large industrial customers are billed at or near the end of each month. The Company records revenue based on service rendered to the end of the accounting period. The amounts of unbilled revenue receivable included in accounts receivable on the consolidated balance sheets at September 30, 1999 and 1998 were $919,903 and $795,438, respectively.

           Income Taxes - Income taxes are accounted for using the liability method. Under the liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the years in which those temporary differences are expected to be recovered or settled.

           The Company and its subsidiaries file a consolidated federal income tax return. Federal income taxes have been provided by the Company on the basis of the separate company income and deductions.

           Bond Expenses - Bond expenses are being amortized over the lives of the bonds using the bonds outstanding method.

           Over/Under Recovery of Gas Costs - Pursuant to the provisions of the Company's Purchased Gas Adjustment ("PGA") clause, increases or decreases in gas costs are passed on to its customers.

           Accordingly, the difference between actual costs incurred and costs recovered through the application of the PGA is reflected as a net deferred charge or credit. At the end of the deferral period, the balance of the net deferred charge or credit is amortized over the next 12-month period as amounts are reflected in customer billings.

           Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

           Derivative and Hedging Activities - In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, effective for all fiscal quarters of fiscal years beginning after June 15, 1999. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires the recognition of all derivative instruments as assets or liabilities in the Company's balance sheet and measurement of those instruments at fair value. The accounting treatment of changes in fair value is dependent upon whether or not a derivative instrument is designated as a hedge and if so, the type of hedge.

           The Company has entered into certain arrangements for hedging the price of natural gas and propane for the purpose of providing price stability during the winter months. The Company has not fully analyzed the provisions of SFAS No. 133 on the Company's financial statements.

           In June 1999, the FASB issued SFAS No. 137 which deferred the effective date of SFAS No. 133 to all fiscal quarters of all fiscal years beginning after June 15, 2000.

           Reorganization Costs - The Company has elected to early adopt Statement of Position (SOP) 98-5, Reporting on the Costs of Start-Up Activities. SOP 98-5 requires that start-up costs and organizational costs be expensed as incurred. The adoption did not have a material impact on the Company's financial position or results of operations.

           Reclassifications - Certain reclassifications were made to prior year balances to conform with current year presentations.

2.         FINANCIAL INFORMATION  BY BUSINESS SEGMENTS

           The reportable segments disclosed herein were determined based on a variety of factors, including the regulatory environment and the types of products and services offered.

           Natural Gas - The natural gas segment of the Company generates revenue from its tariff rates under which it provides distribution energy services for its residential, commercial and industrial customers.

           Propane Gas - The propane gas segment of the Company generates revenue from the sale and delivery of propane gas and related services to its residential, commercial and industrial customers located in southwestern Virginia and southern West Virginia.

           Parent and Other - The parent and other segment of the Company contains certain transactions incurred at the parent company level and miscellaneous other operating activities.

           Information related to the segments of the Company is detailed below:

                                                                                                      Parent
                                                                                                        and            Consolidated
                                                                  Gas              Propane             Other               Total

For the year ended September 30, 1999:
  Total revenues                                            $   48,619,143        $ 8,469,728       $ 522,149          $ 57,611,020
  Operating margin                                              19,002,388          4,576,856         202,192            23,781,436
  Operations, maintenance and
    general taxes                                               10,367,002          2,894,587          32,392            13,293,981
  Depreciation and amortization                                  3,015,001            957,396               -             3,972,397
  Interest charges                                               1,800,849            282,993               -             2,083,842
  Income taxes                                                   1,306,986            242,001          59,987             1,608,974
  Segment net earnings (loss)                                    2,454,903            318,691         109,813             2,883,407

As of September 30, 1999:
  Total assets                                              $   65,832,140       $ 11,956,853       $     989          $ 77,789,982
  Gross additions to long-lived
    assets                                                       5,811,671          3,298,932               -             9,110,603


For the year ended September 30, 1998:
  Total revenues                                            $   51,857,052        $ 7,530,040       $ 587,030          $ 59,974,122
  Operating margin                                              19,385,980          3,893,605         189,634            23,469,219
  Operations, maintenance and
    general taxes                                               11,392,013          2,372,339           9,313            13,773,665
  Depreciation and amortization                                  2,806,278            617,086               -             3,423,364
  Interest charges                                               1,949,143            146,568               -             2,095,711
  Income taxes                                                   1,085,895            321,335          61,925             1,469,155
  Segment net earnings (loss)                                    2,132,317            476,166         118,396             2,726,879

As of September 30, 1998:
  Total assets                                              $   60,586,015        $ 8,548,905       $       -          $ 69,134,920
  Gross additions to long-lived assets                           5,892,438          3,691,223               -             9,583,661

For the year ended September 30, 1997:
  Total revenues                                            $   57,842,181        $ 7,205,645       $ 567,128          $ 65,614,954
  Operating margin                                              19,166,844          3,298,077         215,604            22,680,525
  Operations, maintenance and
    general taxes                                               11,968,996          1,881,412           7,958            13,858,366
  Depreciation and amortization                                  2,533,912            539,063               -             3,072,975
  Interest charges                                               2,182,442             58,011               -             2,240,453
  Income taxes                                                     845,123            285,786          73,744             1,204,653
  Segment net earnings                                           1,739,548            436,430         133,902             2,309,880

As of September 30, 1997:
  Total assets                                              $   57,770,655        $ 4,822,603       $       -          $ 62,593,258
  Gross additions to long-lived assets                           5,726,579          2,326,222               -             8,052,801



           During 1999, 1998 and 1997, no single customer accounted for more than five percent of the Company's sales, and no accounts receivable from any customer exceeded five percent of the Company's total accounts receivable at September 30, 1999 and 1998.

3.         ALLOWANCE FOR DOUBTFUL ACCOUNTS

           A summary of the changes in the allowance for doubtful accounts follows:

                                                                            Years Ended September 30,
                                                          -------------------------------------------------------------
                                                                 1999                1998                1997

Balances, beginning of year                                  $    202,652            $    368,345        $    279,316
Provision for doubtful accounts                                   234,705                 481,297             660,400
Recoveries of accounts written off                                208,584                 188,309             125,035
Accounts written off                                             (416,703)               (835,299)           (696,406)
                                                           ----------------       ----------------    ----------------

Balances, end of year                                        $    229,238            $    202,652        $    368,345
                                                           ================      ================    ================



4.         BORROWINGS UNDER LINES OF CREDIT

           A summary of short-term lines of credit follows:

                                                                                            September 30,
                                                                    -------------------------------------------------------------
                                                                            1999                1998                1997

Lines of credit                                                        $  22,500,000       $  21,000,000       $  20,000,000
Outstanding balance                                                        6,363,000           4,584,000           7,129,000
Highest month end balances outstanding                                    10,364,000          12,929,000          15,896,000
Average month end balances                                                 6,216,000           5,280,000           8,098,000
Average rates of interest during year                                           5.80%               6.19%               5.97%
Average rates of interest on balances
  outstanding at year end                                                       5.86%               6.18%               6.14%



5.         LONG-TERM DEBT

           Long-term debt consists of the following:

                                                                                                  September 30,
                                                                                 ------------------------------------------------
                                                                                          1999                   1998

Roanoke Gas Company:
  First Mortgage notes payable, interest fixed at 7.804%
    due July 1, 2008                                                                 $    5,000,000               $    5,000,000
  Term debentures, collateralized by indenture dated October 1,
    1991, with provision for retirement in varying annual payments through
    October 1, 2016, at interest rates ranging
    from 6.75% to 9.625%                                                                  4,700,000                    4,700,000
  Unsecured senior notes payable, interest at 7.66%, with provision for retirement of $1,600,000 each year
    beginning December 1, 2014 through December 1, 2018                                   8,000,000                    8,000,000
  Obligations under capital leases, aggregate monthly payments
    of $2,924 including interest, through April 2005                                        160,896                            -



                                                                                                  September 30,
                                                                                 ------------------------------------------------
                                                                                          1999                   1998

Bluefield Gas Company:
  Unsecured note payable, interest at 7.28%, with provision for retirement of
    $25,000 quarterly beginning January 1, 2002 and a final payment of
    $1,125,000 on October 1, 2003                                                    $    1,300,000               $    1,300,000

Highland Propane Company:
  Unsecured note payable, with variable interest rate based on 90-day LIBOR plus
    95 basis-point spread, with provision
    for retirement on August 26, 2006                                                     2,500,000                            -
  Unsecured note payable, interest at 7%, with
     provision for retirement on December 31, 2007                                        1,700,000                    1,700,000
                                                                                  -------------------         -------------------
Total long-term debt                                                                     23,360,896                   20,700,000
Less current maturities                                                                     (24,282)                           -
                                                                                  -------------------         -------------------

Total long-term debt, excluding current maturities                                   $   23,336,614                $  20,700,000
                                                                                 ===================          ===================


           The above debt obligations contain various provisions including a minimum interest charge coverage ratio and limitations on debt as a percentage of total capitalization. The obligations also contain a provision restricting the payment of dividends, primarily based on the earnings of the Company and dividends previously paid. At September 30, 1999, approximately $5,416,000 of retained earnings were available for dividends.

           The aggregate annual maturities of long-term debt, subsequent to September 30, 1999 are as follows:

Years ending September 30:
  2000                                                         $         24,282
  2001                                                                   26,092
  2002                                                                  803,037
  2003                                                                  130,126
  2004                                                                2,157,372
  Thereafter                                                         20,219,987
                                                               ----------------

  Total                                                        $     23,360,896
                                                               ================

6.         INCOME TAXES

           The details of income tax expense (benefit) are as follows:

                                                                                    Years Ended September 30,
                                                                -----------------------------------------------------------------
                                                                         1999                 1998                 1997
Charged to operating expenses - gas utilities:
  Current:
    Federal                                                        $  1,147,215         $  1,566,868         $  1,561,779
    State                                                                37,246               54,764              (15,946)
                                                                  -------------        -------------        -------------
           Total current                                              1,184,461            1,621,632            1,545,833
                                                                  -------------        -------------        -------------

  Deferred:
    Federal                                                             180,709             (447,054)            (668,660)
    State                                                                (9,546)             (34,638)              20,226
                                                                  -------------        -------------        -------------
           Total deferred                                               171,163             (481,692)            (648,434)
                                                                  -------------        -------------        -------------

  Investment tax credits, net                                           (39,434)             (39,434)             (39,435)
                                                                  -------------        -------------        -------------

Total charged to operating expenses -
  gas utilities                                                       1,316,190            1,100,506              857,964
                                                                  -------------        -------------        -------------


Charged to other operating expenses - propane operations:
  Current                                                               101,455              139,592              282,380
  Deferred                                                              158,582              186,614               26,757
                                                                  -------------        -------------        -------------

Total charged to other operating expenses -
  propane operations                                                    260,037              326,206              309,137
                                                                  -------------        -------------        -------------


Charged to other income and deductions gas utilities:
  Current                                                                30,401               46,353               37,892
  Deferred                                                                2,346               (3,910)                (340)
                                                                  -------------        -------------        -------------

Total charged to other income and deductions -
  gas utilities                                                          32,747               42,443               37,552
                                                                  -------------        -------------        -------------

Total income tax expense                                           $  1,608,974         $  1,469,155         $  1,204,653
                                                                  =============        =============        =============

           Income tax expense for the years ended September 30, 1999, 1998 and 1997 differed from amounts computed by applying the U.S. Federal income tax rate of 34 percent to earnings before income taxes as a result of the following:

                                                                                    Years Ended September 30,
                                                                -----------------------------------------------------------------
                                                                         1999                 1998                 1997

Net earnings                                                       $  2,883,407         $  2,726,879         $  2,309,880
Income tax expense                                                    1,608,974            1,469,155            1,204,653
                                                                  -------------        -------------        -------------

Earnings before income taxes                                       $  4,492,381         $  4,196,034         $  3,514,533
                                                                  =============        =============        =============


Computed "expected" income tax expense                             $  1,527,410         $  1,426,652         $  1,194,941
Increase (reduction) in income tax expense
  resulting from:
  Amortization of deferred investment tax credits                       (39,434)             (39,434)             (39,435)
  Other, net                                                            120,998               81,937               49,147
                                                                  -------------        -------------        -------------

Total income tax expense                                           $  1,608,974         $  1,469,155         $  1,204,653
                                                                  =============        =============        =============


           The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are as follows:

                                                                                         September 30,
                                                                          --------------------------------------------
                                                                                   1999                 1998
Deferred tax assets:
  Allowance for uncollectibles                                              $       82,898       $       74,740
  Accrued pension and medical benefits                                           1,088,777              909,898
  Accrued vacation                                                                 174,504              172,707
  Over/under recovery of gas costs                                                 233,373              430,529
  Costs on gas held in storage                                                     360,062              245,902
  Other                                                                             22,834               35,112
                                                                          ----------------     ----------------
Total gross deferred tax assets                                                  1,962,448            1,868,888
                                                                          ----------------     ----------------

Deferred tax liabilities:
  Utility plant basis differences                                                3,966,982            3,508,489
  Other                                                                            (32,493)                 349
                                                                          ----------------     ----------------
Total gross deferred tax liabilities                                             3,934,489            3,508,838
                                                                          ----------------     ----------------

Net deferred tax liability                                                    $  1,972,041         $  1,639,950
                                                                          ================     ================


7.         EMPLOYEE BENEFIT PLANS

           The Company has a defined benefit pension plan (the "Plan") covering substantially all of its employees. The benefits are based on years of service and employee compensation. Plan assets are invested principally in cash equivalents and corporate stocks and bonds. Company contributions are intended to provide not only for benefits attributed to date but also for those expected to be earned in the future.

         The following sets forth the Pension Plan's funded status and amounts recognized in the consolidated balance sheet as of September 30 as determined by an independent actuary:

                                                                                1999               1998
Reconciliation of funded status:
  Funded status                                                            $      131,349       $   (959,486)
  Unrecognized actuarial gain                                                  (1,397,341)          (297,949)
  Unrecognized transition obligation                                              119,089            224,533
  Unrecognized prior service cost                                                  37,755             56,629
  Contribution made between measurement date and fiscal
    year end                                                                       50,000             40,000
                                                                          ---------------      ---------------

Net pension liability recognized                                            $  (1,059,148)      $   (936,273)
                                                                          ===============      ===============


Change in projected benefit obligation:
  Benefit obligation at beginning of year                                   $   7,989,241       $  5,940,051
  Service cost                                                                    239,185            157,705
  Interest cost                                                                   523,844            444,696
  Actuarial (gain) loss                                                          (961,328)         1,812,080
  Benefit payments                                                               (398,325)          (365,291)
                                                                          ---------------      ---------------

Benefit obligation at end of year                                           $   7,392,617       $  7,989,241
                                                                          ===============      ===============


Change in plan assets:
  Fair value of plan assets at beginning of year                            $   7,029,755       $  6,299,249
  Actual return on plan assets                                                    722,536          1,005,797
  Employer contribution                                                           170,000             90,000
  Benefit payments                                                               (398,325)          (365,291)
                                                                          ---------------      ---------------

Fair value of plan assets at end of year                                    $   7,523,966       $  7,029,755
                                                                          ===============      ===============


                                                               1999              1998              1997

Components of net periodic pension cost:
  Service cost                                              $    239,185       $     157,705     $     142,467
  Interest cost                                                  523,844             444,696           419,474
  Expected return on plan assets                                (584,472)           (523,334)         (454,175)
  Amortization of unrecognized transition
    obligation or asset                                          105,444             105,444           105,444
  Prior service cost recognized                                   18,874              18,874            18,874
  Recognized gains                                                     -             (81,537)          (53,626)
                                                         ----------------       --------------   --------------

Net periodic pension cost                                   $    302,875       $     121,848     $     178,458
                                                         ================       ==============   ==============

Assumptions used for net periodic pension cost:
  Discount rate                                                    6.75%                7.75%            7.75%
  Expected rate of compensation increase                           5.00                 5.00             5.00
  Expected long-term rate of return on plan assets                 8.50                 8.50             8.50


         In addition to pension benefits, the Company has a postretirement benefits plan which provides certain health care, supplemental retirement and life insurance benefits to active and retired employees who meet specific age and service requirements. The plan is contributory. The Company has elected to fund the plan over future years.

         The following sets forth the postretirement medical and life insurance plans' funded status and amounts recognized in the consolidated balance sheet, as determined by an independent actuary, as of September 30:

                                                                                1999               1998
Reconciliation of funded status:
  Funded status                                                             $  (5,071,792)      $  (4,604,982)
  Unrecognized actuarial (gain) loss                                              294,361            (216,562)
  Unrecognized transition obligation                                            3,322,200           3,559,500
                                                                          ---------------      ---------------

Net postretirement benefit liability                                        $  (1,455,231)      $  (1,262,044)
                                                                          ===============      ===============


Change in projected benefit obligation:
  Benefit obligation at beginning of year                                   $   5,769,802        $  4,820,564
  Service cost                                                                    118,847              86,436
  Interest cost                                                                   377,830             362,179
  Participant contributions                                                        22,885              28,503
  Actuarial (gain) loss                                                           515,825             790,444
  Benefit payments                                                               (314,645)           (318,324)
                                                                          ---------------      ---------------

Benefit obligation at end of year                                           $   6,490,544        $  5,769,802
                                                                          ===============      ===============


Change in plan assets:
  Fair value of plan assets at beginning of year                            $   1,164,820        $    988,734
  Actual return on plan assets                                                     72,902             154,998
  Employer contributions                                                                   -          310,909
  Participant contributions                                                       495,675              28,503
  Benefit payments                                                               (314,645)           (318,324)
                                                                          ---------------      ---------------

Fair value of plan assets at end of year                                    $   1,418,752        $  1,164,820
                                                                          ===============      ===============


                                                               1999                 1998              1997
Components of net periodic postretirement benefit cost:
  Service cost                                              $  118,847            $   86,436       $    96,255
  Interest cost                                                377,830               362,179           325,036
  Amortization of unrecognized transition obligation
    or asset                                                   237,300               237,300           237,300
  Expected return on plan assets                               (68,000)              (59,000)          (89,542)
  Recognized gains                                                   -               (27,532)          (25,201)
                                                         --------------         --------------   --------------

Net periodic benefit cost                                   $  665,977            $  599,383        $  543,848
                                                         ==============        ==============   ==============


         The weighted average discount rate used in determining the accumulated postretirement benefits obligation was 7.5 percent, 6.75 percent and
         7.75 percent for 1999, 1998 and 1997, respectively.

         For measurement purposes, 8.5 percent, 9 percent and 10 percent annual rates of increase in the per capita cost of covered benefits (i.e., medical trend rate) were assumed for 1999, 1998 and 1997, respectively; the rates were assumed to decrease gradually to 5.25 percent by the year 2006 and remain at that level thereafter. The medical trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed medical cost trend rate by one percentage point each year would increase the accumulated postretirement benefits obligation as of September 30, 1999 by approximately $779,000 or 12 percent, and would increase the aggregate of the service and interest cost components of net postretirement benefits cost by approximately $80,000, or 16 percent.

         The Company also has a defined contribution plan covering all of its employees who elect to participate. The Company made annual matching contributions to the plan based on 70 percent in 1999, 1998 and 1997 of the net participants' basic contributions (from 1 to 6 percent of their total compensation). The annual cost of the plan was $212,344, $206,766 and $217,466 for 1999, 1998 and 1997, respectively.

8.       COMMON STOCK OPTIONS

         During 1997, the Company's stockholders approved the RGC Resources, Inc. Key Employee Stock Option Plan (the "Plan"). The Plan provides for the issuance of common stock options to officers and certain other full-time salaried employees to acquire a maximum of 50,000 shares of the Company's common stock. The Plan requires each option's exercise price per share to equal the fair value of the Company's common stock as of the date of grant.

         The aggregate number of shares under option pursuant to the RGC Resources, Inc. Key Employee Stock Option Plan are as follows:

                                                                         Weighted
                                                                          Average           Option
                                                          Number         Exercise            Price
                                                        of Shares          Price           Per Share

Options outstanding, September 30, 1997                   34,500        $   16.357    $15.500-16.875
Options granted                                           15,500            20.625                 -
Options exercised                                        (13,000)           16.346                 -
                                                    --------------

Options outstanding, September 30, 1998                   37,000        $   18.149    $15.500-20.625
Options granted                                                -                 -                 -
Options exercised                                              -                 -                 -
                                                    --------------

Options outstanding, September 30, 1999                   37,000        $   18.149    $15.500-20.625
                                                    ==============


         Under the terms of the Plan, the options become exercisable 6 months from the grant date and expire 10 years subsequent to the grant date. All options outstanding were fully vested and exercisable at September 30, 1999 and 1998.

         The per share weighted-average fair values of stock options granted during 1998 and 1997 were $2.85 and $1.08, respectively, on the dates of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions. There were no options granted during 1999.

                                                      1998              1997
Expected dividend yield                               5.14%             5.78%
Risk-free interest rate                               4.33%             6.29%
Expected volatility                                     21%               10%
Expected life                                     10 years           10 years


         The Company uses the intrinsic value method of APB Opinion No. 25 for recognizing stock-based compensation in the consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options, the Company's net earnings and basic earnings per share would have been as follows:

                                                            1998           1997
Net earnings                                         $  2,697,709  $  2,278,093
Basic earnings per share                             $       1.58  $       1.52



9.       RELATED PARTY TRANSACTIONS

         Certain of the Company's directors are affiliated with companies that render services or sell products to the Company. Such transactions are conducted under normal business terms. The significant services relate to legal fees charged to the Company of approximately $168,000, $185,000 and $182,000 in 1999, 1998 and 1997, respectively. The products sold to the Company include natural gas purchases of approximately $5,628,000, $6,052,000 and $3,052,000 in 1999, 1998 and
         1997, respectively. It is anticipated that similar services and products will be provided to the Company in 2000.

10.      ENVIRONMENTAL MATTER

         Both RGC Resources, Inc. and Bluefield Gas Company operated manufactured gas plants ("MGPs") as a source of fuel for lighting and heating until the early 1950's. A by-product of operating MGPs was coal tar, and the potential exists for on-site tar waste contaminants at the former plant sites. The extent of contaminants at these sites, if any, is unknown at this time. An analysis at the Bluefield Gas Company site indicates some soil contamination. The Company, with concurrence of legal counsel, does not believe any events have occurred requiring regulatory reporting. Further, the Company has not received any notices of violation or liabilities associated with environmental regulations related to the MGP sites and is not aware of any off-site contamination or pollution as a result of prior operations. Therefore, the Company has no plans for subsurface remediation at the MGP sites. Should the Company eventually be required to remediate either site, the Company will pursue all prudent and reasonable means to recover any related costs, including insurance claims and regulatory approval for rate case recognition of expenses associated with any work required. A stipulated rate case agreement between the Company and the West Virginia Public Service Commission recognized the Company's right to defer MGP clean-up costs, should any be incurred, and to seek rate relief for such costs. If the Company eventually incurs costs associated with a required clean-up of either MGP site, the Company anticipates recording a regulatory asset for such clean-up costs to be recovered in future rates. Based on anticipated regulatory actions and current practices, management believes that any costs incurred related to this matter will not have a material effect on the Company's financial condition or results of operations.

11.      COMMITMENTS

         The Company has short-term contracts with natural gas suppliers requiring the purchase of approximately 2,873,000 dekatherms of natural gas at varying prices during the period October 1, 1999 through September 30, 2000. In addition, the Company has short-term contracts with propane suppliers requiring the purchase of approximately 3,854,000 gallons of propane during the period October 1, 1999 through September 30, 2000. Management does not anticipate that these contracts will have a material impact on the Company's fiscal year 2000 consolidated results of operations.

         Both Roanoke Gas Company and Bluefield Gas Company participate in pilot gas cost hedging programs approved by their respective public utility commissions which are intended to help protect against supply related price volatility adversely impacting customer billing rates. Under the pilot programs, gas cost hedges may be employed for up to 50% of normal winter demand not supplied from storage. Under the pilot programs, the Company has entered into options to purchase approximately 690,000 dekatherms of natural gas during fiscal 2000. All costs and benefits of the Company's natural gas hedging programs are reflected in cost of gas and recovered through customer billing rates.

         In addition to natural gas hedging transactions, the Company has also entered into options to purchase approximately 1.2 million gallons of propane during fiscal 2000. The costs associated with the purchase of these options will be expensed during the year ended September 30, 2000.

12.      FAIR VALUE OF FINANCIAL INSTRUMENTS

         The carrying amount of cash and cash equivalents and borrowings under lines of credit are a reasonable estimate of fair value due to their short-term nature and because the rates of interest paid on borrowings under lines of credit approximate market rates.

         The fair value of long-term debt is estimated by discounting the future cash flows of each issuance at rates currently offered to the Company for similar debt instruments of comparable maturities. The carrying amounts and approximate fair values are as follows:

                                                          September 30,
                       -----------------------------------------------------------------------------------
                                        1999                                      1998
                       ----------------------------------------  -----------------------------------------
                             Carrying          Approximate             Carrying          Approximate
                              Amounts          Fair Value               Amounts           Fair Value
Long-term debt            $  23,360,896      $  23,662,491          $  20,700,000      $  24,287,744



         Judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates determined as of September 30, 1999 and 1998 are not necessarily indicative of the amounts the Company could have realized in current market exchanges.

13.      QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

         Quarterly financial data for the years ended September 30, 1999 and 1998 is summarized as follows:

                                                     First              Second             Third             Fourth
1999                                                Quarter            Quarter            Quarter           Quarter
Operating revenues                              $  16,444,192       $  23,027,809      $  9,429,972      $  8,186,898
                                              =================  =================  ================   ===============

Operating earnings (loss)                       $   1,444,714       $   3,202,960      $    373,437      $   (200,194)
                                              =================  =================  ================   ===============

Net earnings (loss)                             $     956,759       $   2,690,937      $    (73,315)     $   (690,974)
                                              =================  =================  ================   ===============

Basic earnings (loss) per share                 $         .53       $        1.49      $       (.04)     $       (.39)
                                              =================  =================  ================   ===============


                                                     First              Second             Third             Fourth
1998                                                Quarter            Quarter            Quarter           Quarter

Operating revenues                              $  20,796,021       $  21,750,333      $  8,982,316      $  7,858,422
                                              =================  =================  ================   ===============

Operating earnings (loss)                       $   2,071,945       $   2,662,581      $    153,192      $   (170,692)
                                              =================  =================  ================   ===============

Net earnings (loss)                             $   1,544,234       $   2,123,464      $   (281,216)     $   (659,603)
                                              =================  =================  ================   ===============

Basic earnings (loss) per share                 $        1.00       $        1.24      $       (.16)     $       (.48)
                                              =================  =================  ================   ===============


         The pattern of quarterly earnings is the result of the highly seasonal nature of the business, as variations in weather conditions generally result in greater earnings during the winter months.

                                 * * * * * * * *



                                                RGC Resources, Inc.
                                        SUMMARY OF GAS SALES AND STATISTICS
                                             Years Ended September 30

REVENUES:                                             1999             1998            1997             1996            1995
---------                                    ------------------------------------------------------------------------------------
   Residential Sales                      $     28,152,236   $   30,396,540  $   32,595,261  $    33,981,835  $   25,078,211
   Commercial Sales                             17,812,922       18,764,195      19,879,180       20,219,289      14,313,723
   Interruptible Sales                             646,256          695,279       3,892,301        4,569,766       3,513,181
   Transportation Gas Sales                      1,776,049        1,715,032       1,107,922          943,215         909,515
   Backup Services                                  89,061           97,552         173,655          190,310         107,652
   Late Payment Charges                            108,340          156,634         157,369          135,838         115,130
   Miscellaneous                                    34,279           31,820          36,493           27,154          24,325
   Propane                                       8,469,728        7,530,040       7,205,645        5,703,466       4,549,410
                                             ------------------------------------------------------------------------------------
     Total                                $     57,088,871   $   59,387,092  $   65,047,826   $   65,770,873  $   48,611,147

NET INCOME                                $      2,883,407   $    2,726,879  $    2,309,880   $    2,196,672  $   1,777,249
                                             ------------------------------------------------------------------------------------
MCF's DELIVERED
   Residential                                   4,271,243        4,633,403       4,651,819        5,108,553       4,204,222
   Commercial                                    3,020,147        3,228,452       3,230,714        3,385,962       2,834,884
   Interruptible                                   156,148          172,270         959,146        1,088,921       1,240,658
   Transportation Gas                            2,855,938        2,822,856       1,933,236        1,549,854       1,660,504
   Backup Service                                   14,567           18,500          29,130           36,658          21,609
                                             ------------------------------------------------------------------------------------
     Total                                      10,318,043       10,875,481      10,804,045       11,169,948       9,961,877

GALLONS DELIVERED
       (PROPANE)                                 8,977,524        7,702,384       6,568,066        5,997,912       4,822,277

HEATING DEGREE DAYS                                  3,717            4,054           4,298            4,696           3,791

NUMBER OF CUSTOMERS:
 Natural Gas
   Residential                                      49,860           48,265          47,539           46,007          44,873
   Commercial                                        5,379            5,272           5,181            5,043           4,896
   Interruptible and Interruptible
       Transportation Service                           44               45              43               44              44
                                             ------------------------------------------------------------------------------------
     Total                                          55,283           53,582          52,763           51,094          49,813
 Propane                                            13,832           11,004           8,829            6,410           6,006
                                             ------------------------------------------------------------------------------------
     Total Customers                                69,115           64,586          61,592           57,504          55,819

GAS ACCOUNT (MCF):
   Natural Gas Available                        10,883,269       11,316,714      11,406,613       11,756,089      10,453,696

   Natural Gas Deliveries                       10,318,043       10,875,481      10,804,045       11,169,948       9,961,877
   Storage - LNG                                   129,369           69,343         106,892          142,297         118,393
   Company Use And Miscellaneous                    58,982           37,998          49,444           54,140          46,532
   System Loss                                     376,875          333,892         446,232          389,704         326,894
                                             ------------------------------------------------------------------------------------
     Total Gas Usage                            10,883,269       11,316,714      11,406,613       11,756,089      10,453,696

     TOTAL ASSETS                         $     77,789,982  $    69,134,920  $   62,593,258  $    58,921,099  $   51,614,667

     LONG-TERM OBLIGATIONS                $     23,336,614  $    20,700,000  $   17,079,000  $    20,222,124  $   17,504,047




                                                RGC Resources, Inc.
                                             CAPITALIZATION STATISTICS
                                             Years Ended September 30

COMMON STOCK:                                  1999          1998           1997          1996          1995
-------------                           --------------------------------------------------------------------------
Shares Issued                                1,832,771     1,794,416      1,527,486     1,475,843     1,432,512
Earnings Per Share:
   Net earnings                             $     1.59       $  1.60       $   1.54      $   1.51      $   1.26
   Dividends Paid Per Share (Cash)          $     1.08       $  1.06       $   1.04      $   1.02      $   1.00
   Dividends Paid Out Ratio                       67.9%         66.3%          67.5%         67.5%         79.4%
   Number of Shareholders                        1,796         1,836          1,853         1,713         1,699
                                         --------------------------------------------------------------------------

   CAPITALIZATION RATIOS:
   Long-Term Debt,
   Including Current Maturities                   45.3          43.9           49.5          52.4          51.6
   Common Stock And Surplus                       54.7          56.1           50.5          47.6          48.4
   Total                                         100.0         100.0         100.00         100.0         100.0
                                         --------------------------------------------------------------------------

   Long-Term Debt,
   Including Current Maturities           $ 23,360,896  $ 20,700,000   $ 20,222,124  $ 20,891,547  $ 18,683,462
   Common Stock And Surplus                 28,154,923    26,464,581     20,596,951    18,975,001    17,555,172
                                         --------------------------------------------------------------------------
   Total Capitalization
   Plus Current Maturities                $ 51,515,819  $ 47,164,581   $ 40,819,075  $ 39,866,548  $ 36,238,634
                                         --------------------------------------------------------------------------

RGC RESOURCES, INC.
& SUBSIDARIES

BOARD OF DIRECTORS

Lynn D. Avis
Avis Construction Co., Inc.
President

Abney S. Boxley III
Boxley Co., Inc.
President & CEO

Frank T. Ellett
Virginia Truck Center, Inc.
President

Frank A. Farmer, Jr.
Chairman Of The Board

Wilbur L. Hazlegrove
Woods, Rogers and Hazlegrove,
P.L.C.

J. Allen Layman
R & B Communications, Inc.
President and CEO

Thomas L. Robertson
Carilion Health System &
Carilion Medical Center
President & CEO

S. Frank Smith
Coastal Coal Co., LLC
Vice President

John B. Williamson III
President and CEO

RGC RESOURCES, INC.

OFFICERS

Frank A. Farmer, Jr.
Chairman of the Board

John B. Williamson, III
President and CEO

Roger L. Baumgardner
Vice President
Secretary and Treasurer

Howard T. Lyon
Controller & Assistant Treasurer

Dale P. Moore
Assistant Vice President
& Assistant Secretary

ROANOKE GAS COMPANY

OFFICERS

John B. Williamson, III
Chairman & CEO

Arthur L. Pendleton
President and COO

Roger L. Baumgardner
Vice President
Secretary and Treasurer

J. David Anderson
Assistant Sec. & Assistant Treas.

Richard F. Pevarski
Vice President
Operations and Marketing

Jane N. O'Keeffe
Vice President
Human Resources

BLUEFIELD GAS COMPANY
BOARD OF DIRECTORS

Roger L. Baumgardner
Vice President, Secretary & Treasurer

Arthur L. Pendleton
President & COO

John C. Shott (thru 3/31/99)
Paper Supply Company
President

Scott H. Shott
Paper Supply Company
Secretary & Treasurer

John B. Williamson III
Chairman & CEO

OFFICERS

John B. Williamson, III
Chairman and CEO

Arthur L. Pendleton
President and COO

Roger L. Baumgardner
Vice President
Secretary and Treasurer

DIVERSIFIED ENERGY COMPANY
BOARD OF DIRECTORS

Roger L. Baumgardner
Vice President, Secretary & Treasurer

Frank T. Ellett
Virginia Truck Center, Inc.
President

Arthur L. Pendleton
Roanoke Gas Company
President & COO

S. Frank Smith
Coastal Coal Co., LLC
Vice President

John B. Williamson III
Chairman & CEO

OFFICERS

John B. Williamson III
Chairman & CEO

John S. D'Orazio
President & COO

Roger L. Baumgardner
Vice President
Secretary & Treasurer

CORPORATE INFORMATION

Corporate Office
RGC Resources, Inc.
519 Kimball Avenue, N.E.
PO Box 13007
Roanoke, VA 24030
(540) 777-4GAS (4427)
Fax (540) 777-2636

Auditors
Deloitte & Touche LLP
1100 Carillon
227 West Trade Street
Charlotte, NC 28202-1675

Common Stock Transfer Agent, Registrar, Dividend Disbursing Agent & Dividend Reinvestment Agent First Union National Bank of North Carolina First Union Customer Information Center Corporate Trust Client Services NC-1153 1525 West W.T. Harris Boulevard - 3C3 Charlotte, NC 28288-1153

Common Stock
RGC Resources' common stock is listed on the Nasdaq National Market under the trading symbol RGCO.

Direct Deposit Of Dividends &
Safekeeping of Stock Certificates
Shareholders can have their cash dividends deposited automatically into checking, saving or money market accounts. The shareholder's financial institution must be a member of the Automated Clearing House. Also, RGC Resources offers safekeeping of stock certificates for shares enrolled in the dividend reinvestment plan. For more information about these shareholder services, please contact the Transfer Agent, First Union National Bank of North Carolina.

10-K Report
A copy of RGC Resources, Inc. latest annual report to the Securities and Exchange Commission on Form 10-K will be provided without charge upon written request to:

Roger L. Baumgardner
Vice President,  Secretary & Treasurer
RGC Resources, Inc.
PO Box 13007
Roanoke, VA 24030

Shareholder Inquiries
Questions concerning shareholder accounts, stock transfer requirements, consolidation of accounts, lost stock certificates, safekeeping of stock certificates, replacement of lost dividend checks, payment of dividends, direct deposit of dividends, initial cash payments, optimal cash payments and name or address changes should be directed to the Transfer Agent, First Union National Bank. All other shareholder questions should be directed to:

Roger L. Baumgardner
Vice President,  Secretary & Treasurer
RGC Resources, Inc.
PO Box 13007
Roanoke, VA 24030

Financial Inquiries
All financial analysts and professional investment managers should direct their questions and requests for financial information to:

Roger L. Baumgardner
Vice President,  Secretary & Treasurer
RGC Resources, Inc.
PO Box 13007
Roanoke, VA 24030

Access up-to-date information on
RGC Resources and its subsidiaries at www.rgcresources.com

RGC Resources (Symbol)

Trading on NASDAQ as RGCO

Transfer Agent and Dividend Disbursing Agent:

First Union National Bank of North Carolina
First Union Customer Information Center
Corporate Trust Client Services NO-1153
1525 West W. T. Harris Boulevard - 3C3
Charlotte, North Carolina 28288-1153
1-800-829-8432