Form 10-K, Exhibit 13
period 2000-09-30
RGC RESOURCES INC
filed 2000-12-19
CIK 1069533

[symbol] RGC Resources

Natural Gas

Propane

Applications

GIS

HVAC




2000 Annual Report

Raising the Bar

MISSION STATEMENT

         RGC Resources provides superior customer and shareholder value as a preferred provider of energy and diversified products and services in its selected market areas.


PRODUCTS AND MARKETS

[OUTLINE OF  VIRGINIA AND WEST VIRGINIA]


Product             Division                 Market                              Territory

Natural Gas         Roanoke Gas              Natural gas sales & service         Virginia

                    Bluefield Gas            Natural gas sales & service         West Virginia

Propane             Highland Propane         Propane sales & service             VA. & W. VA.

Applications        Application Resources    Information System Services         National

GIS                 GIS Resources            Global Positioning Systems,         National
                                             Geographic Information
                                             Systems - mapping
                                             Information services

HVAC                Highland/Cox             Heating, ventilation and            West Virginia
                                             air conditioning



Mission Statement                                   IFC
Financial Highlights                                 1
Shareholders Letter                                  2
Natural Gas                                          4
Diversified Energy Company                           6
RGC Ventures                                         8
Selected Financial Data                              9
Managements Discussion and Analysis                  10
Directors and Officers                               20
Corporate Info                                      IBC



FINANCIAL HIGHLIGHTS

Years Ended September 30,                                       2000                 1999                1998
-------------------------------------------------------------------------------------------------------------------

Operating Revenue - Natural Gas                           $    55,685,168      $    48,619,143     $     51,857,052
Operating Revenue - Propane                               $    11,246,152      $     8,469,728     $      7,530,040
Energy Marketing Revenue                                  $     8,828,492      $     5,639,783     $      6,519,467
Other Revenue                                             $     1,990,183      $     1,474,055     $        601,288
-------------------------------------------------------------------------------------------------------------------
Net Earnings                                              $     2,873,702      $     2,883,407     $      2,726,879
Net Earnings Per Share                                    $          1.54      $          1.59     $           1.60
Dividend Per Share - Cash                                 $          1.10      $          1.08     $           1.06
-------------------------------------------------------------------------------------------------------------------
Number of Customers - Natural Gas                                  56,067               55,283               53,582
Number of Customers - Propane                                      15,973               13,832               11,004
Total Natural Gas Deliveries - DTH                             11,253,948           10,928,471           11,418,883
Total Propane Sales - Gallons                                   9,666,772            8,977,524            7,702,384
-------------------------------------------------------------------------------------------------------------------
Total Additions to Plant                                  $     8,398,388      $     9,110,603     $      9,583,661
===================================================================================================================


[Bar Graph appears here]
                                           1998     1999     2000
Number of Customers Natural Gas           53,582   55,283   56,067



[Bar Graph appears here]
                                           1998     1999     2000
Number of Customers Propane               11,004   13,832   15,973



[Bar Graph appears here]
                                           1998     1999     2000
Dividend Per Share                         1.06     1.08     1.10

["We have been busy implementing our key strategy: growing core markets, while using the holding company structure to develop new products and services focused around our natural gas and propane delivery assets, expertise and systems."]

Dear Fellow Shareholders

[Picture of John Williamson appears here.]

John B. Williamson, III
President and CEO

         I am pleased to report significant progress in our first full year of operations under a holding company structure. We have been busy implementing our key strategy: growing core markets, while using the holding company structure to develop new products and services focused around our natural gas and propane delivery assets, expertise and systems.

         The number of active natural gas customers increased by 1.4%, or approximately the national average, while our number of propane customers increased by 15.5%, continuing our fourth year with a double digit propane customer growth rate. The very slight decline in earnings in 2000 does not mask the benefits of our progress to shareholders, employees, and customers. In spite of the last two years having been the warmest back-to-back heating seasons for our service territory since the 1930s, we have maintained solid earnings, restructured the Company, increased dividends, financed customer growth, and implemented several diversification projects.

         Net income for the year declined by 3 tenths of one percent from the prior year's record level, partly as a result of the very mild winter affecting natural gas and propane usage. However, the major factors impacting net earnings growth were one-time expenses associated with Year 2000 planning and implementation, start-up costs and early operating losses associated with diversification projects, and higher bad debt accruals driven by higher energy costs to customers. I anticipate that our diversification projects will contribute to company earnings in 2001.

         We are developing our heating, ventilation and air conditioning diversification efforts as a complement to our propane service, trading as Highland/Cox Heating and Cooling. We are now offering geographic information and mapping service to municipal, industrial and utility customers in Virginia and West Virginia under the trade name GIS Resources. We are also excited about our new professional service offerings in software development, customization and business analysis related to utility customer information systems.

         We enhanced our core business assets, replacing over ten miles of bare steel and cast iron mains, further implementing our renewal program for older parts of the natural gas distribution system. We replaced our propane customer information and delivery forecasting software, allowing for full integration of the accounting and information systems supporting both natural gas and propane operations. The new software allows our customer call center to answer both propane and natural gas customer inquiries while operating from a single user platform. Future innovations in our customer information systems will address issues related to the increasing complexities of customer and energy supplier transactions with further deregulation and implementation of internet-based billing and information services.

         I am concerned about the recent rise in energy prices, with natural gas, propane, heating oil, and crude oil at or near all-time price highs. Customers have grown accustomed to very low energy costs, even as the overall economy has been in a phenomenal decade-long growth cycle. We expect to see some elasticity of demand as our customers adjust their energy use in recognition of higher prices. In the interest of long term customer relations we are encouraging conservation and efficient use of energy. On the positive side, the higher prices are providing significant incentive for increased exploration and production, and I do not believe there will be material supply problems this winter.

         I am proud of our employees' performance this year, and with their adjustment to industry changes and our movement to a performance based culture. We recently formalized a five year labor agreement with our bargaining group employees representing approximately 25% of our workforce. The agreement includes provisions for incentive based compensation tied to individual performance and to the earning performance of the Company. Our other employees, who were already participating in performance based compensation systems, have begun to recognize, appreciate and act upon the direct linkage between their performance, their compensation, and the overall health, growth and value of the Company. I believe we are building the needed momentum to thrive in the new century and an increasingly new and more complex economy.

         I am excited about our industry, our Company, the dramatic changes taking place, and the opportunities that will develop with these changes. On behalf of our Board of Directors, I thank you for your continuing interest and investment in RGC Resources and its family of companies. I look forward to updating you on the activities of your Company as our management team continues to raise the bar in service offerings, growth and shareholder value.

Sincerely,
s/John B. Williamson, III
John B. Williamson, III
President and Chief Executive Officer


["In spite of the last two years having been the warmest back-to-back heating seasons for our service territory since the 1930s, we have maintained solid earnings, restructured the Company, increased dividends, financed customer growth, and implemented several diversification projects."]

NATURAL GAS
Art Pendleton

["During the past year the natural gas operation experienced another period of excellent customer growth as we continued our marketing strategy centered on maintaining strong trade ally relationships, and exceptional customer service."]

[Picture of Art Pendleton.]

Art Pendleton
Roanoke Gas Company - President & COO

         The natural gas companies continue to be the primary core business unit of RGC Resources, contributing 83% of total net income. Our service territory serves a thriving economy in Roanoke, Virginia and surrounding areas and also includes a growing Bluefield, West Virginia market. During the past year the natural gas operation experienced another period of excellent customer growth as we continued our marketing strategy centered on maintaining strong trade ally relationships, and exceptional customer service. Our sales staff has expanded marketing efforts to include, not only the traditional new construction and conversion space heating market, but also load building initiatives that focus on additional uses for natural gas such as water heating, clothes drying, cooking and manufacturing operations.

         Providing timely and accurate information to customers is a key corporate objective. Our customer service call center has expanded hours of operation to include evening service. Our new, enhanced customer information and billing systems offer advanced technologies that provide our customer service representatives with real time access and additional flexibility in responding to customer inquiries. We are exceptionally proud of our customer satisfaction ratings and are very pleased that natural gas continues to be the choice for comfort and economy.

         Many U. S. energy experts consider natural gas the ideal energy solution. Our product is abundant in North America, it is clean to use and safe to transport. Natural gas is perfectly suited to meet our nation's energy needs today, tomorrow and beyond. Year after year America's natural gas industry builds on its record of operating one of the safest, most reliable pipeline delivery systems in the world.

         Our trade allies have been very instrumental in assisting us with our customer growth and new load building initiatives. For the year, our total firm sales increased 1.9% over last year, from 7.74 MDTH to 7.89 MDTH. Total interruptible volume increased 5.7% from 3.18 MDTH to 3.36 MDTH. Adding to the significance of this increased sales volume is the fact that winter weather was 12% warmer than normal. During the year capital expenditures totaled $5,237,911, which included the addition of 1,267 new services, 10.4 miles of new main, 512 replacement services and 10.7 miles of replacement main piping. Previous year capital expenses totaled $5,310,000 and included 1,361 new services, 15.4 miles of new main, 651 replacement services and 12.2 miles of replacement mains.

         During the first part of 2000, the price of natural gas in the spot and futures market increased significantly. Decreased drilling and exploration resulting from previous low gas prices and increases in the demand of natural gas contributed to the price increase. Current drilling activity indicators point to an expectation that domestic production capability will remain strong. Price signals in the marketplace will encourage additional drilling which will in turn produce downward price pressure over time. By combining long and short term gas acquisition contracts, coupled with over 2.9 billion cubic feet of contracted natural gas storage, the company has created a reliable and economical gas supply portfolio that allows us to effectively adapt to changing market conditions.

         Our primary operational objectives have focused on raising the bar to improve the efficiency, reliability and safety of our natural gas distribution system. We are pleased with our continuing efforts to replace aging pipeline facilities. This program has resulted in reduced maintenance costs and improved system integrity. We congratulate our employees for their commitment to industry best practices for operating facilities in an efficient manner, and most importantly, in a manner that promotes and emphasizes public safety as well as safety in the work place.


["We always make sure gas is available when developing town homes because that is what our clients prefer. They like the warmth from gas heat, the economy of gas water heaters, and the convenience of gas logs."]

-Rodney Spickard,
Spickard Contracting, Inc.

DIVERSIFIED ENERGY COMPANY
John D'Orazio

[Picture of John D'Orazio.]
John D'Orazio
Diversified Energy Company - President & COO

["Highland Propane continually looks for ways to raise the bar in customer service and shareholder value."]


         Diversified Energy Company is the largest non-regulated affiliate of the RGC Resources family. Diversified Energy does business in southwestern Virginia and southern West Virginia as Highland Propane and Highland Energy. Highland Propane sells and distributes propane to homes and businesses. Highland Energy is a wholesale marketer of natural gas with customers in both states.

         Despite 12% warmer than normal weather and an increase of over 25% in propane prices, Highland Propane had one of its best years both financially and in new customer additions. It is clear to see that propane is the energy choice for many customers who do not have natural gas available to them. For the year ended September 30, 2000, Highland Propane's total sales were $11,246,152 resulting in net income of $534,973. These sales and net income values compare to last year of $8,469,728 and $275,726, representing a 94% increase in net income. Gallons delivered increased also from 8.98 million to 9.67 million for the year ended September 2000.

         This past year marked the fourth year in a row that Highland Propane's customer growth exceeded 15% with the average growth rate over the last four years exceeding 25% per year. Highland's customer base grew from 13,832 to 15,973 representing a net gain of 2,141 customers, a 15.5% increase.

         During this past fiscal year, the new tank installations were in excess of 3,000 making this year the third consecutive year for new installations to exceed the 3,000 mark. Geographically, Highland continues to see steady growth in all of its propane divisions and will continue to focus growth along the interstate corridors in both Virginia and West Virginia.

         Propane prices have followed natural gas and crude oil increases. Propane production comes from crude oil refining and natural gas liquids extraction. Given the high levels of demand for natural gas and other oil products, propane production has also benefitted. Even though the replenishment season began at below normal levels, it quickly grew to normal levels. To mitigate price volatility, Highland uses a variety of mechanisms such as summer storage purchases to keep price stable. Highland also uses fixed price contracts, pre-buys, and cap contracts to maintain an acceptable level of cost control.

         Highland Propane continually looks for ways to raise the bar by improving service to customers. The commission sales program continues to be successful and provides employees with incentive to provide excellent customer service. Highland offers a commission-based pay program for the employees responsible for delivery of propane as well as for the service technicians. These commission-based incentives have resulted in significant productivity gains over a traditional hourly pay plan. This past fiscal year also supported the installation of a new customer information and billing system. This new system allows for flexibility of billing multiple services at multiple locations, provides for more accurate forecasting of customer consumption, and provides management with summary reports. In addition to these improvements, Highland is continuing to evaluate the benefits of GIS/GPS mapping systems for routing and delivery with on-board computers in the delivery fleet for real-time data accessibility.

         Highland Propane's employees work as a team to effectively represent the Company and provide customers with the services they want. Highland's management team is also actively involved in the leadership of industry associations providing the entire propane industry with creative ideas and best practices. The positive atmosphere that these dedicated employees create will continue to contribute to Highland's rapid growth into one of the top propane companies in the industry.

         Highland Energy, the natural gas marketing function within Diversified Energy, also had an excellent growth year. For the year ended September 30, 2000, Highland Energy sold over 2.5 million decatherms (DTH) of natural gas, representing a 25% increase over the previous year. Many of Highland Energy's customers saw growth in their own industry resulting in increased production. The natural gas marketing business is a highly competitive business; however, Highland is currently evaluating the economic feasibility of marketing electricity and other energy forms in an expanded geographic market.


[This past year marked the fourth year in a row that Highland Propane's customer growth exceeded 15% with the average growth rate over the last four years exceeding 25% per year. ]

RGC VENTURES

["GIS has rapidly emerged as one of the premier technologies for the integration and communication of information."]


[Picture of Barry Jones.]
Barry Jones GIS Resources - President and COO

         RGC Ventures is the newest member of the RGC Resources, Inc. family. Ventures is a non-regulated affiliate that is currently involved in several activities including sales, installation and service of heating, ventilating, and air conditioning equipment, computer-based mapping, and information systems applications. RGC Ventures does business under several names in Virginia and West Virginia. Ventures does business as Highland/Cox Heating and Cooling in West Virginia with offices in Beckley and Lewisburg, West Virginia; as GIS Resources with offices in Bluefield, West Virginia and Roanoke, Virginia, and as Application Resources with an office in Roanoke, Virginia. GIS Resources provides GIS (geographic information systems) services to clients to integrate maps and data into a digital form so that geographic information that would normally require space to store and time to retrieve can be stored digitally. The result is a comprehensive and versatile digital representation of information that can be used in a variety of ways. For example, city and county governments use GIS to manage 911 systems; public safety and healthcare professionals can analyze crime incidents and patterns, develop safety and security plans for fire escapes; utilities use it to monitor facilities and infrastructure; delivery companies use GIS for routing and scheduling; and marketing professionals can use GIS information to determine appropriate target markets. GIS has rapidly emerged as one of the premier technologies for the integration and communication of information.

         Application Resources is currently providing information system services to software providers in the utility industry. These services primarily consist of design, development, and implementation of customer information systems.


                             SELECTED FINANCIAL DATA

Years Ended September 30,                   2000             1999            1998             1997            1996

Operating Revenues                     $   77,749,995  $    64,202,709  $   66,507,847  $    68,484,468  $   68,767,763

Operating Margin                           26,040,519       23,892,521      23,624,462       22,768,976      22,254,719

Operating Earnings                          6,915,177        6,649,827       6,428,919        5,840,077       5,372,858

Earnings Before Interest & Taxes            6,816,370        6,576,223       6,291,745        5,754,986       5,276,484

Net Earnings                                2,873,702        2,883,407       2,726,879        2,309,880       2,196,672

Net Earnings Per Share                           1.54             1.59            1.60             1.54            1.51

Cash Dividends Declared
     Per Share                                   1.10             1.08            1.06             1.04            1.02

Book Value Per Share                            15.94            15.36           14.75            13.48           12.86

Average Shares Outstanding                  1,863,275        1,814,864       1,701,048        1,503,388       1,455,999

Total Assets                               87,407,494       77,789,982      69,134,920       62,593,258      58,921,099

Long-Term Debt
     (Less Current Portion)                23,310,522       23,336,614      20,700,000       17,079,000      20,222,124

Stockholders' Equity                       29,985,871       28,154,923      26,464,581       20,596,951      18,975,001

Shares Outstanding at Sept. 30              1,881,733        1,832,771       1,794,416        1,527,486       1,475,843


GENERAL:

         The core business of RGC Resources, Inc. is the sale and distribution of natural gas to approximately 56,100 customers in Roanoke, Virginia, and Bluefield, Virginia and West Virginia and the surrounding areas. RGC Resources also sells and distributes propane to approximately 16,000 customers in western Virginia and southern West Virginia. Natural gas service is provided at rates and for the terms and conditions of service set forth by the State Corporation Commission in Virginia and the Public Service Commission in West Virginia. The Company is experiencing customer growth and plans to meet these growth needs by attracting adequate investment capital and by maintaining adequate rates.

         Propane sales are a significant portion of the consolidated operation with an annual growth rate that far exceeds the growth in natural gas customers. Energy conservation and competition from alternative fuels could result in a decline in the Company's operating earnings.

         Roanoke Gas and Bluefield Gas currently hold the only franchises and/or certificates of public convenience and necessity to distribute natural gas in its Virginia and West Virginia service areas. These franchises are effective through January 1, 2016 in Virginia and August 23, 2009 in West Virginia. While there are no assurances, the Company believes that it will be able to negotiate acceptable franchises when the current agreements expire. Certificates of public convenience and necessity are exclusive and are of perpetual duration.

MANAGEMENT'S DISCUSSION AND ANALYSIS

Forward Looking Statements

         From time to time, RGC Resources may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations performance, development, and results of the Company's business include the following: (i) frozen rates in both regulated jurisdictions; however, these rate freezes are offset by the application of a Distribution System Renewal Surcharge in Virginia and stepped-in increments in West Virginia which allow Roanoke Gas Company and Bluefield Gas Company to recover the cost associated with non-revenue producing capital investments, (ii) earning on a consistent basis an adequate return on invested capital; (iii) increasing expenses and labor costs and availability; (iv) price competition from alternate fuels; (v) volatility in the price of natural gas and propane; (vi) uncertainty in the projected rate of growth of natural gas and propane in the Company's service area; (vii) general economic conditions both locally and nationally;
(viii) developments in deregulation and industry restructuring, and (ix) fluctuations in heating degree days.

[Bar Graph appears here.]
Comparison of Net Income to Heating Degree Days (HDD)

                                          1996            1997            1998            1999             2000
Net Income                           $   2,196,672   $   2,309,880    $  2,726,879   $   2,883,407    $   2,873,702
Heating Degree Days (HDD)                    4,696           4,298           4,054           3,717            3,721

CAPITAL RESOURCES AND LIQUIDITY

         Roanoke Gas Company's primary capital needs are the funding of its continuing construction program and the seasonal funding of its stored gas inventories. The Company's capital expenditures for fiscal 2000 were a combination of replacements and expansions, reflecting the need to replace older cast iron and bare steel pipe with plastic pipe, while continuing to meet the demands of customer growth. Total capital expenditures for fiscal 2000 were approximately $8.4 million allocated as follows: $4.6 million for Roanoke Gas Company, $.7 million for Bluefield Gas Company, $2.5 million for Highland Propane Company and $.6 million for RGC Ventures. Cash flow from operations provided approximately $4.5 million in support of capital expenditures, or approximately 54% of total investment. Historically, consolidated capital expenditures were $9.1 million in 1999 and $9.6 million in 1998. It is anticipated that future capital expenditures will be funded with the combination of internally generated funds, operating earnings, sale of Company equity securities and issuance of debt.

         At September 30, 2000, the Company had available lines of credit for its short-term borrowing needs totaling $23.5 million, of which $13,295,000 was outstanding. Short-term borrowing, in addition to providing limited capital project bridge financing, is used to finance summer and fall gas purchases, which are stored in the underground facilities of Columbia Gas Transmission Corporation, Tennessee Gas Pipeline Company and Virginia Gas Storage Company, as well as in the Company's above-ground LNG storage facility, to ensure adequate winter supplies to meet customer demand. At September 30, 2000, the Company has $11,180,513 in inventoried natural gas supplies.

         Short-term borrowings, together with internally generated funds, long-term debt and the sale of common stock through the Company's Dividend Reinvestment and Stock Purchase Plan (Plan), have been adequate to cover construction costs, debt service and dividend payments to shareholders. The terms of short-term borrowings are negotiable, with average rates of 6.67% in 2000, 5.80% in 1999 and 6.19% in 1998. The lines do not require compensating balances. The Company utilizes a cash management program, which provides for daily balancing of the Company's temporary investment and short-term borrowing needs with interest rates indexed to the 30-day LIBOR interest rate plus a premium. The program allows the Company to maximize returns on temporary investments and minimize the cost of short-term borrowings.

         Stockholders' equity increased for the period by $1,830,948, reflecting an increase of $813,437 in retained earnings, proceeds of $539,286 from new common stock purchases through the Plan and the Restricted Stock Plan For Outside Directors and the issuance of $478,225 in stock in the purchase of Cox Heating and Cooling, Inc.

         At September 30, 2000, the Company's consolidated capitalization was 56% equity and 44% debt, compared to 55% equity and 45% debt at September 30, 1999.

Regulatory Affairs

         The Company does not currently have any proceeding pending before either regulatory body. The distribution system renewal surcharge in Virginia and the stepped-in rates in West Virginia have minimized the need for non-gas rate changes. The Company will have rate proceedings in both states in 2002. The Company has been involved in the various generic proceedings that have taken place before the Virginia State Corporation Commission as well as the West Virginia Public Service Commission during the past fiscal year. These proceedings include the establishment of a code of conduct for pilot programs, development of new affiliate transaction rules, metering and billing issues, and the development of new rules for practice and procedure.

[Bar graph appears here.]

Capitalization Ratio

                              1996     1997    1998    1999    2000
Long-Term Debt                 52       50      44      45      44
Common Stock Equity            48       50      56      55      56



[Bar graph appears here.]

Total Capitalization (in millions)

                                  1996             1997             1998             1999              2000
Total Capitalization          $ 39,866,548     $ 40,819,075     $ 47,164,581     $ 51,515,819      $ 53,322,485

RESULTS OF OPERATIONS

Fiscal Year 2000 Compared With Fiscal Year 1999

         Operating Revenues - Fiscal 2000 operating revenues for natural gas increased 14.5% compared with fiscal 1999 primarily due to the increase in the cost of natural gas. Although the weather was on par with last year, throughput increased 3.0% due to growth in customers and industrial output.

         Operating revenues for propane in fiscal 2000 increased 32.8% over fiscal 1999 due to a 4.81(cents) increase in unit margins plus a 7.7% increase in gallons sold associated with customer growth.

         Energy marketing revenues were up 56.5% in fiscal 2000 compared to fiscal 1999 primarily due to the increased usage of three industrial customers along with a 25.8% increase in natural gas costs.

         Other operating revenues were up 35.0% in fiscal 2000 compared to fiscal 1999 due to the addition of GIS Resources and Highland/Cox Heating and Cooling.

         Cost of Sales - The total cost of natural gas purchased and resold to customers in fiscal 2000 increased 20.9% based on an increase of 2.0% in volume and an 18.5% increase in unit cost.

         Propane total cost of sales increased 50.5% in fiscal 2000 compared with fiscal 1999 due to a 7.7% increase in gallons sold and a 39.8% increase in the unit cost of propane.

         Energy marketing cost of sales increased 57.8% in fiscal 2000 as compared to fiscal 1999 due to a 25.4% increase in decatherms delivered and a 25.8% increase in per decatherm cost.

         Other costs of sales increased 4.7% in fiscal 2000 over fiscal 1999. The costs of sales associated with GIS Resources and Highland/Cox more than offset the costs associated with the one time coal sale in 1999.


[Graph appears here.]

Natural Gas DTH Delivered (In millions)

                                           1996            1997             1998            1999            2000
Natural Gas DTH Delivered (DTH)         12,074,747      11,630,016       11,418,883      10,928,471      11,253,948

         Other Operating Expenses - Operations and maintenance expenses increased 9.9% and 5.9% respectively in fiscal 2000 over fiscal 1999. Operations expenses were up $954,936 due mainly to line locations, bad debt expense and additional expenses associated with GIS Resources and Highland/Cox Heating and Cooling. Maintenance expenses were more normal as repairs were down in fiscal 1999.

         General taxes increased 17.7% in fiscal 2000 as compared to fiscal 1999. Gross receipts and business and occupations taxes were up corresponding to an increase in revenues. An increase in state valuation tax and additional payroll and property taxes associated with the new business under RGC Ventures, Inc. contributed to the additional taxes. Depreciation and amortization increased $430,963 or 10.8% in fiscal 2000 as compared to fiscal 1999 due to increases in utility plant, propane tanks and the addition of Highland/Cox plant and equipment.

         Interest Charges - Total interest charges increased 16.5% in fiscal 2000 over fiscal 1999. The gas utility interest was up $162,942 due to additional borrowings to finance capital additions and higher gas inventory balances associated with the increased cost of gas. Interest charges on the propane business were up $160,803 to finance customer growth and plant assets. An additional $20,809 of interest was associated with the new business under RGC Ventures.

         Income Taxes - Income taxes for fiscal 2000 were down 5.9% compared with fiscal 1999 due to a reduction in pre-tax income and a higher effective tax rate in 1999 as a result of nondeductible organizational expenses incurred in 1999 related to the establishment of the holding company.

         Net Earnings and Dividends - Net earnings for fiscal 2000 were $2,873,702 as compared to fiscal 1999 earnings of $2,883,407. The reduction in earnings in the utility business and the losses in the new ventures were practically offset by increases in the propane business. Basic earnings per share of common stock were $1.54 in fiscal 2000 compared with $1.59 in fiscal 1999. Dividends per share of common stock were $1.10 in fiscal 2000 compared with $1.08 in fiscal 1999.

[RGC Resources is building the needed momentum to thrive in the new century and in an increasingly more complex economy.]

Fiscal Year 1999 Compared With Fiscal Year 1998

         Operating Revenues - Fiscal 1999 operating revenues for natural gas decreased 6.2% compared with fiscal 1998 primarily because weather was approximately 8.3% warmer in fiscal 1999 compared with fiscal 1998 and the unit cost of natural gas decreased by 2.5%.

         Operating revenues for propane in fiscal 1999 increased 12.5% compared with fiscal 1998 because the propane business had a 16.6% increase in the number of gallons sold due to a 25.7% increase in customer growth even though the weather was warmer.

         Energy marketing revenues associated with industrial sales in fiscal 1999 decreased 13.5% as compared to fiscal 1998 due to a 1.5% reduction in sales volume and a 12.2% reduction in revenue per decatherm as competition in the energy marketing business extended pressure on pricing.

         Other revenues increased 145.1% due to a one-time coal sale to an electric facility in North Carolina.

         Cost of Sales - The cost of sales for natural gas purchased and resold to customers decreased 8.7% in fiscal 1999 compared with fiscal 1998 due to the same reasons operating revenue decreased. The cost of gas per DTH was $3.75 in fiscal 1999 and $3.84 in fiscal 1998.

         Propane cost of sales increased 6.6% in fiscal 1999 compared to fiscal 1998 primarily as a result of customer growth more than offsetting an 8.5% reduction in the unit cost of propane.

         Energy marketing cost of sales for fiscal 1999 decreased 13.5% as compared to fiscal 1998 as a direct reduction in the cost of natural gas.

         Other costs of sales increased 209.8% due to the one time purchase of coal for resale.


[Graph appears here.]

Gallons of Propane Delivered (In millions)

                                           1996            1997             1998            1999            2000
Gallons of Propane Delivered            5,997,912        6,568,066       7,702,384        8,977,524       9,666,772

         Other Operating Expenses - Operation and maintenance expenses decreased 3.6% in fiscal 1999 compared to fiscal 1998. Natural gas operations and maintenance expenses decreased 10% in response to the warm weather as the Company redirected its maintenance program from repair to replacement where applicable. The propane operations and maintenance expenses increased 18.4% as a result of increased delivery and administrative costs associated with customer growth.

         General taxes decreased 3.6% in fiscal 1999 over fiscal 1998. Although payroll and property taxes were up $66,984, revenue sensitive taxes were down $163,998. Depreciation and amortization expenses increased 16.0% in fiscal 1999 compared with fiscal 1998 primarily due to more depreciable plant in service.

         Interest Charges - Total interest charges for the 1999 fiscal period were down $11,869 or .6% from fiscal 1998. On the gas utilities, interest expense was down $148,294 due to an approximately $1,000,000 reduction in average daily balance of short-term debt and a reduction in short-term borrowing rates. Interest charges on the propane business were up $136,425 due to additional tanks and transportation equipment associated with customer growth.

         Income Taxes - Income taxes for fiscal 1999 were up 9.5% compared with fiscal 1998 based on a 7.1% increase in pre-tax income and a higher effective tax rate due to nondeductible organizational expenses incurred in 1999 related to the establishment of the holding company.

         Net Earnings and Dividends - Net earnings for fiscal 1999 were $2,883,407 as compared with $2,726,879 in fiscal 1998. The increase was primarily due to increased margins in the propane business due to higher sales volumes and the reduction in operation and maintenance expense in the utility business due to increased capitalization of labor and overheads associated with additional capital projects. Basic earnings per share of common stock were $1.59 in fiscal 1999 compared with $1.60 in fiscal 1998. Dividends per share of common stock were $1.08 in fiscal 1999 compared with $1.06 in fiscal 1998.

[Bar graph appears here.]

Number of Shares Issued (In millions)

                                           1996            1997             1998            1999            2000
Number of Shares Issued                 1,475,843        1,527,486       1,794,416        1,832,771       1,881,733

Impact of Inflation

         The cost of natural gas represented approximately 70% for fiscal 2000, 67% for fiscal 1999 and 68% for fiscal 1998 of the total operating expenses of the Company's gas utilities operations. However, under the present regulatory Purchased Gas Adjustment mechanisms, the increases and decreases in the cost of gas are passed through to the Company's customers.

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

New Accounting Standard

         See footnote #1 of the financial statements for the impact of adoption of SFAS 133.


[The RGC Resources team will continue to raise the bar in service offerings, growth, and shareholder value.]


                       SUMMARY OF GAS SALES AND STATISTICS


Years Ended September 30,                         2000            1999             1998            1997           1996
REVENUES:
   Residential Sales                         $   32,605,568  $   28,152,236   $   30,396,540  $   32,595,261  $   33,981,835
   Commercial Sales                              20,270,890      17,812,922       18,764,195      19,879,180      20,219,289
   Interruptible Sales                              859,504         646,256          695,279       3,892,301       4,569,766
   Transportation Gas Sales                       1,784,508       1,776,049        1,715,032       1,107,922         943,215
   Backup Services                                   10,979          89,061           97,552         173,655         190,310
   Late Payment Charges                             112,210         108,340          156,634         157,369         135,838
   Miscellaneous Gas Utility Revenue                 41,509          34,279           31,820          36,493          27,154
   Propane                                       11,246,152       8,469,728        7,530,040       7,205,645       5,703,466
   Energy Marketing                               8,828,492       5,639,783        6,519,467       2,869,514       2,433,503
   Other                                          1,990,183       1,474,055          601,288         567,128         563,387
                                             -------------------------------------------------------------------------------
     Total                                   $   77,749,995  $   64,202,709   $   66,507,847  $   68,484,468  $   68,767,763
NET INCOME                                   $    2,873,702  $    2,883,407   $    2,726,879  $    2,309,880  $    2,196,672
                                             -------------------------------------------------------------------------------
DTH DELIVERED:
   Residential                                    4,572,256       4,528,752        4,861,127       5,024,492       5,543,688
   Commercial                                     3,315,915       3,198,766        3,389,010       3,484,513       3,666,479
   Interruptible                                    177,387         164,348          182,110       1,030,329       1,183,290
   Transportation Gas                             3,186,497       3,021,229        2,967,227       2,059,518       1,641,252
   Backup Service                                     1,893          15,376           19,409          31,164          40,038
                                             -------------------------------------------------------------------------------
     Total                                       11,253,948      10,928,471       11,418,883      11,630,016      12,074,747
GALLONS DELIVERED (PROPANE)                       9,666,772       8,977,524        7,702,384       6,568,066       5,997,912
HEATING DEGREE DAYS                                   3,721           3,717            4,054           4,298           4,696
NUMBER OF CUSTOMERS:
Natural Gas
   Residential                                       50,520          49,860           48,265          47,539          46,007
   Commercial                                         5,502           5,379            5,272           5,181           5,043
   Interruptible and Interruptible
       Transportation Service                            45              44               45              43              44
                                             -------------------------------------------------------------------------------
     Total                                           56,067          55,283           53,582          52,763          51,094
Propane                                              15,973          13,832           11,004           8,829           6,410
                                             -------------------------------------------------------------------------------
Total Customers                                      72,040          69,115           64,586          61,592          57,504
GAS ACCOUNT (DTH):
   Natural Gas Available                         11,933,719      11,525,469       11,883,769      12,273,858      12,704,230
   Natural Gas Deliveries                        11,253,948      10,928,471       11,418,883      11,630,016      12,074,747
   Storage - LNG                                    123,002         136,338           73,381         112,868         150,485
   Company Use And Miscellaneous                     47,325          62,189           40,127          52,317          57,524
   System Loss                                      509,444         398,471          351,378         478,657         421,474
                                             -------------------------------------------------------------------------------
     Total Gas Available                         11,933,719      11,525,469       11,883,769      12,273,858      12,704,230
TOTAL ASSETS                                 $   87,407,494  $   77,789,982   $   69,134,920  $   62,593,258  $   58,921,099
LONG-TERM OBLIGATIONS                        $   23,310,522  $   23,336,614   $   20,700,000  $   17,079,000  $   20,222,124




                            CAPITALIZATION STATISTICS

Years Ended September 30,                           2000            1999             1998            1997           1996
COMMON STOCK:
Shares Issued                                     1,881,733       1,832,771        1,794,416      1,527,486       1,475,843
Net Earnings Per Share                       $         1.54   $        1.59   $         1.60   $       1.54   $        1.51
Dividends Paid Per Share (Cash)              $         1.10   $        1.08   $         1.06   $       1.04   $        1.02
Dividends Paid Out Ratio                               71.4%           67.9%            66.3%          67.5%           67.5%
Number of Shareholders                                1,747           1,796            1,836          1,853           1,713
                                             ------------------------------------------------------------------------------
CAPITALIZATION RATIOS:
Long-Term Debt, Including
   Current Maturities                                  43.8            45.3             43.9           49.5            52.4
Common Stock And Surplus                               56.2            54.7             56.1           50.5            47.6
                                             ------------------------------------------------------------------------------
   Total                                              100.0           100.0            100.0          100.0           100.0
                                             ------------------------------------------------------------------------------
Long-Term Debt, Including
   Current Maturities                        $   23,336,614   $  23,360,896   $   20,700,000   $ 20,222,124   $  20,891,547
Common Stock And Surplus                         29,985,871      28,154,923       26,464,581     20,596,951      18,975,001
                                             ------------------------------------------------------------------------------
Total Capitalization Plus
   Current Maturities                        $   53,322,485   $  51,515,819   $   47,164,581   $ 40,819,075   $  39,866,548
                                             ==============================================================================


                      MARKET PRICE AND DIVIDEND INFORMATION

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

Fiscal Year Ended                  High               Low            Cash Dividend
September 30                                                           Declared
---------------------------------------------------------------------------------
2000
---------------------------------------------------------------------------------
First Quarter                   $   23.125        $   19.500        $       0.275
Second Quarter                      22.500            19.750                0.275
Third Quarter                       21.125            15.813                0.275
Fourth Quarter                      19.750            17.000                0.275


1999
First Quarter                   $   22.250        $   18.500        $       0.270
Second Quarter                      22.000            19.500                0.270
Third Quarter                       21.250            19.375                0.270
Fourth Quarter                      23.250            20.000                0.270





        At September 30, 2000 and 1999, respectively, the company had 1,747 and 1,796 common shareholders of record.

RGC RESOURCES, INC. AND SUBSIDIARIES

                               BOARD OF DIRECTORS
                   RGC Resources, Inc. and Roanoke Gas Company

Lynn D. Avis                       Abney S. Boxley III          Frank T. Ellett                Frank A. Farmer, Jr.
Avis Construction Co., Inc.        Boxley Co., Inc.             Virginia Truck Center, Inc.    Chairman Of The Board
Chairman Of The Board              President & CEO              President

J. Allen Layman                    Thomas L. Robertson          S. Frank Smith                 John B. Williamson III
R & B Communications, Inc.         Carilion Health System &     Coastal Coal Co., LLC          President & CEO
President & CEO                    Carilion Medical Center      Vice President
                                   President & CEO


Bluefield Gas Company                          Diversified Energy Company &
                                               RGC Ventures, Inc.
Roger L. Baumgardner
Vice President, Secretary                      Roger L. Baumgardner
& Treasurer                                    Vice President, Secretary
                                               & Treasurer
Frank A. Farmer, Jr.
RGC Resources, Inc.                            Frank T. Ellett
Chairman Of The Board                          Virginia Truck Center, Inc.
                                               President
Arthur L. Pendleton
President & COO                                Frank A. Farmer, Jr.
                                               RGC Resources, Inc.
Scott H. Schott                                Chairman Of The Board
Paper Supply Company
Secretary & Treasurer                          Arthur L. Pendleton
                                               Roanoke Gas Company
John B. Williamson                             President & COO
Chairman & CEO
                                               S. Frank Smith
                                               Coastal Coal Co., LLC
                                               Vice President

                                               John B. Williamson III
                                               Chairman & CEO

                                    OFFICERS
                               RGC Resources, Inc.

Frank A. Farmer, Jr.         Roger L. Baumgardner         Howard T. Lyon              John B. Williamson, III
Chairman Of The Board        Vice President, Secretary    Controller & Assistant      President & CEO
                             Treasurer                    Treasurer

                                                  Dale P. Moore
                                                  Assistant Vice President &
                                                  Assistant Secretary

Roanoke Gas Company         Bluefield Gas Company      Diversified Energy
                                                       Company & RGC
John B. Williamson, III     John B. Williamson, III    Ventures, Inc.
Chairman & CEO              Chairman & CEO
                                                       John B. Williamson, III
Arthur L. Pendleton         Arthur L. Pendleton        Chairman & CEO
President & COO             President & COO
                                                       John S. D'Orazio
Roger L. Baumgardner        Roger L. Baumgardner       President & COO
Vice President, Secretary   Vice President, Secretary
& Treasurer                 & Treasurer                Roger L. Baumgardner
                                                       Vice President, Secretary
Jane N. O'Keeffe                                       & Treasurer
Vice President Human Resources

Richard F. Pevarski
Vice President Operations
& Marketing

J. David Anderson
Assistant Secretary &
Assistant Treasurer

                              CORPORATE INFORMATION
Corporate Office
RGC Resources, Inc.
519 Kimball Avenue, N.E.
P.O. Box 13007
Roanoke, VA 24030
(540) 777-4GAS (4427)
Fax (540) 777-2636

Auditors
Deloitte & Touche LLP
1100 Carillon
227 West Trade Street
Charlotte, NC 28202-1675

Common Stock Transfer Agent, Registrar, Dividend Disbursing Agent & Dividend Reinvestment Agent
First Union National Bank of North Carolina
First Union Customer Information Center
Corporate Trust Client Services NC - 1153
1525 West W.T. Harris Boulevard - 3C3
Charlotte, NC 28288-1153

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

10-K Report
A copy of RGC Resources, Inc. latest annual report to the Securities & Exchange Commission on Form 10-K will be provided without charge upon written request to:
Roger L. Baumgardner
Vice President, Secretary & Treasurer
RGC Resources, Inc.
P.O. Box 13007
Roanoke, VA 24030

Shareholder Inquiries
Questions concerning shareholder accounts, stock transfer requirements, consolidation of accounts, lost stock certificates, safekeeping of stock certificates, replacement of lost dividend checks, payment of dividends, direct deposit of dividends, initial cash payments, optimal cash payments and name or address changes should be directed to the Transfer Agent, First Union National Bank. All other shareholder questions should be directed to:
Roger L. Baumgardner
Vice President, Secretary & Treasurer
RGC Resources, Inc.
P.O. Box 13007
Roanoke, VA 24030
(540) 777-3855

Financial Inquiries
All financial analysts and professional investment managers should direct their questions and requests for financial information to:
Roger L. Baumgardner
Vice President, Secretary & Treasurer
RGC Resources, Inc.
P.O. Box 13007
Roanoke, VA 24030

Access up-to-date information on RGC Resources and its subsidiaries at www.rgcresources.com

RGC Resources, Inc.
Trading on NASDAQ as RGCO
519 Kimball Avenue, N.E.
P. O. Box 13007
Roanoke, VA 24030
(540) 777-4427

www.rgcresources.com

RGC Resources, Inc.
and Subsidiaries

Independent Auditors' Report

Consolidated Financial Statements
Years Ended September 30, 2000, 1999 and 1998

TABLE OF CONTENTS
-------------------------------------------------------------------------------

                                                                           Page

INDEPENDENT AUDITORS' REPORT                                                 1

CONSOLIDATED FINANCIAL STATEMENTS:
        Consolidated Balance Sheets                                        2-3
        Consolidated Statements of Earnings                                  4
        Consolidated Statements of Stockholders' Equity                      5
        Consolidated Statements of Cash Flows                              6-7
        Notes to Consolidated Financial Statements                        8-21

                                                              Deloitte & Touche


INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of RGC Resources, Inc.:

We have audited the accompanying consolidated balance sheets of RGC Resources, Inc. and subsidiaries (the "Company") as of September 30, 2000 and 1999, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the three years in the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period then ended in conformity with accounting principles generally accepted in the United States of America.

s/Deloitte & Touche LLP

October 27, 2000



RGC RESOURCES, INC. AND SUBSIDIARIES


CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2000 AND 1999

ASSETS                                                                  2000             1999

CURRENT ASSETS:
  Cash and cash equivalents                                        $     721,249    $     139,501
  Accounts receivable, less allowance for doubtful
    accounts of $314,081 in 2000 and $229,238 in 1999                  6,251,248        6,306,117
  Inventories                                                         12,421,327        8,363,199
  Prepaid income taxes                                                   464,299          430,992
  Deferred income taxes                                                1,836,581        1,962,448
  Underrecovery of gas costs                                             888,687                -
  Other                                                                  430,307          572,154
                                                                   --------------    -------------
           Total current assets                                       23,013,698       17,774,411
                                                                   --------------    -------------

UTILITY PLANT:
  In service                                                          78,780,014       74,710,899
  Accumulated depreciation and amortization                          (28,765,599)     (26,499,546)
                                                                   --------------    -------------
           In service, net                                            50,014,415       48,211,353
                                                                   --------------    -------------

Construction work-in-progress                                          1,562,138        1,425,918
                                                                   --------------    -------------
           Total utility plant, net                                   51,576,553       49,637,271
                                                                   --------------    -------------

NON-UTILITY PROPERTY:
  Non-utility property                                                16,393,264       13,463,990
  Accumulated depreciation and amortization                           (5,044,294)      (3,984,241)
                                                                   --------------    -------------
           Total non-utility property, net                            11,348,970        9,479,749
                                                                   --------------    -------------

OTHER ASSETS:
  Intangible assets, net of accumulated amortization                   1,014,509          385,659
  Other assets                                                           453,764          512,892
                                                                   --------------    -------------
           Total other assets                                          1,468,273          898,551
                                                                   --------------    -------------

TOTAL ASSETS                                                       $  87,407,494    $  77,789,982
                                                                   ==============    =============



RGC RESOURCES, INC. AND SUBSIDIARIES


CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2000 AND 1999

LIABILITIES AND STOCKHOLDERS' EQUITY                                   2000               1999

CURRENT LIABILITIES:
  Current maturities of long-term debt                             $     26,092      $     24,282
  Borrowings under lines of credit                                   13,295,000         6,363,000
  Dividends payable                                                     517,827           495,055
  Accounts payable                                                   11,003,592         9,206,173
  Customer deposits                                                     506,562           546,364
  Accrued expenses                                                    3,733,320         4,605,376
  Refunds from suppliers - due customers                                223,009            26,062
  Overrecovery of gas costs                                                   -           684,155
                                                                   -------------      ------------
           Total current liabilities                                 29,305,402        21,950,467
                                                                   -------------      ------------

LONG-TERM DEBT, EXCLUDING CURRENT MATURITIES                         23,310,522        23,336,614
                                                                   -------------      ------------

DEFERRED CREDITS AND OTHER LIABILITIES:
  Deferred income taxes                                               4,431,643         3,934,489
  Deferred investment tax credits                                       374,056           413,489
                                                                   -------------      ------------
           Total deferred credits and other liabilities               4,805,699         4,347,978
                                                                   -------------      ------------

COMMITMENTS AND CONTINGENCIES (Notes 10 and 11)

CAPITALIZATION:
  Stockholders' equity:
  Common stock, $5 par value; authorized 10,000,000 shares;
    issued and outstanding 1,881,733 and 1,832,771 shares in
    2000 and 1999, respectively                                       9,408,665         9,163,855
  Preferred stock, no par; authorized 5,000,000 shares;
    no shares issued and outstanding in 2000 and 1999                         -                 -
  Capital in excess of par value                                     10,262,252         9,489,551
  Retained earnings                                                  10,314,954         9,501,517
                                                                   -------------      ------------
           Total stockholders' equity                                29,985,871        28,154,923
                                                                   -------------      ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                         $ 87,407,494      $ 77,789,982
                                                                   =============      ============


See notes to consolidated financial statements.



RGC RESOURCES, INC. AND SUBSIDIARIES


CONSOLIDATED STATEMENTS OF EARNINGS
YEARS ENDED SEPTEMBER 30, 2000, 1999 AND 1998

                                                               2000             1999            1998

OPERATING REVENUES:
  Gas utilities                                           $   55,685,168  $   48,619,143   $  51,857,052
  Propane operations                                          11,246,152       8,469,728       7,530,040
  Energy marketing                                             8,828,492       5,639,783       6,519,467
  Other                                                        1,990,183       1,474,055         601,288
                                                          ---------------  --------------  --------------
           Total operating revenues                           77,749,995      64,202,709      66,507,847
                                                          ---------------  --------------  --------------

COST OF SALES:
  Gas utilities                                               35,833,723      29,631,592      32,471,072
  Propane operations                                           5,837,087       3,878,035       3,636,435
  Energy marketing                                             8,673,354       5,496,306       6,354,911
  Other                                                        1,365,312       1,304,255         420,967
                                                          ---------------  --------------  --------------
           Total cost of sales                                51,709,476      40,310,188      42,883,385
                                                          ---------------  --------------  --------------

OPERATING MARGIN                                              26,040,519      23,892,521      23,624,462
                                                          ---------------  --------------  --------------

OTHER OPERATING EXPENSES:
  Operations                                                  10,639,549       9,684,613       9,707,104
  Maintenance                                                  1,230,907       1,162,204       1,549,996
  General taxes                                                2,851,526       2,423,480       2,515,079
  Depreciation and amortization                                4,403,360       3,972,397       3,423,364
                                                          ---------------  --------------  --------------
           Total other operating expenses                     19,125,342      17,242,694      17,195,543
                                                          ---------------  --------------  --------------

OPERATING EARNINGS                                             6,915,177       6,649,827       6,428,919
                                                          ---------------  --------------  --------------

OTHER DEDUCTIONS, NET                                            (98,807)        (73,604)       (137,174)
                                                          ---------------  --------------  --------------

EARNINGS BEFORE INTEREST AND INCOME TAXES                      6,816,370       6,576,223       6,291,745
                                                          ---------------  --------------  --------------

INTEREST CHARGES                                               2,428,396       2,083,842       2,095,711
                                                          ---------------  --------------  --------------

EARNINGS BEFORE INCOME TAXES                                   4,387,974       4,492,381       4,196,034

INCOME TAXES                                                   1,514,272       1,608,974       1,469,155
                                                          ---------------  --------------  --------------

NET EARNINGS                                              $    2,873,702  $    2,883,407   $   2,726,879
                                                          ===============  ==============  ==============

BASIC AND DILUTED EARNINGS PER SHARE                      $         1.54  $         1.59   $        1.60
                                                          ===============  ==============  ==============

WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC                    1,863,275       1,814,864       1,701,048
                                                          ===============  ==============  ==============

WEIGHTED AVERAGE SHARES OUTSTANDING -
  DILUTED                                                      1,867,138       1,818,541       1,706,902
                                                          ===============  ==============  ==============

See notes to consolidated financial statements.



RGC RESOURCES, INC. AND SUBSIDIARIES


CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED SEPTEMBER 30, 2000, 1999 AND 1998

                                                           Capital in                      Total
                                               Common       Excess of     Retained      Stockholders'
                                                Stock       Par Value     Earnings        Equity

BALANCE, SEPTEMBER 30, 1997                 $  7,637,430  $  5,271,667  $  7,687,854   $ 20,596,951
  Net earnings                                         -             -     2,726,879      2,726,879
  Cash dividends declared ($1.06 per share)            -             -    (1,831,377)    (1,831,377)
  Issuance of common stock (266,930
     shares)                                   1,334,650     3,637,478             -      4,972,128
                                             -----------   -----------   -----------    -----------

BALANCE, SEPTEMBER 30, 1998                    8,972,080     8,909,145     8,583,356     26,464,581
  Net earnings                                         -             -     2,883,407      2,883,407
  Cash dividends declared ($1.08 per share)            -             -    (1,965,246)    (1,965,246)
  Issuance of common stock (38,355 shares)       191,775       580,406             -        772,181
                                             -----------   -----------   -----------    -----------

BALANCE, SEPTEMBER 30, 1999                    9,163,855     9,489,551     9,501,517     28,154,923
  Net earnings                                         -             -     2,873,702      2,873,702
  Cash dividends declared ($1.10 per share)            -             -    (2,060,265)    (2,060,265)
  Issuance of common stock (48,962 shares)       244,810       772,701             -      1,017,511
                                             -----------   -----------   -----------    -----------

BALANCE, SEPTEMBER 30, 2000                 $  9,408,665 $  10,262,252 $  10,314,954  $  29,985,871
                                             ===========   ===========   ===========    ===========


See notes to consolidated financial statements.



RGC RESOURCES, INC. AND SUBSIDIARIES


CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 2000, 1999 AND 1998

                                                                    2000             1999            1998

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings                                                 $    2,873,702  $    2,883,407   $   2,726,879
  Adjustments to reconcile net earnings to net cash provided by operating activities:
    Depreciation and amortization                                   4,538,635       4,131,688       3,577,872
    Loss (gain) on asset disposition                                   17,908          (3,277)         40,380
    Change in over/under recovery of gas costs                     (1,572,842)       (585,674)      1,857,286
    Deferred taxes and investment tax credits                         583,589         292,657        (338,421)
    Other noncash items, net                                          (63,140)        (45,814)       (284,466)
    Changes in assets and liabilities which provided (used) cash:
      Accounts receivable and customer deposits, net                   15,067      (3,108,030)      1,109,365
      Inventories                                                  (4,058,128)       (393,469)       (542,149)
      Other current assets                                            108,540         160,568        (735,672)
      Accounts payable and accrued expenses                           925,363       2,618,262       1,447,079
      Refunds from suppliers - due customers                          196,947         (59,510)       (340,288)
                                                               ---------------  --------------  --------------
           Net cash provided by operating activities                3,565,641       5,890,808       8,517,865
                                                               ---------------  --------------  --------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to utility plant and non-utility property              (7,920,163)     (8,940,093)     (9,238,614)
  Cost of removal of utility plant, net                               (51,544)        (64,209)        (70,949)
  Proceeds from sales of assets                                        84,886          73,720         225,159
                                                               ---------------  --------------  --------------
           Net cash used in investing activities                   (7,886,821)     (8,930,582)     (9,084,404)
                                                               ---------------  --------------  --------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of long-term debt                                  -       2,500,000       3,356,000
  Retirement of long-term debt                                       (530,865)         (9,614)     (2,878,124)
  Net borrowings (repayments) under lines of credit                 6,932,000       1,779,000      (2,545,000)
  Proceeds from issuance of common stock                              539,286         772,181       4,601,069
  Common stock issuance costs                                               -               -        (246,647)
  Cash dividends paid                                              (2,037,493)     (1,946,329)     (1,752,767)
                                                               ---------------  --------------  --------------
           Net cash provided by financing activities                4,902,928       3,095,238         534,531
                                                               ---------------  --------------  --------------

NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS                                                         581,748          55,464         (32,008)

CASH AND CASH EQUIVALENTS:
  Beginning of year                                                   139,501          84,037         116,045
                                                               ---------------  --------------  --------------

  End of year                                                  $      721,249  $      139,501   $      84,037
                                                               ===============  ==============  ==============



RGC RESOURCES, INC. AND SUBSIDIARIES


CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
YEARS ENDED SEPTEMBER 30, 2000, 1999 AND 1998

                                                               2000             1999            1998

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS
  INFORMATION:
  Cash paid during the year for:
    Interest                                              $    2,566,700   $    2,036,967  $    2,148,861
                                                          ===============  ==============  ==============
    Income taxes, net of refunds                          $      963,990   $    1,034,623  $    2,512,897
                                                          ===============  ==============  ==============

    Noncash transactions:
In December 1997, the assets of a propane company were acquired in exchange for 34,317 shares of stock for a total value of $617,706.


In June 1998, the Company refinanced the remaining balances of Series K and Series L First Mortgage Bonds in the amount of $3,344,000 through the issuance of a First Mortgage Note due July 1, 2008.


In February 1999, a capital lease obligation of $170,510 was incurred when the Company entered into an equipment lease.

In January 2000, the assets of a heating and air conditioning company were acquired in exchange for 22,243 shares of stock valued at $478,225.Subsequent to the acquisition, the Company retired $506,583 in debt associated with the heating and air conditioning company.





See notes to consolidated financial statements.

RGC RESOURCES, INC. AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2000, 1999 AND 1998

1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        GENERAL - The consolidated financial statements include the accounts of RGC Resources, Inc. and its wholly owned subsidiaries (the "Company"), Roanoke Gas Company, Bluefield Gas Company, Diversified Energy Company, operating as Highland Propane Company and Highland Energy, and RGC Ventures, Inc., operating as GIS Resources, Highland/Cox Heating and Cooling and Application Resources. Roanoke Gas Company and Bluefield Gas Company are gas utilities, which distribute and sell natural gas to residential, commercial and industrial customers within their service areas. Highland Propane Company distributes and sells propane in southwestern Virginia and southern West Virginia. Highland Energy brokers natural gas to several industrial transportation customers of Roanoke Gas Company and Bluefield Gas Company. GIS Resources provides mapping services. Highland/Cox Heating and Cooling provides heating and cooling service and installation in West Virginia. Application Resources provides information system services to software providers in the utility industry.

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

        REGULATION - The Company's regulated operations follow the accounting and reporting requirements of Statement of Financial Accounting Standards ("SFAS") No. 71, ACCOUNTING FOR THE EFFECTS OF CERTAIN TYPES OF REGULATION. The economic effects of regulation can result in a regulated company recording costs that have been or are expected to be allowed in the rate-setting process in a period different from the period in which the costs would be charged to expense by an unregulated enterprise. When this results, costs are deferred as assets in the consolidated balance sheet (regulatory assets) and recorded as expenses as those same amounts are reflected in rates. Additionally, regulators can impose liabilities upon a regulated company for amounts previously collected from customers and for recovery of costs that are expected to be incurred in the future (regulatory liabilities).

        The amounts recorded by the Company as regulatory assets and regulatory liabilities are as follows:

                                                             September 30,
                                                     ---------------------------
                                                        2000            1999

  Regulatory assets:
    Rate case costs                                      20,772     $    52,988
    Underrecovery of gas costs                          888,687               -
    Other                                                66,815          81,731
                                                     -----------     -----------

  Total regulatory assets                            $  976,274      $  134,719
                                                     ===========     ===========



                                                            September 30,
                                                 -------------------------------
                                                        2000            1999

  Regulatory liabilities:
    Refunds from suppliers - due customers              223,009     $    26,062
    Overrecovery of gas costs                                 -         684,155
                                                     -----------     -----------

  Total regulatory liabilities                       $  223,009      $  710,217
                                                     ===========     ===========


        UTILITY PLANT - Utility plant is stated at original cost. The cost of additions to utility plant includes direct charges and overhead. The cost of depreciable property retired, plus cost of removal, less salvage is charged to accumulated depreciation. Maintenance, repairs, and minor renewals and betterments of property are charged to operations.

        DEPRECIATION AND AMORTIZATION - Provisions for depreciation are computed principally on composite straight-line rates for financial statement purposes and on accelerated rates for income tax purposes. Depreciation and amortization for financial statement purposes are provided on annual composite rates ranging from 2 percent to 33 percent. The annual composite rates are determined by periodic depreciation studies. Intangible assets are amortized on a straight-line basis over periods ranging from 10 to 15 years.

        CASH AND CASH EQUIVALENTS - For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

        INVENTORIES - Inventories consist primarily of natural gas and propane. Natural gas inventories are recorded at average cost charged thereto. Propane inventories are valued at the lower of average cost or market.

        UNBILLED REVENUES - The Company bills its natural gas customers on a monthly cycle basis. The Company records revenue based on service rendered to the end of the accounting period. The amounts of unbilled revenue receivable included in accounts receivable on the consolidated balance sheets at September 30, 2000 and 1999 were $1,265,706 and $919,903, respectively.

        INCOME TAXES - Income taxes are accounted for using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the years in which those temporary differences are expected to be recovered or settled. The Company and its subsidiaries file a consolidated federal income tax return.

        BOND EXPENSES - Bond expenses are being amortized over the lives of the bonds using the bonds outstanding method.

        OVER/UNDER RECOVERY OF GAS COSTS - Pursuant to the provisions of the Company's Purchased Gas Adjustment ("PGA") clause, increases or decreases in gas costs are passed on to customers. Accordingly, the difference between actual costs incurred and costs recovered through the application of the PGA is reflected as a net deferred charge or credit. At the end of the deferral period, the balance of the net deferred charge or credit is amortized over the next 12-month period as amounts are reflected in customer billings.

        USE OF ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        DERIVATIVE AND HEDGING ACTIVITIES - In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, effective for all fiscal quarters of fiscal years beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires the recognition of all derivative instruments as assets or liabilities in the Company's balance sheet and measurement of those instruments at fair value. The accounting treatment of changes in fair value is dependent upon whether or not a derivative instrument is designated as a hedge and if so, the type of hedge.

        In June 2000, the FASB issued SFAS No. 138, which amended certain provisions of SFAS 133. The amendment included, among other things, expansion of the "normal purchase and sale" exemption for supply contracts and a redefined definition of interest rate risk to reduce sources of ineffectiveness.

        The Company has entered into futures and swaps for the purpose of hedging the price of propane in order to provide price stability during the winter months. Energy commodity forward contracts involve physical delivery of an energy commodity. Over-the-counter swap agreements require the Company to receive or make payments based on the difference between a specified price and the actual price of the underlying commodity.

        The Company will adopt SFAS 133, as amended, as of October 1, 2000. SFAS 133, will not have a material impact on RGC Resources, Inc.'s consolidated results of operations, financial position, or cash flows upon adoption.

        RECLASSIFICATIONS - Certain reclassifications were made to prior year balances to conform with current year presentations.

2.      FINANCIAL INFORMATION  BY BUSINESS SEGMENTS

        Operating segments are defined as components of an enterprise for which separate financial information is available and is evaluated regularly by the chief decision maker in deciding how to allocate resources in assessing performance.

        The reportable segments of the Company disclosed herein are as follows:

        GAS UTILITIES - The natural gas segment of the Company generates revenue from its tariff rates under which it provides distribution energy services for its residential, commercial and industrial customers.

        PROPANE OPERATIONS - The propane gas segment of the Company generates revenue from the sale and delivery of propane gas and related services to its residential, commercial and industrial customers located in southwestern Virginia and southern West Virginia.

        ENERGY MARKETING - The energy marketing segment generates revenue through the sale of natural gas to industrial transportation customers of Roanoke Gas Company and Bluefield Gas Company.

        PARENT AND OTHER - The other segment includes the heating and cooling operations, mapping services, information system services and certain corporate adjustments.

        Information related to the segments of the Company is detailed below:

                             Gas            Propane         Energy         Parent       Consolidated
                          Utilities       Operations      Marketing      and Other          Total

For the year ended
  September 30, 2000:
  Operating revenues     $  55,685,168   $  11,246,152   $  8,828,492   $  1,990,183   $  77,749,995
  Operating margin          19,851,445       5,409,065        155,138        624,871      26,040,519
  Operations,
     maintenance and
     general taxes          11,288,679       2,905,186         11,449        516,668      14,721,982
  Depreciation and
     amortization            3,156,936       1,178,567              -         67,857       4,403,360
  Interest charges           1,963,791         443,796              -         20,809       2,428,396
  Earnings before
     income taxes            3,397,456         862,812        143,689        (15,983)      4,387,974

As of September 30, 2000:
  Total assets           $  70,970,880   $  12,660,667   $  1,161,515   $  2,614,432   $  87,407,494
  Gross additions to
     long-lived assets       5,237,912       2,539,413              -        621,063      8,398,388


                             Gas            Propane         Energy         Parent       Consolidated
                          Utilities       Operations      Marketing      and Other          Total

For the year ended
  September 30, 1999:
  Total revenues         $  48,619,143   $  8,469,728    $  5,639,783   $  1,474,055   $  64,202,709
  Operating margin          18,987,551      4,591,693         143,477        169,800      23,892,521
  Operations,
     maintenance and
     general taxes          10,367,002      2,894,587           8,708              -      13,270,297
  Depreciation and
     amortization            3,015,001        957,396               -              -       3,972,397
  Interest charges           1,800,849        282,993               -              -       2,083,842
  Earnings before
     income taxes            3,739,902        447,910         134,769        169,800       4,492,381

As of September 30, 1999:
  Total assets           $  65,789,548   $ 10,871,676     $   926,984   $    201,774   $  77,789,982
  Gross additions to
     long-lived assets       5,811,671      3,298,932               -              -      9,110,603






                               Gas            Propane          Energy             Parent        Consolidated
                            Utilities       Operations        Marketing         and Other          Total
For the year ended
  September 30, 1998:
  Operating revenues      $  51,857,052    $  7,530,040     $  6,519,467        $  601,288    $   66,507,847
  Operating margin           19,385,980       3,893,605          164,556           180,321        23,624,462
  Operations,
     maintenance and
     general taxes           11,392,013       2,379,965              201                 -        13,772,179
  Depreciation and
     amortization             2,806,278         617,086                -                 -         3,423,364
  Interest charges            1,949,143         146,568                -                 -         2,095,711
  Earnings before
     income taxes             3,139,175         712,183          164,355           180,321         4,196,034

As of September 30, 1998:
  Total assets            $  60,586,015    $  8,038,593     $    510,312        $        -    $   69,134,920
  Gross additions to
     long-lived assets        5,892,438       3,691,223                -                 -         9,583,661



        During 2000, 1999 and 1998, no single customer accounted for more than five percent of the Company's sales. No accounts receivable from any customer exceeded five percent of the Company's total accounts receivable at September 30, 2000 and 1999.

3.      ALLOWANCE FOR DOUBTFUL ACCOUNTS

        A summary of the changes in the allowance for doubtful accounts follows:

                                                             Years Ended September 30,
                                                  ---------------------------------------------
                                                         2000          1999           1998

  Balances, beginning of year                        $    229,238  $   202,652   $     368,345
  Provision for doubtful accounts                         528,382      234,705         481,297
  Recoveries of accounts written off                      160,310      208,584         188,309
  Accounts written off                                   (603,849)    (416,703)       (835,299)
                                                     -------------  -----------  --------------

  Balances, end of year                              $    314,081  $   229,238   $     202,652
                                                     =============  ===========  ==============


4.      BORROWINGS UNDER LINES OF CREDIT

        A summary of short-term lines of credit follows:

                                                       2000           1999             1998

  Lines of credit at year end                     $  23,500,000  $   22,500,000   $  21,000,000
  Outstanding balance at year end                    13,295,000      6,363,000        4,584,000
  Highest month end balances outstanding             13,295,000      10,364,000      12,929,000
  Average month end balances                          8,831,000      6,216,000        5,280,000
  Average rates of interest during year                   6.67%          5.80%            6.19%
  Average rates of interest on balances
    outstanding at year end                               7.05%          5.86%            6.18%



5.      LONG-TERM DEBT

        Long-term debt consists of the following:

                                                                              September 30,
                                                                    ----------------------------------
                                                                            2000             1999

  Roanoke Gas Company:
    First Mortgage notes payable, at 7.804%, due July 1, 2008       $     5,000,000   $    5,000,000
    Collateralized term debentures with provision for retirement in varying annual payments through October 1, 2016, at
       interest rates ranging from 6.75% to 9.625%                        4,700,000        4,700,000
    Unsecured senior notes payable, at 7.66%, with
       provision for retirement of $1,600,000 each year
       beginning December 1, 2014 through December 1, 2018                8,000,000        8,000,000
    Obligations under capital leases, aggregate monthly payments
       of $2,924, through April 2005                                        136,614          160,896
  Bluefield Gas Company:
    Unsecured note payable, at 7.28%, with provision for retirement of $25,000 quarterly, beginning January 1,
       2002 and a final payment of $1,125,000 on October 1, 2003          1,300,000        1,300,000
  Highland Propane Company:
    Unsecured note payable, with variable interest rate based on
      90-day LIBOR plus 95 basis-point spread, with provision
      for retirement on August 26, 2006                                   2,500,000        2,500,000
    Unsecured note payable, at 7%, with provision for
      retirement on December 31, 2007                                     1,700,000        1,700,000
                                                                     --------------   --------------
  Total long-term debt                                                   23,336,614       23,360,896
  Less current maturities                                                   (26,092)         (24,282)
                                                                     --------------   --------------

  Total long-term debt, excluding current maturities                $    23,310,522   $   23,336,614
                                                                     ==============   ==============


        The above debt obligations contain various provisions including a minimum interest charge coverage ratio and limitations on debt as a percentage of total capitalization. The obligations also contain a provision restricting the payment of dividends, primarily based on the earnings of the Company and dividends previously paid. At September 30, 2000, approximately $6,230,000 of retained earnings were available for dividends.

        The aggregate annual maturities of long-term debt, subsequent to September 30, 2000 are as follows:

  Years ending September 30:
    2001                                                                   $      26,092
    2002                                                                         803,037
    2003                                                                         130,126
    2004                                                                       2,157,372
    2005                                                                          19,987
    Thereafter                                                                20,200,000
                                                                           --------------

  Total                                                                    $  23,336,614
                                                                           ==============


6.      INCOME TAXES

        The details of income tax expense (benefit) are as follows:

                                                  Years Ended September 30,
                                       -----------------------------------------------
                                               2000            1999           1998

  Current income taxes:
    Federal                                $    868,975    $ 1,258,775    $ 1,726,628
    State                                        61,888         57,542         80,949
                                           -------------   ------------   ------------
         Total current income taxes             930,863      1,316,317      1,807,577
                                           -------------   ------------   ------------

  Deferred income taxes:
    Federal                                     586,733        313,895       (298,971)
    State                                        36,289         18,196            (17)
                                           -------------   ------------   ------------
         Total deferred income taxes            623,022        332,091       (298,988)
                                           -------------   ------------   ------------

  Investment tax credits, net                   (39,433)       (39,434)       (39,434)
                                           -------------   ------------   ------------

  Total income tax expense                 $  1,514,452    $ 1,608,974    $ 1,469,155
                                           =============   ============   ============

        Income tax expense for the years ended September 30, 2000, 1999 and 1998 differed from amounts computed by applying the U.S. Federal income tax rate of 34 percent to earnings before income taxes as a result of the following:

                                                          Years Ended September 30,
                                                  -----------------------------------------
                                                         2000         1999         1998

  Earnings before income taxes                     $ 4,387,974  $ 4,492,381  $  4,196,034
                                                   ============ ============ ============

  Computed "expected" income tax expense           $ 1,491,911  $ 1,527,410  $  1,426,652
  Increase (reduction) in income tax expense
    resulting from:
    Amortization of deferred investment tax credits    (39,433)     (39,434)      (39,434)
    Other, net                                          61,794      120,998        81,937
                                                   ------------ ------------ ------------

  Total income tax expense                         $ 1,514,272  $ 1,608,974  $  1,469,155
                                                   ============ ============ ============


        The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are as follows:

                                                                 September 30,
                                                      --------------------------------
                                                              2000           1999

  Deferred tax assets:
    Allowance for uncollectibles                          $    118,015    $    82,898
    Accrued pension and medical benefits                     1,254,970      1,088,777
    Accrued vacation                                           184,212        174,504
    Over/under recovery of gas costs                                 -        233,373
    Costs on gas held in storage                               423,700        360,062
    Other                                                      201,091         55,327
                                                          -------------  -------------
  Total deferred tax assets                                  2,181,988      1,994,941
                                                          -------------  -------------

  Deferred tax liabilities:
    Utility plant basis differences                          4,470,376      3,966,982
    Over/under recovery of gas costs                           306,674              -
                                                          -------------  -------------
  Total deferred tax liabilities                             4,777,050      3,966,982
                                                          -------------  -------------

  Net deferred tax liability                              $  2,595,062   $  1,972,041
                                                          =============  =============



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

        The following sets forth the Pension Plan's funded status and amounts recognized in the consolidated balance sheet as of September 30 as determined by an independent actuary:

                                                                        2000         1999

Reconciliation of funded status:
  Funded status                                                     $   383,107  $    131,349
  Unrecognized actuarial gain                                        (1,557,901)   (1,397,341)
  Unrecognized transition obligation                                     13,650       119,089
  Unrecognized prior service cost                                        18,881        37,755
  Contribution made between measurement date and fiscal
     year end                                                            50,000        50,000
                                                                    ------------ -------------

Net pension liability recognized                                    $(1,092,263) $ (1,059,148)
                                                                    ============ =============

Change in projected benefit obligation:
  Benefit obligation at beginning of year                             7,392,617     7,989,241
  Service cost                                                          211,029       239,185
  Interest cost                                                         538,265       523,844
  Actuarial gain                                                         (2,993)     (961,328)
  Benefit payments                                                     (406,432)     (398,325)
                                                                    ------------ -------------

Benefit obligation at end of year                                   $ 7,732,486  $  7,392,617
                                                                    ============ =============

                                                                         2000         1999

Change in plan assets:
  Fair value of plan assets at beginning of year                      7,523,966     7,029,755
  Actual return on plan assets                                          839,813       722,536
  Employer contribution                                                 158,246       170,000
  Benefit payments                                                     (406,432)     (398,325)
                                                                    ------------ -------------

Fair value of plan assets at end of year                            $ 8,115,593  $  7,523,966
                                                                    ============ =============

                                                           2000          1999         1998

Components of net periodic pension cost:
  Service cost                                       $     211,029  $   239,185  $    157,705
  Interest cost                                            538,265      523,844       444,696
  Expected return on plan assets                          (630,627)    (584,472)     (523,334)
  Amortization of unrecognized transition
     obligation                                            105,439      105,444       105,444
  Prior service cost recognized                             18,874       18,874        18,874
  Recognized gains                                         (51,619)           -       (81,537)
                                                     -------------- ------------ -------------

Net periodic pension cost                            $     191,361  $   302,875  $    121,848
                                                     ============== ============ =============

  Assumptions used for pension accounting:
  Discount rate                                               7.50%        6.75%         7.75%
  Expected rate of compensation increase                      5.00         5.00          5.00
  Expected long-term rate of return on plan assets            8.50         8.50          8.50



        In addition to pension benefits, the Company has a postretirement benefits plan which provides certain health care, supplemental retirement and life insurance benefits to active and retired employees who meet specific age and service requirements. The plan is contributory. The Company has elected to fund the plan over future years.

        The following sets forth the postretirement medical and life insurance plans' funded status and amounts recognized in the consolidated balance sheet, as of September 30, as determined by an independent actuary:

                                                                      2000         1999

Reconciliation of funded status:
  Funded status                                                     $(5,577,818) $(5,071,792)
  Contribution made between measurement date and year end               353,000            -
  Unrecognized actuarial loss                                         1,475,283      294,361
  Unrecognized transition obligation                                  3,084,900    3,322,200
                                                                    -----------  -----------

Net postretirement benefit liability                                $  (664,635) $(1,455,231)
                                                                    ===========  ===========

Change in projected benefit obligation:
  Benefit obligation at beginning of year                           $ 6,490,544  $ 5,769,802
  Service cost                                                          122,320      118,847
  Interest cost                                                         471,927      377,830
  Participant contributions                                              20,289       22,885
  Actuarial loss                                                      1,122,417      515,825
  Benefit payments                                                     (429,902)    (314,645)
                                                                    -----------  -----------

Benefit obligation at end of year                                   $ 7,797,595  $ 6,490,544
                                                                    ===========  ===========

Change in plan assets:
  Fair value of plan assets at beginning of year                    $ 1,418,752  $ 1,164,820
  Actual return on plan assets                                           18,428       72,902
  Employer contributions                                              1,192,210      472,790
  Participant contributions                                              20,289       22,885
  Benefit payments                                                     (429,902)    (314,645)
                                                                    -----------  -----------

Fair value of plan assets at end of year                            $ 2,219,777  $ 1,418,752
                                                                    ===========  ===========

                                                          2000         1999         1998

Components of net periodic postretirement benefit
  cost:
  Service cost                                        $  122,320    $   118,847  $    86,436
  Interest cost                                          471,927        377,830      362,179
  Amortization of unrecognized transition obligation     237,300        237,300      237,300
  Expected return on plan assets                         (77,143)       (68,000)     (59,000)
  Recognized gains                                             -              -      (27,532)
                                                      -----------   -----------  -----------

Net periodic benefit cost                             $  754,404    $   665,977  $   599,383
                                                      ===========   ===========  ===========

        The weighted average discount rate used for postretirement benefits accounting was 7.5 percent, 6.75 percent and 7.75 percent for 2000, 1999 and 1998, respectively.

        For measurement purposes, 9.0 percent, 8.5 percent and 9 percent annual rates of increase in the per capita cost of covered benefits (i.e., medical trend rate) were assumed for 2000, 1999 and 1998, respectively; the rates were assumed to decrease gradually to 5.5 percent by the year 2007 and remain at that level thereafter. The medical trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed medical cost trend rate by one percentage point each year would increase the accumulated postretirement benefits obligation as of September 30, 2000 by approximately $953,000 or 12 percent, and would increase the aggregate of the service and interest cost components of net postretirement benefits cost by approximately $118,000, or 20 percent.

        The Company also has a defined contribution plan covering all of its employees who elect to participate. The Company made annual matching contributions to the plan in 2000, 1999 and 1998, based on 70 percent of the net participants' basic contributions (from 1 to 6 percent of their total compensation). The annual cost of the plan was $211,443, $212,344 and $206,766 for 2000, 1999 and 1998, respectively.

8.      COMMON STOCK OPTIONS

        During 1996, the Company's stockholders approved the RGC Resources, Inc. Key Employee Stock Option Plan (the "Plan"). The Plan provides for the issuance of common stock options to officers and certain other full-time salaried employees to acquire a maximum of 50,000 shares of the Company's common stock. The Plan requires each option's exercise price per share to equal the fair value of the Company's common stock as of the date of grant. In October 1999, the Plan was amended by the Board of Directors and ratified by the Company's stockholders to authorize an additional 50,000 shares to be made available under the Plan.

        The aggregate number of shares under option pursuant to the RGC Resources, Inc. Key Employee Stock Option Plan are as follows:

                                                               Weighted
                                                               Average         Option
                                                 Number        Exercise         Price
                                               of Shares        Price         Per Share

Options outstanding, September 30, 1998          37,000       $ 18.149    $  15.500-20.625
Options granted                                    -              -                -
Options exercised                                  -              -                -
                                              ------------

Options outstanding, September 30, 1999          37,000       $ 18.149    $  15.500-20.625
Options granted                                  20,000         20.875             -
Options exercised                                  -              -                -
                                              ------------

Options outstanding, September 30, 2000          57,000       $ 19.105    $  15.500-20.875
                                              ============

        Under the terms of the Plan, the options become exercisable 6 months from the grant date and expire 10 years subsequent to the grant date. All options outstanding were fully vested and exercisable at September 30, 2000 and 1999.

        The per share weighted-average fair values of stock options granted during 2000 and 1998 were $3.08 and $2.85, respectively, on the dates of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions. There were no options granted during 1999.

                                                                    2000      1998

Expected dividend yield                                            5.27%      5.14%
Risk-free interest rate                                            5.95%      4.33%
Expected volatility                                                 18%        21%
Expected life                                                     10 years   10 years


        The Company uses the intrinsic value method for recognizing stock-based compensation in the consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options, the Company's net earnings and basic earnings per share would have been as follows:

                                                                2000            1998

Net earnings                                               $  2,831,902     $ 2,697,709
Basic earnings per share                                   $       1.52     $      1.58


9.      RELATED PARTY TRANSACTIONS

        Certain of the Company's directors are affiliated with companies that render services or sell products to the Company. Such transactions are conducted under normal business terms. The significant services relate to legal fees charged to the Company of approximately $92,425, $168,000 and $185,000 in 2000, 1999 and 1998, respectively. The products sold to the Company include natural gas purchases of approximately $6,093,922, $5,628,000 and $6,052,000 in 2000, 1999 and 1998, respectively. It is anticipated that similar services and products will be provided to the Company in 2001.

10.     ENVIRONMENTAL MATTER

        Both Roanoke Gas Company and Bluefield Gas Company operated manufactured gas plants ("MGPs") as a source of fuel for lighting and heating until the early 1950's. A by-product of operating MGPs was coal tar, and the potential exists for on-site tar waste contaminants at the former plant sites. The extent of contaminants at these sites, if any, is unknown at this time. An analysis at the Bluefield Gas Company site indicates some soil contamination. The Company, with concurrence of legal counsel, does not believe any events have occurred requiring regulatory reporting. Further, the Company has not received any notices of violation or liabilities associated with environmental regulations related to the MGP sites and is not aware of any off-site contamination or pollution as a result of prior operations. Therefore, the Company has no plans for subsurface remediation at the MGP sites. Should the Company eventually be required to remediate either site, the Company will pursue all prudent and reasonable means to recover any related costs, including insurance claims and regulatory approval for rate case recognition of expenses associated with any work required. A stipulated rate case agreement between the Company and the West Virginia Public Service Commission recognized the Company's right to defer MGP clean-up costs, should any be incurred, and to seek rate relief for such costs. If the Company eventually incurs costs associated with a required clean-up of either MGP site, the Company anticipates recording a regulatory asset for such clean-up costs to be recovered in future rates. Based on anticipated regulatory actions and current practices, management believes that any costs incurred related to this matter will not have a material effect on the Company's financial condition or results of operations.

11.     COMMITMENTS

        The Company has short-term contracts with natural gas suppliers requiring the purchase of approximately 1,414,000 dekatherms of natural gas at varying prices during the period October 1, 2000 through September 30, 2001. In addition, the Company has short-term contracts with propane suppliers requiring the purchase of approximately 3,203,000 gallons of propane during the period October 1, 2000 through September 30, 2001. Management does not anticipate that these contracts will have a material impact on the Company's fiscal year 2001 consolidated results of operations.

        The Company has entered into futures and swaps to purchase approximately
        3.9 million gallons of propane during fiscal 2001. The costs associated with the these futures and swaps will be expensed during the year ended September 30, 2001.

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

        The fair value of long-term debt is estimated by discounting the future cash flows of each issuance at rates currently offered to the Company for similar debt instruments of comparable maturities. The carrying amounts and approximate fair values are as follows:

                                                     September 30,
                              ------------------------------------------------------------
                                          2000                           1999
                              ----------------------------  ------------------------------
                                 Carrying    Approximate        Carrying    Approximate
                                 Amounts     Fair Value         Amounts      Fair Value

Long-term debt                 $23,336,614   $24,617,929       $23,360,896   $23,662,491


        Judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates determined as of September 30, 2000 and 1999 are not necessarily indicative of the amounts the Company could have realized in current market exchanges.

13.     QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

        Quarterly financial data for the years ended September 30, 2000 and 1999 is summarized as follows:

                                        First        Second          Third         Fourth
2000                                   Quarter       Quarter        Quarter        Quarter

Operating revenues                 $  20,572,193  $ 28,798,491   $ 14,807,323  $  13,571,988
                                    ============= =============  =============  =============

Operating earnings                 $   2,465,211  $  4,782,960   $     95,440  $   (428,434)
                                    ============= =============  =============  =============

Net earnings (loss)                $   1,159,165  $  2,663,707   $  (300,105)  $   (649,065)
                                    ============= =============  =============  =============

Basic earnings (loss) per
  share                            $        0.63  $       1.43   $     (0.16)  $      (0.36)
                                    ============= =============  =============  =============



                                        First        Second          Third         Fourth
1999                                   Quarter       Quarter        Quarter        Quarter

Operating revenues                 $  17,930,800  $ 24,509,182   $ 10,828,295  $  10,934,432
                                    ============= =============  =============  =============

Operating earnings (loss)          $   2,051,002  $  4,738,449   $    347,860  $   (487,484)
                                    ============= =============  =============  =============

Net earnings (loss)                $     956,759  $  2,690,937   $   (73,315)  $   (690,974)
                                    ============= =============  =============  =============

Basic earnings (loss) per
  share                            $         .53  $       1.49   $      (.04)  $        (.39)
                                    ============= =============  =============  =============


        The pattern of quarterly earnings is the result of the highly seasonal nature of the business, as variations in weather conditions generally result in greater earnings during the winter months.


                                    ********