Form 10-K, Exhibit 13
period 2010-09-30
RGC RESOURCES INC
filed 2010-12-17
CIK 1069533

Photo courtesy of Henry Drake III

Photo courtesy of The Taubman Museum

Photo courtesy of The Roanoke Convention & Visitors Bureau

STAR QUALITY — it's what makes RGC Resources shine strong, like the city it calls home. Business is good in Roanoke and at RGC for the same essential philosophy: Strong and steady wins the race. City leaders and RGC remain committed to core values in business, community and environmental awareness — values that will ensure our light shines ever brighter.

In business, RGC Resources was named one of the country's 40 best energy companies, as ranked by *Public Utilities Fortnightly.* For Roanoke, the opening of The Virginia Tech Carilion Medical School was the year's star achievement. Mayor David Bowers proclaimed it was "a part of the biggest economic development initiative in the history of Roanoke since the railroad came to town over 100 years ago." Roanoke Gas is providing the school's natural gas.

Roanoke's business environment is complemented by the area's natural beauty, with the Blue Ridge Mountains showcasing four distinct seasons. Residents and visitors enjoy fishing, golfing, camping, hiking along the Appalachian Trail and biking. In fact, the League of American Bicyclists recognized Roanoke this year as a bicycle-friendly community. The Roanoke Valley treasures its railroad heritage, as well. The Virginia Museum of Transportation boasts the nation's largest collection of diesel and steam locomotives. From there, it's a short hop over to the renowned Historic Farmers' Market.

Downtown businesses continue to "go green," joining forces with RGC in its commitment to the Clean and Green Business Coalition, which announced in June that it had surpassed its goals. In two years, members reduced carbon emissions by 80,000 tons, an impressive 20 percent.

City leaders knew what they were doing when they erected that spectacular star atop Mill Mountain. RGC Resources is proud to be a part of Roanoke's brilliant past and shining future.

ROANOKE MILL STAR, *Circa 1949*

HEIGHT: *88.5 feet on a 100-foot structure*

WEIGHT OF STAR ALONE: *10,000 pounds*

CONSTRUCTION: *Roy C. Kinsey of Kinsey Sign Company and his sons built the star with 2,000 feet of neon tubing attached to a steel structure. Some original red tubing remains; the white and blue sections have been replaced.*

FACT: *The world's largest freestanding illuminated man-made star, towering 1,045 feet above Roanoke and originally built to attract Christmas shoppers, requires 17,500 watts to light the neon tubes, which burn every night until midnight.*

FICTION: *El Paso's Franklin Mountain Star in Texas trumps Roanoke's glory: Not true! The El Paso star spans 459 feet, but it lies flat on a slope and is not freestanding like Roanoke's.*

Cover and page 1 photos courtesy of Kurt Konrad

CORPORATE PROFILE

YEARS ENDED SEPTEMBER 30,	2010	2009	2008
Operating Revenue – Natural Gas	$ 72,426,658	$ 80,786,228	$ 93,606,593
Other Revenue	$ 1,397,256	$ 1,398,245	$ 1,030,233
Net Income – Continuing Operations	$ 4,445,436	$ 4,869,010	$ 4,257,824
Net Loss – Discontinued Operations	$ —	$ —	$ (36,690)
Basic Earnings Per Share – Continuing Operations	$ 1.97	$ 2.19	$ 1.94
Basic Earnings Per Share – Discontinued Operations	$ —	$ —	$ (0.02)
Regular Dividend Per Share – Cash	$ 1.32	$ 1.28	$ 1.25
Number of Customers – Natural Gas	56,975	56,119	55,689
Total Natural Gas Deliveries – DTH	9,314,151	9,260,469	9,251,254
Total Additions to Plant	$ 5,973,586	$ 5,752,780	$ 6,539,369

55,689
56,119
56,975
2008
2009
2010

NUMBER OF NATURAL GAS CUSTOMERS

$1.94
$2.19
$1.97
2008
2009
2010

EARNINGS PER SHARE

(in dollars)

THE ROANOKE VALLEY

The Blue Ridge Mountains provide a spectacular backdrop for the Roanoke Valley and all it has to offer with its rich greens of summer, amber shades of fall, drifting snows of winter and pastel palettes of spring. The valley's star quality shines with its many festivals, rich railroad heritage and unique shopping featuring handmade Virginia crafts. Outdoor enthusiasts are drawn to the nearby Appalachian Trail, which winds its way through the breathtaking George Washington and Jefferson national forests.

LETTER FROM THE CEO

To Our Shareholders,

I am pleased to report company earnings of $4,445,000 or $1.97 per average common share of stock outstanding. While net income is 9 percent less than last year's record high level on continuing operations, I consider it a solid performance, given the continued weak economy and the fact that 2010 earnings represent our second highest net earnings on continuing operations. I am also pleased to report that our Board of Directors approved a 3 percent dividend rate increase effective February 1, 2011, for shareholders of record on January 14, 2011, elevating the annual dividend rate to $1.36 per share.

Over the next few years, we anticipate all of the remaining cast iron and bare steel will be replaced, resulting in maintenance cost reductions, reduced leaks and enhanced system reliability and safety.

The moderately lower net earnings in 2010 primarily resulted from lower gross margin, attributable to a decline in carrying cost revenue on significantly lower-priced natural gas. In addition, we experienced an increase in depreciation expense and property taxes. The increase in depreciation and taxes is directly related to increased investment in natural gas facilities, including our ongoing program to replace all remaining cast iron and bare steel pipelines with either plastic pipe or coated and corrosion protected steel pipe.

JOHN B. WILLIAMSON, III
RGC Resources, Inc.
Chairman of the Board, President & CEO

RGC RESOURCES, INC.

Prior to the 1960s, Roanoke Gas Company installed either cast iron or bare steel pipelines to deliver natural gas to its customers. Twenty years ago we began a program to replace the cast iron and bare steel pipe and have reduced its proportion of total distribution system miles of pipeline from 25 percent in 1990 to 6 percent in 2010. Over the next few years, we anticipate all of the remaining cast iron and bare steel will be replaced, resulting in maintenance cost reductions, reduced leaks and enhanced system reliability and safety.

Another important capital expenditure for us in 2010 was our master meter conversion project. We converted approximately 1,000 residential apartments from landlord supplied gas through a large master metered system to individually metered units. This resulted in increased customer charge revenue and improved system safety by giving the Gas Company control over service lines. It also removed any incentive on the part of the landlord to convert to electric heating systems while shifting the cost of that conversion to the tenants.

I am very pleased with the outlook for long-term domestic natural gas supplies. Continuing development of natural gas reserves in the Marcellus, Fayetteville, Haynesville, Barnett and other shale resource areas is resulting in lower

THE VIRGINIA TECH CARILION MEDICAL SCHOOL recently opened its doors in Roanoke, a huge and sparkling accomplishment for the Star City. Mayor David Bowers says the city "played a big part in identifying a deserted, dusty backside of the south downtown area, reclaiming it and redeveloping it into Riverside Center, an area that has now seen over $100 million of investment." Roanoke Gas is providing natural gas to the school, which is located next to the Carilion Roanoke Memorial Hospital in a thriving biomedical health sciences campus.

The Virginia Tech Carilion School of Medicine and Research Institute is a rising star in the realm of regional prosperity. It's considered a key to boosting the valley's economic growth in biomedicine, biotechnology and healthcare as it provides leadership in medical education and research, along with anticipated recruitment of researchers and scientists to the area in years to come. In growth, biomedical and biotechnical jobs are outpacing all of the region's other sectors and even outshine the national growth rate.

RGC RESOURCES, INC. 2010 ANNUAL REPORT | 3

CLEAN AND GREEN

Roanoke's private sector is showing its star quality by doing the right thing. Efforts by RGC and other Clean and Green Business Coalition members to reduce their "carbon footprint" are paying off. Carbon emissions fell 20 percent in two years, and the businesses saved a total of about $10 million in energy costs.

and more stable gas prices and what appears to be additional decades of available supply. Environmental concerns continue to be raised about the potential impact to surface and ground water in these supply development areas and the U.S. Environmental Protection Agency (EPA) has a multiyear study under way to determine what additional regulatory controls may be needed to protect water resources. While future regulations may add to the cost of developing additional shale-based supplies,the resource abundance and lower cost compared to deep-water exploration and production is projected to keep natural gas prices well below recent historic high prices. The abundance of supply also should help mitigate upward price pressure as generators of electricity begin to convert power

While future regulations may add to the cost of developing additional shale based supplies, the resource abundance and lower cost compared to deep water exploration and production is projected to keep natural gas prices well below recent historical high prices.

4 | 2010 ANNUAL REPORT RGC RESOURCES, INC.

plants to use natural gas, instead of coal, to reduce their carbon dioxide emissions in compliance with new EPA Clean Air Act regulations.

Our competitive position for space and water heating has improved as gas prices have declined and electric prices have steadily increased in our market area. Our new management theme, *"Half the Cost – Half the Carbon,"* conveys that natural gas is both the economical and environmentally friendly home and commercial fuel. While new customer growth likely will be weak as the economy continues a very slow recovery, we believe we are well-positioned to capture the growth that develops.

Our new management theme, "Half the Cost – Half the Carbon," conveys that natural gas is both the economical and environmentally friendly home and commercial fuel.

A BIG ACHIEVEMENT — TOP 40 POWER & GAS UTILITIES

RGC Resources is proud to be listed among the 40 best energy companies in 2010 by *Public Utilities Fortnightly* magazine. "Growth-oriented companies apparently are delivering stronger overall shareholder performance than their peers, as measured by *Fortnightly's* comprehensive benchmark," the article concluded.

"The Fortnightly 40 model combines several common measures of financial performance – profitability, dividend yield, cash flow, return on equity (ROE) and return on assets (ROA) together with a sustainable growth-rate calculation, to produce an overall picture of a company's value and long-term prospects," the article states. "To avoid the pitfalls of short-term fluctuations, the model evaluates four years of results for each company."

RGC appreciates the recognition as a bright and steady light in the universe of energy companies.

PUBLIC UTILITIES
FORTNIGHTLY
ENERGY, MONEY, POWER
THE 40
BEST ENERGY COMPANIES

RGC RESOURCES, INC.   2010 ANNUAL REPORT | 5

STEEL DYNAMICS

Roanoke Gas is a star player in the region's industrial community, providing natural gas for facilities such as Steel Dynamics Roanoke Bar Division's state-of-the-art mini-mill. Illustrated at left is Steel Dynamics' gas-fired reheat furnace, which uses natural gas to reheat steel billets made from recycled scrap to 2,000 degrees farenheit. The billets are then processed into a variety of products, including angles, channels, flat bars and reinforcing steel for commercial and infrastructure construction for both domestic and international customers. Steel Dynamics Roanoke Bar Division, formerly named Roanoke Electric Steel, was founded in 1955. Ever since, it has been a sure and steady industrial gas customer of Roanoke Gas.

Roanoke Gas Company filed a $1.4 million non-gas rate increase request with the Virginia State Corporation Commission in September 2010 and placed the rates into effect November 1, subject to refund for any amount not ultimately approved by the Commission. The new rates increase historic gross billings by slightly over 2 percent, however, with currently lower natural gas commodity prices being passed through to customers, we expect total customer bills this winter will be lower, assuming similar gas usage.

The cover of our annual report this year is a close-up image of the star on Mill Mountain. The mountaintop star has shone over the Roanoke Valley and our market area for over 60 years, and Roanoke is known as the Star City of the South. The star is an appropriate symbol for a community and a region in ascendancy,

The mountaintop star has shone over the Roanoke Valley and our market area for over 60 years, and Roanoke is known as the Star City of the South.

6 | 2010 ANNUAL REPORT RGC RESOURCES, INC.

as reflected in a revitalized downtown, a new medical school, developing recreational and high-technology business sectors, and a thriving medical, legal and retail hub in western Virginia. We believe we deliver star-quality service, utilizing a star-quality workforce, management team and board of directors.

Despite the continued slow economy and uncertainty related to future federal and regulatory energy policy, it is an exciting and interesting time to be in the natural gas distribution business. Supplying the low cost and environmentally superior energy source for a stable customer base will help us to provide continuing star-quality performance for our shareholders.

On behalf of the employees and directors of RGC Resources, thank you for your continuing decision to be an owner.

Sincerely,

John B. Williamson, III
RGC Resources, Inc.
Chairman of the Board, President & CEO

A BICYCLE FRIENDLY COMMUNITY

Roanoke is fast pedaling its way into the forefront of fitness, achieving star status along the way. The city this year was awarded the prestigious Bicycle Friendly Community award by the League of American Bicyclists.

Bicycling is catching on big as bike shops report increased sales and the city turns its attention to the value of bike paths and expanded greenways.

"Roanoke is a great place for biking, with its combination of smooth greenways, challenging hills and trails, and low-traffic, bike-friendly neighborhood streets," Mayor David Bowers says. David Harrison, chair of the city's Bicycle Advisory Committee adds: "This is an enormous honor for Roanoke. It will help the region's economic development efforts. Increasingly, employers and workers look for recreational opportunities in deciding where to locate. Bicycling is also a family activity that encourages an active, healthy lifestyle."

RGC RESOURCES, INC.

2010 ANNUAL REPORT | 7

BOARD OF DIRECTORS

John B. Williamson, III

S. Frank Smith

Frank T. Ellett

Nancy Howell Agee

George W. Logan

Raymond D. Smoot, Jr.

Maryellen F. Goodlatte

Abney S. Boxley, III

J. Allen Layman

8 | 2010 ANNUAL REPORT

RGC RESOURCES, INC.

OFFICERS AND BOARD OF DIRECTORS

Officers

John B. Williamson, III

Chairman of the Board, President and

Chief Executive Officer (1)(2)(3)(4)

John S. D’Orazio

Vice President and

Chief Operating Officer (2)(3)(4)

Howard T. Lyon

Vice President, Treasurer and

Chief Financial Officer (1)(2)(3)(4)

Dale P. Lee

Vice President and

Secretary (1)(2)(3)(4)

Robert L. Wells, II

Vice President,

Information Technology,

Assistant Secretary and

Assistant Treasurer (1)(2)(3)(4)

Directors

Nancy Howell Agee

President and

Chief Operating Officer

Carilion Clinic

Director: (1)(2)

Abney S. Boxley, III

President and

Chief Executive Officer

Boxley Materials Company

Director: (1)

Frank T. Ellett

President

Virginia Truck Center, Inc.

Director: (1)(2)

Maryellen F. Goodlatte

Attorney and Principal

Glenn Feldmann Darby & Goodlatte

Director: (1)(2)

J. Allen Layman

Private Investor

Director: (1)(2)

George W. Logan

Chairman of the Board

Valley Financial Corporation

Principal

Pine Street Partners

Faculty

University of Virginia

Darden Graduate School of Business

Director: (1)(2)

S. Frank Smith

Vice President Industrial Sales

Alpha Coal Sales Company, LLC

Director: (1)(2)

Raymond D. Smoot, Jr.

Chief Executive Officer and

Secretary-Treasurer

Virginia Tech Foundation, Inc.

Director: (1)

John B. Williamson, III

Chairman of the Board, President and

Chief Executive Officer

Director: (1)(2)(3)(4)

Subsidiary Boards of Directors

John S. D’Orazio

Vice President and

Chief Operating Officer

Roanoke Gas Company

Director: (3)(4)

Howard T. Lyon

Vice President, Treasurer and

Chief Financial Officer

RGC Resources, Inc.

Director: (3)(4)

Dale P. Lee

Vice President and Secretary

RGC Resources, Inc.

Director: (3)(4)

Robert L. Wells, II

Vice President,

Information Technology,

Assistant Secretary and

Assistant Treasurer

RGC Resources, Inc.

Director: (3)(4)

(1)	RGC Resources, Inc.
(2)	Roanoke Gas Company
(3)	Diversified Energy Company
(4)	RGC Ventures of Virginia, Inc.

RGC RESOURCES, INC.	2010 ANNUAL REPORT | 9

SELECTED FINANCIAL DATA

YEARS ENDED SEPTEMBER 30,	2010	2009	2008	2007	2006
Operating Revenues	$73,823,914	$82,184,473	$94,636,826	$89,901,301	$94,590,872
Gross Margin	26,440,273	27,075,924	25,913,612	25,221,776	23,208,272
Operating Income	8,982,181	9,844,516	8,838,026	7,958,279	6,677,500
Net Income - Continuing Operations	4,445,436	4,869,010	4,257,824	3,765,669	2,961,802
Net Income (Loss) - Discontinued Operations	—	—	(36,690)	40,540	549,729
Basic Earnings Per Share - Continuing Operations	$1.97	$2.19	$1.94	$1.74	$1.40
Basic Earnings Per Share - Discontinued Operations	—	—	(0.02)	0.02	0.26
Cash Dividends Declared Per Share	$1.32	$1.28	$1.25	$1.22	$1.20
Book Value Per Share	20.36	20.01	19.79	19.38	18.94
Average Shares Outstanding	2,257,131	2,223,727	2,201,263	2,162,803	2,120,267
Total Assets	$120,683,316	$118,801,892	$118,127,714	$116,332,455	$114,662,572
Long-Term Debt (Less Current Portion)	28,000,000	28,000,000	23,000,000	23,000,000	28,000,000
Stockholders’ Equity	46,309,747	44,799,871	43,723,058	42,365,233	40,494,868
Shares Outstanding at Sept. 30	2,274,432	2,238,987	2,209,471	2,186,143	2,138,595

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

10 | 2010 ANNUAL REPORT	RGC RESOURCES, INC.

and results of the Company’s business include, but are not limited to, the following: (i) failure to earn on a consistent basis an adequate return on invested capital; (ii) ability to retain and attract professional and technical employees; (iii) the potential loss of large-volume industrial customers to alternate fuels, facility closings or production changes; (iv) volatility in the price and availability of natural gas; (v) uncertainty in the demand for natural gas in the Company’s service area; (vi) general economic conditions both locally and nationally; (vii) increases in interest rates; (viii) increased customer delinquencies and conservation efforts resulting from high fuel costs, difficult economic conditions and/or colder weather; (ix) variations in winter heating degree-days from the 30-year average on which the Company’s billing rates are set; (x) impact of potential climate change legislation regarding limitations on carbon dioxide emissions; (xi) impact of potential increased regulatory oversight and compliance requirements due to financial, environmental, safety and system integrity laws and regulations; (xii) failure to obtain timely rate relief from regulatory authorities for increasing operating or gas costs; (xiii) access to capital markets and the availability of debt and equity financing to support capital expenditures; (xiv) impact of potential increases in corporate income tax rates and other taxes; (xv) volatility in actuarially determined benefit costs and plan asset performance; (xvi) effect of weather conditions and natural disasters on production and distribution facilities and the related effect on supply availability and price; (xvii) potential effect of health-care legislation on health-care costs; and (xviii) changes in accounting regulations and practices, which could change the accounting treatment for certain transactions. All of these factors are difficult to predict and many are beyond the Company’s control. Accordingly, while the Company believes its forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. When used in the Company’s documents or news releases, the words “anticipate,” “believe,” “intend,” “plan,” “estimate,” “expect,” “objective,” “projection,” “forecast,” “budget,” “assume,” “indicate” or similar words or future or conditional verbs such as “will,” “would,” “should,” “can,” “could” or “may” are intended to identify forward-looking statements.

Forward-looking statements reflect the Company’s current expectations only as of the date they are made. The Company assumes no duty to update these statements should expectations change or actual results differ from current expectations except as required by applicable laws and regulations.

RGC RESOURCES, INC.	2010 ANNUAL REPORT | 11

MANAGEMENT’S DISCUSSION & ANALYSIS

OVERVIEW

Resources is an energy services company primarily engaged in the regulated sale and distribution of natural gas to approximately 57,000 residential, commercial and industrial customers in Roanoke, Virginia and the surrounding areas through its Roanoke Gas Company (“Roanoke Gas”) subsidiary. The utility operations of Roanoke Gas are regulated by the Virginia State Corporation Commission (“SCC” or “Virginia Commission”). Natural gas service is provided at rates and for the terms and conditions approved by the SCC.

Resources also provides certain unregulated natural gas related services through Roanoke Gas and information system services through RGC Ventures of Virginia, Inc., which operates as Application Resources. The unregulated operations represent less than 3% of revenues and margins of Resources.

Economic conditions, winter weather conditions and natural gas prices all have a direct influence on the quantity of natural gas deliveries, and management believes each factor has the potential to significantly impact earnings.

The economic environment generally has a direct correlation on business and industrial production and natural gas utilization. The economic downturn that began prior to last year has continued through 2010. However, the impact on industrial production in the Company’s service area appears to have stabilized as transportation and industrial gas deliveries increased by 5% in fiscal 2010 compared to a 12% decline during the prior year. Although industrial activity has shown some improvement, significant growth in the economy has yet to materialize and customer growth has been stagnant as new construction has been very limited.

Natural gas prices continued their downward trend that began after the sharp run-up in prices in July 2008. Since the peak of more than $13.00 per decatherm, the price of natural gas has declined to below $4.00 per decatherm at the end of September 30, 2010. Natural gas prices are the lowest the Company has experienced in recent years, which have contributed significantly to the Company’s continuing low bad debt expense and make natural gas an attractive low cost fuel source. Currently, futures prices for natural gas on the NYMEX (New York Mercantile Exchange) do not exceed $5.00 per decatherm over the next 12 months, implying relative stability in prices for 2011.

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

12 | 2010 ANNUAL REPORT	RGC RESOURCES, INC.

3% warmer than the most recent 30-year temperature average for the Company’s service area or refund revenues for any margin realized for weather greater than approximately 3% colder than the 30-year average. The measurement period for determining the weather band extends from April through March with any adjustment made to customer bills in late spring. For the WNA periods ending March 31, 2010 and 2009, the Company did not record a WNA adjustment as the number of heating degree-days fell within the weather band during the measurement period.

The Company also has an approved rate structure in place that mitigates the impact of financing costs of its natural gas inventory. Under this rate structure, Roanoke Gas recognizes revenue for the financing costs or “carrying costs” of its investment in natural gas inventory. The carrying cost revenue factor applied to inventory is based on the Company’s weighted average cost of capital including interest rates on short-term and long-term debt and the Company’s authorized return on equity. During times of rising gas costs and rising inventory levels, the Company recognizes revenues to offset higher financing costs associated with higher inventory balances. Conversely, during times of decreasing inventory costs and lower inventory balances, the Company recognizes less carrying cost revenue as financing costs are lower. The Company recognized approximately $1,547,000 and $2,328,000 in carrying cost revenues for the years ended September 30, 2010 and 2009, respectively. Carrying cost revenues for fiscal 2010 declined by 34% due to the much lower average price of natural gas in storage during the year ended September 30, 2010 compared to September 30, 2009 ($5.75 per decatherm compared to $8.31 per decatherm) and an average of 7% fewer decatherms in storage during those periods. The decline in net income in 2010 from the prior year was primarily the result of a reduction in carrying cost revenues. Carrying cost revenues for fiscal 2011 are expected to be lower than fiscal 2010 as the average price of gas in storage is projected to decrease as a result of lower natural gas prices.

In the short run, as investment in natural gas inventories increases so does the level of borrowing under the Company’s line-of-credit. However, as the factor used in determining the carrying cost revenues is based on the Company’s weighted average cost of capital, carrying cost revenues do not directly correspond with the short-term incremental financing costs. Therefore, when inventory balances decline due to a reduction in commodity prices, net income will decline as carrying cost revenues decrease by a greater amount than short-term financing costs. The inverse occurs when inventory costs increase. Due to a strong cash position, the Company did not access its line-of-credit during the fiscal year ended September 30, 2010.

RGC RESOURCES, INC.	2010 ANNUAL REPORT | 13

RESULTS OF OPERATIONS

Fiscal Year 2010 Compared with Fiscal Year 2009

The table below reflects operating revenue, volume activity and heating degree-days.

OPERATING REVENUES

Year Ended September 30,	2010	2009	(Decrease)	Percentage
Gas Utilities	$72,426,658	$80,786,228	$(8,359,570)	-10%
Other	1,397,256	1,398,245	(989)	0%

Total Operating Revenues	$73,823,914	$82,184,473	$(8,360,559)	-10%

DELIVERED VOLUMES

Year Ended September 30,	2010	2009	Increase/ (Decrease)	Percentage
Regulated Natural Gas (DTH)
Residential and Commercial	6,623,331	6,697,738	(74,407)	-1%
Transportation and Interruptible	2,690,820	2,562,731	128,089	5%

Total Delivered Volumes	9,314,151	9,260,469	53,682	1%

Heating Degree Days (Unofficial)	4,047	3,914	133	3%

Total gas utility operating revenues for the year ended September 30, 2010 (“fiscal 2010”) decreased by 10% from the year ended September 30, 2009 (“fiscal 2009”) even though total delivered volumes increased by 1% over fiscal 2009. The decrease in gas revenues is due to the continued reduction in gas costs that began two years ago when natural gas prices peaked at more than $13 a decatherm. Natural gas commodity prices have fallen below $4 a decatherm as of the end of September 2010. For the year, the average per unit cost of natural gas reflected in cost of sales decreased by 13%. Total natural gas volumes were nearly unchanged from the prior year as residential and commercial volumes reflected a 1% decline from fiscal 2009 even though total heating degree days increased by 3%. Approximately half of the decline resulted from a large commercial customer switching to transportation service. Transportation and interruptible sales increased by 5% as economic and production activities appear to have stabilized following last year’s 12% decline combined with the aforementioned commercial customer switching to transportation service.

Other revenues were nearly unchanged.

14 | 2010 ANNUAL REPORT	RGC RESOURCES, INC.

Gross Margin – The table below reflects gross margins.

GROSS MARGIN

Year Ended September 30,	2010	2009	Increase/ (Decrease)	Percentage
Gas Utility	$25,736,411	$26,377,450	$(641,039)	-2%
Other	703,862	698,474	5,388	1%

Total Gross Margin	$26,440,273	$27,075,924	$(635,651)	-2%

Gas utility margins decreased by 2% primarily due to declining carrying cost revenues attributable to lower gas costs as discussed above. Volumetric margin declined slightly due to a reduction in the higher margin residential and commercial sales volumes. These declines were partially offset by an increase in customer base charges, the flat monthly fee billed to each natural gas customer, the result of a combination of master meter conversions and increased demand fees related to two customers moving to industrial firm transportation service during the year. The Company converted six apartment complexes from a single master meter for each building to individual meters located at each apartment. This increase in the number of meters generated additional monthly base charge fees. As a result of the move of two customers to industrial firm transportation service, a shift in revenue occurred with volumetric revenues decreasing due to the lower transportation rate while the customer base charge, or demand fee, increased.

Other margins, consisting of non-utility related services, remained nearly unchanged as the margin increased by $5,388. Some of these non-utility services are subject to annual contract renewals. The loss of one or more of these contracts could have a significant impact on other revenues and margins. The Company anticipates being able to extend or renew the major contracts for 2011; however, any continuation beyond 2011 is uncertain.

The changes in the components of the gas utility margin are summarized below:

NET UTILITY MARGIN DECREASE

Customer Base Charge	$290,763
Volumetric	(148,264)
Carrying Cost	(780,964)
Other	(2,574)

Total	$(641,039)

Other Operating Expenses – Operations expenses increased $368,943, or 3%, in fiscal 2010 compared with fiscal 2009 as a result of increases in employee benefit costs, partially offset by reductions in bad debt expense and a greater level of capitalized expenses. Employee benefit expenses increased due to a $190,000 increase in medical insurance premiums and a $300,000 increase in pension costs attributable to the amortization of a larger actuarial loss in fiscal 2010. The Company expects medical insurance and

RGC RESOURCES, INC.	2010 ANNUAL REPORT | 15

pension costs to increase again in fiscal 2011. Bad debt expense declined by $63,000 as total utility revenues decreased by 10%. Even though the economic downturn that began in late 2008 continued to have an impact in the Company’s service territory, lower natural gas prices and a continued focus on customer delinquencies contributed to the decline in bad debt expense. The Company capitalized an additional $40,000 in overheads primarily due to higher employee benefit costs. The remaining difference in other operating expenses resulted from a variety of other minor expense variances.

Maintenance expenses decreased by $346,242, or 20%, due to the timing of pipeline leak repairs on the Company’s distribution system and transmission pipeline right-of-way clearing in addition to fewer facility maintenance projects performed during fiscal 2010.

General taxes increased $46,384, or 4%, in fiscal 2010 compared to fiscal 2009 due to higher property taxes on a greater level of taxable property.

Depreciation expense increased by $157,599, or 4%, due to a higher natural gas plant investment, primarily the result of completing several master meter conversion and distribution pipeline renewal projects.

Other Expense – Other expense decreased by $59,638 due to a reduction in the level of charitable giving. Fiscal 2009 included one-time commitments to specific charitable projects.

Interest Expense – Total interest expense for fiscal 2010 decreased by $82,815, or 4%, from fiscal 2009, as the Company did not access its line-of-credit facility during 2010.

Income Taxes – Income tax expense decreased $296,308, or 10%, from fiscal 2009 corresponding to a 9% decrease in pre-tax earnings. The effective tax rate for fiscal 2010 was 37.7% compared to 38.0% in fiscal 2009.

Net Income and Dividends – Income from continuing operations for fiscal 2010 was $4,445,436 compared to $4,869,010 for fiscal 2009. Basic and diluted earnings per share were $1.97 and $1.96 in fiscal 2010 compared to $2.19 and $2.18 in fiscal 2009. Dividends declared per share of common stock were $1.32 in fiscal 2010 and $1.28 in fiscal 2009.

ASSET MANAGEMENT

Roanoke Gas uses a third-party asset manager to manage its pipeline transportation, storage rights and gas supply inventories and deliveries. In return for being able to utilize the excess capacities of the transportation and storage rights, the third party pays Roanoke Gas a monthly utilization fee, which is used to reduce the cost of gas for customers. In September 2010, Roanoke Gas executed a new three-year agreement with the incumbent asset manager to continue to provide the same services including the payment of the monthly utilization fee.

CAPITAL RESOURCES AND LIQUIDITY

Due to the capital intensive nature of the utility business, as well as the related weather sensitivity, the Company’s primary capital needs are for the funding of its continuing construction program, the seasonal funding of its natural gas inventories and accounts receivable and payment of dividends.

16 | 2010 ANNUAL REPORT	RGC RESOURCES, INC.

To meet these needs, the Company relies on its operating cash flows, line-of-credit agreement, long-term debt and capital raised through the Company’s Dividend Reinvestment and Stock Purchase Plan (“DRIP”).

Cash and cash equivalents decreased by $676,730 in fiscal 2010 compared to a $6,546,924 increase in fiscal 2009. The following table summarizes the categories of sources and uses of cash:

Cash Flow Summary	2010	2009
Provided by operating activities	$7,118,804	$22,705,812
Used in investing activities	(5,963,321)	(5,224,954)
Used in financing activities	(1,832,213)	(10,933,934)

Increase (decrease) in cash and cash equivalents	$(676,730)	$6,546,924

The seasonal nature of the natural gas business causes operating cash flows to fluctuate significantly during the year as well as from year to year. Factors, including weather, energy prices, natural gas storage levels and customer collections, all contribute to working capital levels and related cash flows. Generally, operating cash flows are positive during the second and third quarters as a combination of earnings, declining storage gas levels and collections on customer accounts all contribute to higher cash levels. During the first and fourth quarters, operating cash flows generally decrease due to the increases in natural gas storage levels, rising customer receivable balances and construction activity. In fiscal 2010, cash provided by continuing operating activities decreased by approximately $15,587,000, from $22,706,000 in fiscal 2009 to $7,119,000 in fiscal 2010. Fiscal 2009 had significantly higher cash generated from operating activities primarily due to an increase in over-collection of gas costs combined with reductions in gas in storage and accounts receivable all resulting from significant declines in the commodity price of natural gas. Cash provided by operations in fiscal 2010 was derived from a combination of net income and depreciation. The commodity price of natural gas continued its decline in 2010 leading to further reductions in gas in storage, accounts receivable and accounts payable. As a result of the declining price of natural gas, the average price of natural gas in storage declined from $9.81 per decatherm at September 30, 2008, to $6.05 at September 30, 2009, to $5.26 at September 30, 2010. The Company also began refunding the prior over-collection of gas costs in January 2010 resulting in a nearly $3,000,000 net refund to its customers during fiscal 2010. Furthermore, the extension of bonus depreciation for tax purposes contributed to the positive operating cash flow as the Company’s deferred tax liability continued to increase. The Company has more than $10,000,000 in deferred tax liabilities related to accelerated and bonus depreciation on its utility plant. Over the next few years, the Company expects these liabilities to begin to reverse resulting in additional cash outflows for income taxes.

Investing activities are generally composed of expenditures under the Company’s construction program, which involves a combination of replacing aging bare steel and cast iron pipe with new plastic or coated steel pipe and expansion of its natural gas system to meet the demands of customer growth.

RGC RESOURCES, INC.	2010 ANNUAL REPORT | 17

Cash flows used in investing activities increased by approximately $738,000 due to higher capital expenditures and $500,000 proceeds from the sale of a short-term investment in fiscal 2009. Total capital expenditures from continuing operations were approximately $5,974,000 and $5,753,000 for the years ended September 30, 2010 and 2009, respectively. The ongoing depressed economic environment has continued to limit system expansion and customer growth with much of the capital expenditures related to pipeline and facilities replacement. The Company continued its pipeline renewal program with 6.4 miles of natural gas distribution main replaced and 420 services renewed in fiscal 2010 compared to 5.6 miles of main and 684 services in fiscal 2009. There are approximately 66 miles of cast iron and bare steel pipe remaining to be replaced. The Company plans to continue its focus on pipeline renewals in 2011 and expects such expenditures to continue at comparable or higher levels for the next several years. Operating cash flow provided by depreciation contributed approximately $3,960,000 and $3,815,000 in support of fiscal 2010 and 2009 capital expenditures, or approximately 66% of the total investment during both years. The Company also relies on its line-of-credit agreement, other operating cash flows and long-term debt financing to provide the balance of the underlying funding for its capital expenditures.

Financing activities generally consist of long-term and short-term borrowings and repayments, issuance of stock and the payment of dividends. As discussed above, the Company uses its line-of-credit arrangement to fund seasonal working capital needs as well as provide temporary financing for capital projects. During fiscal 2010, the Company did not access its line-of-credit because of its strong cash position due to declining natural gas prices. Cash flow used in financing activities declined $9,102,000, from $10,934,000 in fiscal 2009 to $1,832,000 in fiscal 2010. The primary factor in the reduction in cash used for financing activities is attributable to the net pay down in the Company’s line-of-credit balance in fiscal 2009. The Company entered into a $5,000,000 variable rate note in October 2008 and used the proceeds to refinance a portion of the line-of-credit balance that provided temporary funding for the retirement of a $5,000,000 first mortgage note which had matured in July 2008.

On March 29, 2010 the Company renewed its line-of-credit agreement for Roanoke Gas. The new agreement maintained the same terms and rates as provided for under the expiring agreement. The interest rate is based on 30-day LIBOR plus 100 basis points and includes an availability fee of 15 basis points applied to the difference between the face amount of the note and the average outstanding balance during the period. The Company maintained the multi-tiered borrowing limits to accommodate seasonal borrowing demands and minimize the overall borrowing costs. Under the new agreement, the Company’s total available limits during its term range from $1,000,000 to $13,000,000. The line-of-credit agreement will expire March 31, 2011, unless extended. The Company anticipates being able to extend or replace the line-of-credit upon expiration; however, there is no guarantee that the line-of-credit will be extended or replaced on terms comparable to those currently in place.

The Company’s $15,000,000 unsecured variable rate note was scheduled to mature December 1, 2010. On October 20, 2010, the Company executed

18 | 2010 ANNUAL REPORT	RGC RESOURCES, INC.

a modification of the note with the current lender under the same terms and covenants providing for the extension of the maturity date until March 31, 2012. Due to the current economic climate and its effect on the credit markets and credit spreads, the Company was unable to extend the note at this time beyond the current 16-month extension without incurring a higher interest rate than is currently in place. The Company anticipates being able to extend this note prior to its maturity on a yearly basis under comparable terms currently in place until such time the corresponding swap on the note matures on December 1, 2015.

The remainder of the financing cash flows was associated with approximately $1,032,000 of proceeds related to stock issuances, $87,000 receipt on the note with ANGD, LLC and approximately $2,950,000 in dividends paid.

As the commodity price of natural gas appears to have stabilized after a two year decline, the pipeline renewal program continues and the refunding of the prior year gas cost over-collection is completed, the Company’s cash position will return to a pattern more consistent with historical norms, which includes seasonal borrowing under the Company’s line-of-credit arrangement. If natural gas prices continue to remain at their current low levels, short-term borrowing needs will be limited. If inflationary pressures, increasing demand or supply issues begin to elevate the price of natural gas, the Company will be much more dependent on the seasonal funding provided by its line-of-credit to support the Company’s operations.

The Company expects that cash provided by operations combined with its line-of-credit will be sufficient to meet operating and projected capital expenditure requirements and to pay shareholder dividends for 2011 and the foreseeable future.

At September 30, 2010 and 2009, the Company’s consolidated long-term capitalization was 62% equity and 38% debt.

REGULATORY AFFAIRS

On September 13, 2010, the Company filed a request for an expedited increase in rates with the SCC. The request was for an increase of approximately $1,400,000 in annual non-gas revenues. As allowed under Virginia law for an expedited rate request, the Company placed the increased rates into effect for service rendered on and after November 1, 2010, subject to refund pending a final order by the SCC. The public hearing on the request for this rate increase is scheduled for March 24, 2011, with a final order expected some time after that date.

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

RGC RESOURCES, INC.	2010 ANNUAL REPORT | 19

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

If, for any reason, the Company ceases to meet the criteria for application of regulatory accounting treatment for all or part of its operations, the Company would remove the applicable regulatory assets or liabilities from the balance sheet and include them in the consolidated statement of income and comprehensive income for the period in which the discontinuance occurred.

Revenue recognition – Regulated utility sales and transportation revenues are based upon rates approved by the SCC. The non-gas cost component of rates may not be changed without a formal rate increase application and corresponding authorization by the SCC in the form of a Commission order; however, the gas cost component of rates are adjusted quarterly through the purchased gas adjustment (“PGA”) mechanism with administrative approval from the SCC.

The Company bills its regulated natural gas customers on a monthly cycle. The billing cycle for most customers does not coincide with the accounting periods used for financial reporting. The Company accrues estimated revenue for natural gas delivered to customers not yet billed during the accounting period. Determination of unbilled revenue relies on the use of estimates, weather during the period and current and historical data. The financial statements included unbilled revenue of $1,070,062 and $1,173,561 as of September 30, 2010 and 2009.

Allowance for Doubtful Accounts – The Company evaluates the collectibility of its accounts receivable balances based upon a variety of factors including loss history, level of delinquent account balances, collections on previously written off accounts and general economic climate.

Pension and Postretirement Benefits – The Company offers a defined benefit pension plan (“pension plan”) and a postretirement medical and life insurance plan (“postretirement plan”) to eligible employees. The expenses and liabilities associated with these plans, as disclosed in Note 6 to the consolidated financial statements, are based on numerous assumptions and factors, including provisions of the plans, employee demographics, contributions made to the plan, return on plan assets

20 | 2010 ANNUAL REPORT	RGC RESOURCES, INC.

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

In selecting the discount rate to be used in determining the benefit liability, the Company considered the rates of return on high-quality fixed-income investments that corresponded to the length and timing of benefit streams expected under both the pension plan and postretirement plan. The Company used a discount rate of 5.25% and 5.00% for valuing its pension benefit liability and postretirement plan liability at September 30, 2010, representing a decrease of 0.25% and 0.50% in the respective discount rates from the prior year. The Company based the discount rate assumption on high-quality fixed-income investments with maturity schedules spanning the expected payment stream of the benefits. The decrease in the discount rates was a primary factor in the overall increase in the benefit plan liabilities on the balance sheet and increase in expense in fiscal 2011. The Company also used an asset/ liability model to evaluate the probability of meeting the returns on its targeted investment allocation model. The investment policy as of the measurement date in September reflected a targeted allocation of 60% equity and 40% fixed income for an assumed long-term rate of return of 7.25% on the pension plan and a targeted allocation of 50% equity and 50% fixed income for an assumed long-term rate of return of 5.14% (net of income taxes) for the postretirement plan. Based on the assumptions described above and in Note 6, pension expense is expected to increase from approximately $759,000 in fiscal 2010 to $787,000 in fiscal 2011 and postretirement expense is expected to rise from approximately $606,000 in fiscal 2010 to $808,000 in fiscal 2011. The Company expects to contribute approximately $1,000,000 to its pension plan and $700,000 to its postretirement plan in fiscal 2011. Funding levels are expected to remain at this level or higher over the next several years. The Company anticipates being able to meet the funding needs of these plans and recover benefit plan expenses through its non-gas rates. The Company will continue to evaluate its benefit plan funding levels in light of the requirements under the Pension Protection Act of 2006 and ongoing investment returns and make adjustments as necessary to avoid benefit restrictions and to manage the cost of the benefit plans.

RGC RESOURCES, INC.	2010 ANNUAL REPORT | 21

The following schedule reflects the sensitivity of pension costs to changes in certain actuarial assumptions, assuming that the other components of the calculation remain constant.

Actuarial Assumption	Change in Assumption	Impact on Pension Cost	Impact on Projected Benefit Obligation
Discount rate	-0.25%	$82,000	$740,000
Rate of return on plan assets	-0.25%	32,000	N/A
Rate of increase in compensation	0.25%	101,000	536,000

The following schedule reflects the sensitivity of postretirement benefit costs from changes in certain actuarial assumptions, while the other components of the calculation remain constant.

Actuarial Assumption	Change in Assumption	Impact on Postretirement Benefit Cost	Impact on Accumulated Postretirement Benefit Obligation
Discount rate	-0.25%	$32,000	$428,000
Rate of return on plan assets	-0.25%	17,000	N/A
Health care cost trend rate	0.25%	33,000	446,000

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

The Company manages the price risk associated with purchases of natural gas by using a combination of

22 | 2010 ANNUAL REPORT	RGC RESOURCES, INC.

liquefied natural gas (LNG) storage, storage gas, fixed price contracts, spot market purchases and derivative commodity instruments including futures, price caps, swaps and collars.

As of September 30, 2010, the Company has collar agreements outstanding for the purpose of hedging the price of natural gas during the winter period for 1,300,000 decatherms. In addition, the Company also has approximately 2,626,000 decatherms of gas in storage at an average price of $5.26 per decatherm. The SCC currently allows for full recovery of prudent costs associated with natural gas purchases, and any additional costs or benefits associated with the settlement of the derivative contracts and other price hedging techniques will be passed through to customers when realized through the regulated natural gas PGA mechanism.

The Company also has a variable rate line-of-credit with a bank with the interest rate based on the London Interbank Offered Rate (“LIBOR”). As of September 30, 2010, the Company had no outstanding balance under its line-of-credit.

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

Environmental Legislation – The passage of environmental legislation that mandates reductions in carbon emissions or other similar restrictions could have a negative effect on the Company over the long-term as it relates to the Company’s core operations. Natural gas is a clean and efficient energy source; however, the combustion of natural gas results in carbon related emissions. The extent to

RGC RESOURCES, INC.	2010 ANNUAL REPORT | 23

which carbon emissions would be restricted under any such legislation and the ability of technological improvements to minimize such emissions would be critical in determining any potential impact to the Company.

In 2009, the U. S. House of Representatives approved H.R. 2454, “The American Clean Energy and Security Act of 2009”, sometimes referred to as the Waxman-Markey Climate Change Bill. A companion bill, “The American Power Act”, sometimes referred to as the Kerry-Lieberman Bill, was introduced in the U. S. Senate in 2010, but was not approved. Both bills are designed to reduce the level of carbon dioxide emissions from burning fossil fuels such as coal, oil and natural gas. Limits on carbon emissions could lead to a gradual reduction in the use of fossil fuels, including natural gas, in the U.S. economy. A federally mandated reduction in natural gas consumption would likely negatively impact company operations, if legislation does not adequately reflect the lower emissions generated by natural gas consumption. The election held on November 2, 2010 materially changed the makeup of the U.S. House of Representatives and U.S. Senate, lessening the likelihood of passage of carbon emissions reduction legislation in 2011 or 2012.

Energy Prices and Inflation – Energy costs represent the single largest expense of the Company with the cost of natural gas representing approximately 73% and 76% for fiscal 2010 and 2009 of the total operating expenses of the Company’s natural gas utility operations. Increases or decreases in natural gas costs are passed through to customers under the present PGA mechanism. As discussed above, increases in the commodity price of natural gas may cause existing customers to conserve, switch to alternate sources of energy or be unable to pay their natural gas bills. On the other side, declining natural gas prices reduce the level of inventory carrying cost revenues that the Company realizes.

Rising costs affect the Company through increases in non-gas costs such as property and liability

24 | 2010 ANNUAL REPORT	RGC RESOURCES, INC.

insurance, labor costs, employee benefits, supplies, contracted services and the replacement cost of plant and equipment. The rates charged to natural gas customers to cover these costs may only be increased through the regulatory process through a non-gas cost rate increase application. Because of the inherent lag in the rate application process for increases in the non-gas cost portion of rates, approved Company billing rates may not keep pace with costs during inflationary periods. Management must continually review operations and economic conditions to assess the need for filing and receiving adequate and timely rate relief from the SCC.

Pipeline Reliability – Roanoke Gas is served directly by two primary pipelines. These two pipelines provide 100% of the natural gas supplied to the Company’s customers. Depending upon weather conditions and the level of customer demand, failure of one or both of these transmission pipelines could have a major adverse impact on the Company.

Customer Credit – Gas costs represent a major portion of the total customer bill. The Company has worked diligently at minimizing bad debts and bad-debt write offs. However, significant increases or spikes in natural gas prices could result in an increased rate of delinquencies as customers face higher natural gas bills as well as other higher energy costs. Furthermore, adverse economic conditions and rising unemployment could also lead to an increase in delinquency of customer payments and higher bad debts. In addition, the SCC has specific notice requirements that the Company must first comply with before disconnecting natural gas service for customer nonpayment. Although the depressed economic environment that began prior to last year has continued through fiscal 2010, bad debts have remained at lower levels due to the continuing decline in the commodity price of natural gas.

Weather – The nature of the Company’s business is highly dependent upon weather – specifically, winter weather. Cold weather increases energy consumption by customers and therefore increases revenues and margins. Conversely, warm weather reduces energy consumption and ultimately revenues and margins. Roanoke Gas Company’s rate structure has a weather normalization adjustment factor that operates around a weather band of approximately 3% above and below the 30 year average for heating degree-days. This weather band significantly reduces the exposure to weather risk by limiting the impact of warmer than normal weather to no more than 3% from the 30 year average. Conversely, the protection provided by the weather band to the downside risk also limits the upside potential from colder than normal weather by the same 3%.

Credit and Capital Availability – The capital intensive and seasonal nature of the utility operations requires the access to sufficient levels of debt and equity capital. The ongoing economic issues on the local and national levels have impacted the cost and availability of short-term and long-term credit funding. The inability to obtain funding when needed, or obtain funding only on less than favorable terms, could have a significant negative impact to the Company.

RGC RESOURCES, INC.	2010 ANNUAL REPORT | 25

CAPITALIZATION RATIOS

YEARS ENDED SEPTEMBER 30,	2010	2009	2008	2007	2006
COMMON STOCK:
Shares Issued	2,274,432	2,238,987	2,209,471	2,186,143	2,138,595
Continuing Operations:
Basic Earnings Per Share	$1.97	$2.19	$1.94	$1.74	$1.40
Diluted Earnings Per Share	$1.96	$2.18	$1.93	$1.73	$1.39
Discontinued Operations:
Basic Earnings Per Share	$—	$—	$(0.02)	$0.02	$0.26
Diluted Earnings Per Share	$—	$—	$(0.02)	$0.02	$0.26
Dividends Paid Per Share (Cash)	$1.32	$1.28	$1.25	$1.22	$1.20
Dividends Paid Out Ratio	67.0%	58.4%	65.1%	69.3%	72.3%
CAPITALIZATION RATIOS:
Long-Term Debt, Including Current Maturities	37.7	38.5	34.5	39.8	40.9
Common Stock And Surplus	62.3	61.5	65.5	60.2	59.1

Total	100.0	100.0	100.0	100.0	100.0

Long-Term Debt, Including Current Maturities	$28,000,000	$28,000,000	$23,000,000	$28,000,000	$28,000,000
Common Stock And Surplus	46,309,747	44,799,871	43,723,058	42,365,233	40,494,868

Total Capitalization Plus Current Maturities	$74,309,747	$72,799,871	$66,723,058	$70,365,233	$68,494,868

26 | 2010 ANNUAL REPORT	RGC RESOURCES, INC.

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

	RANGE OF BID PRICES		CASH DIVIDENDS DECLARED
FISCAL YEAR ENDED SEPTEMBER 30,	HIGH	LOW
2010
First Quarter	$30.55	$25.91	$0.330
Second Quarter	31.99	29.00	0.330
Third Quarter	32.05	30.28	0.330
Fourth Quarter	32.09	30.01	0.330

2009
First Quarter	$30.07	$24.15	$0.320
Second Quarter	28.00	21.92	0.320
Third Quarter	27.38	22.95	0.320
Fourth Quarter	30.78	24.94	0.320

RGC RESOURCES, INC.	2010 ANNUAL REPORT | 27

SUMMARY OF GAS SALES AND STATISTICS

YEARS ENDED SEPTEMBER 30,	2010	2009	2008	2007	2006
REVENUES:
Residential Sales	$43,179,538	$47,544,448	$52,927,761	$50,791,195	$52,274,204
Commercial Sales	25,793,022	29,909,205	36,507,326	34,566,385	36,159,320
Interruptible Sales	592,505	635,301	1,509,193	1,379,870	3,054,240
Transportation Gas Sales	2,674,151	2,506,958	2,428,656	2,254,594	2,067,929
Backup Services	—	300	3,600	3,600	3,600
Late Payment Charges	63,949	56,718	55,410	55,438	70,191
Miscellaneous Gas Utility Revenue	123,493	133,298	174,647	124,579	116,924
Other	1,397,256	1,398,245	1,030,233	725,640	844,464

Total	$73,823,914	$82,184,473	$94,636,826	$89,901,301	$94,590,872
NET INCOME
Continuing Operations	$4,445,436	$4,869,010	$4,257,824	$3,765,669	$2,961,802
Discontinued Operations	—	—	(36,690)	40,540	549,729

Net Income	$4,445,436	$4,869,010	$4,221,134	$3,806,209	$3,511,531
DTH DELIVERED:
Residential	3,910,639	3,866,956	3,557,249	3,778,194	3,588,364
Commercial	2,712,692	2,830,782	2,785,701	2,886,403	2,793,988
Interruptible	79,858	75,061	128,875	138,176	278,535
Transportation Gas	2,610,962	2,487,670	2,779,429	2,735,456	2,853,500

Total	9,314,151	9,260,469	9,251,254	9,538,229	9,514,387
HEATING DEGREE DAYS	4,047	3,914	3,624	3,735	3,714
NUMBER OF CUSTOMERS:
Natural Gas
Residential	51,922	51,069	50,630	50,371	49,649
Commercial	5,020	5,018	5,026	5,017	4,948
Interruptible and Interruptible
Transportation Service	33	32	33	32	32

Total	56,975	56,119	55,689	55,420	54,629
GAS ACCOUNT (DTH):
Natural Gas Available	9,561,029	9,549,231	9,528,890	9,744,431	9,703,011
Natural Gas Deliveries	9,314,151	9,260,469	9,251,254	9,538,229	9,514,387
Storage - LNG	136,972	124,925	122,874	65,279	98,936
Company Use And Miscellaneous	47,759	39,697	45,180	28,862	36,321
System Loss	62,147	124,140	109,582	112,061	53,367

Total Gas Available	9,561,029	9,549,231	9,528,890	9,744,431	9,703,011
TOTAL ASSETS	$120,683,316	$118,801,892	$118,127,714	$116,332,455	$114,662,572
LONG-TERM OBLIGATIONS	$28,000,000	$28,000,000	$23,000,000	$23,000,000	$28,000,000

28 | 2010 ANNUAL REPORT	RGC RESOURCES, INC.

RGC Resources, Inc. and Subsidiaries

Consolidated Financial Statements

for the Years Ended September 30, 2010

and 2009, and Report of Independent

Registered Public Accounting Firm

RGC RESOURCES, INC. AND SUBSIDIARIES

TABLE OF CONTENTS

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED SEPTEMBER 30, 2010 AND 2009:

Consolidated Balance Sheets	2-3

Consolidated Statements of Income and Comprehensive Income	4

Consolidated Statements of Stockholders’ Equity	5

Consolidated Statements of Cash Flows	6

Notes to Consolidated Financial Statements	7-30

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

RGC Resources, Inc.

Roanoke, Virginia

We have audited the accompanying consolidated balance sheets of RGC Resources, Inc. and Subsidiaries (“the Company”) as of September 30, 2010 and 2009, and the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of RGC Resources, Inc. and Subsidiaries as of September 30, 2010 and 2009, and the consolidated results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

CERTIFIED PUBLIC ACCOUNTANTS

319 McClanahan Street, S.W.

Roanoke, Virginia

November 5, 2010

RGC RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2010 AND 2009

	2010	2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$6,745,630	$7,422,360
Accounts receivable , less allowance for doubtful accounts of $65,275 in 2010 and $50,687 in 2009	3,273,627	3,562,837
Note receivable	87,000	87,000
Materials and supplies	563,178	587,815
Gas in storage	13,810,208	16,072,911
Prepaid income taxes	2,532,057	1,974,917
Deferred income taxes	3,436,923	3,424,628
Other	1,206,367	985,110

Total current assets	31,654,990	34,117,578

UTILITY PROPERTY:
In service	123,073,541	118,009,532
Accumulated depreciation and amortization	(43,084,808)	(41,104,408)

In service, net	79,988,733	76,905,124

Construction work in progress	1,466,658	1,604,046

Utility plant, net	81,455,391	78,509,170

OTHER ASSETS:
Note receivable	1,039,000	1,126,000
Regulatory assets	6,480,325	4,989,347
Other	53,610	59,797

Total other assets	7,572,935	6,175,144

TOTAL ASSETS	$120,683,316	$118,801,892

(Continued)

RGC RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2010 AND 2009

	2010	2009
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Dividends payable	$750,786	$716,556
Accounts payable	4,572,917	4,449,735
Customer credit balances	2,637,380	4,204,556
Customer deposits	1,632,977	1,601,206
Accrued expenses	2,058,643	2,219,587
Over-recovery of gas costs	2,581,600	5,651,847
Fair value of marked-to-market transactions	3,619,705	2,451,055

Total current liabilities	17,854,008	21,294,542

LONG-TERM DEBT	28,000,000	28,000,000

DEFERRED CREDITS AND OTHER LIABILITIES:
Asset retirement obligations	3,073,782	2,735,735
Regulatory cost of retirement obligations	7,699,319	7,401,024
Benefit plan liabilities	9,850,526	7,970,074
Deferred income taxes	7,860,064	6,534,621
Deferred investment tax credits	35,870	66,025

Total deferred credits and other liabilities	28,519,561	24,707,479

COMMITMENTS AND CONTINGENCIES (Notes 9 and 10)
CAPITALIZATION:
Stockholders’ Equity:
Common Stock, $5 par value; authorized 10,000,000 shares; issued and outstanding 2,274,432 and 2,238,987 shares in 2010 and 2009, respectively	11,372,160	11,194,935
Preferred stock, no par; authorized 5,000,000 shares; no shares issued and outstanding in 2010 and 2009	—	—
Capital in excess of par value	17,462,670	16,607,897
Retained earnings	21,341,740	19,881,745
Accumulated other comprehensive loss	(3,866,823)	(2,884,706)

Total stockholders’ equity	46,309,747	44,799,871

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$120,683,316	$118,801,892

(Concluded)

See notes to consolidated financial statements.

RGC RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

YEARS ENDED SEPTEMBER 30, 2010 AND 2009

	2010	2009
OPERATING REVENUES:
Gas utilities	$72,426,658	$80,786,228
Other	1,397,256	1,398,245

Total operating revenues	73,823,914	82,184,473

COST OF SALES:
Gas utilities	46,690,247	54,408,778
Other	693,394	699,771

Total cost of sales	47,383,641	55,108,549

GROSS MARGIN	26,440,273	27,075,924

OTHER OPERATING EXPENSES:
Operations	10,934,210	10,565,267
Maintenance	1,419,269	1,765,511
General taxes	1,286,593	1,240,209
Depreciation and amortization	3,818,020	3,660,421

Total other operating expenses	17,458,092	17,231,408

OPERATING INCOME	8,982,181	9,844,516
OTHER EXPENSE, net	(10,453)	(70,091)
INTEREST EXPENSE	1,835,291	1,918,106

INCOME BEFORE INCOME TAXES	7,136,437	7,856,319
INCOME TAX EXPENSE	2,691,001	2,987,309

NET INCOME	4,445,436	4,869,010
OTHER COMPREHENSIVE LOSS, NET OF TAX	(982,117)	(1,671,535)

COMPREHENSIVE INCOME	$3,463,319	$3,197,475

EARNINGS PER COMMON SHARE:
Basic	$1.97	$2.19
Diluted	$1.96	$2.18
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	2,257,131	2,223,727
Diluted	2,264,080	2,231,040

See notes to consolidated financial statements.

RGC RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

YEARS ENDED SEPTEMBER 30, 2010 AND 2009

	Common Stock	Capital in Excess of Par Value	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
Balance - September 30, 2008	$11,047,355	$15,990,961	$17,909,134	$(1,224,392)	$43,723,058
Change in measurement date - benefit plans, net of tax	—	—	(44,931)	11,221	(33,710)
Net income	—	—	4,869,010	—	4,869,010
Losses on hedging activities, net of tax	—	—	—	(1,000,965)	(1,000,965)
Change in net loss and transition obligation of defined benefit plans, net of tax	—	—	—	(670,570)	(670,570)
Tax benefits from stock option exercise	—	16,407	—	—	16,407
Cash dividends declared ($1.28 per share)	—	—	(2,851,468)	—	(2,851,468)
Issuance of common stock (29,516 shares)	147,580	600,529	—	—	748,109

Balance - September 30, 2009	$11,194,935	$16,607,897	$19,881,745	$(2,884,706)	$44,799,871

Net income	—	—	4,445,436	—	4,445,436
Losses on hedging activities, net of tax	—	—	—	(673,438)	(673,438)
Change in net loss and transition obligation of defined benefit plans, net of tax	—	—	—	(308,679)	(308,679)
Tax benefits from stock option exercise	—	34,906	—	—	34,906
Cash dividends declared ($1.32 per share)	—	—	(2,985,441)	—	(2,985,441)
Issuance of common stock (35,445 shares)	177,225	819,867	—	—	997,092

Balance - September 30, 2010	$11,372,160	$17,462,670	$21,341,740	$(3,866,823)	$46,309,747

See notes to consolidated financial statements.

RGC RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED SEPTEMBER 30, 2010 AND 2009

	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,445,436	$4,869,010
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	3,959,887	3,815,009
Cost of removal of utility plant, net	(307,375)	(263,446)
Change in over/under recovery of gas costs	(2,987,087)	6,627,084
Deferred taxes and investment tax credits	1,884,235	812,532
Other noncash items, net	95,658	39,111
Changes in assets and liabilities which provided (used) cash:
Accounts receivable and customer deposits, net	320,981	1,602,679
Inventories and gas in storage	2,287,340	10,015,564
Other current assets	(640,846)	(781,945)
Accounts payable, customer credit balances and accrued expenses, net	(1,939,425)	(4,029,786)

Total adjustments	2,673,368	17,836,802

Net cash provided by operating activities	7,118,804	22,705,812

CASH FLOWS FROM INVESTING ACTIVITIES:
Expenditures for utility property	(5,973,586)	(5,752,780)
Proceeds from disposal of utility property	10,265	27,826
Proceeds from sale of short-term investments	—	500,000

Net cash used in investing activities	(5,963,321)	(5,224,954)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	—	5,000,000
Proceeds on collection of note	87,000	87,000
Net repayments under line-of-credit agreements	—	(13,960,000)
Proceeds from issuance of common stock	1,031,998	764,516
Cash dividends paid	(2,951,211)	(2,825,450)

Net cash used in financing activities	(1,832,213)	(10,933,934)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(676,730)	6,546,924
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	7,422,360	875,436

CASH AND CASH EQUIVALENTS AT END OF YEAR	$6,745,630	$7,422,360

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$1,807,863	$1,897,818
Income taxes, net of refunds	1,329,000	2,629,308

See notes to consolidated financial statements.

RGC RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2010 AND 2009

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation—RGC Resources, Inc. is an energy services company engaged in the sale and distribution of natural gas. The consolidated financial statements include the accounts of RGC Resources, Inc. and its wholly owned subsidiaries (“Resources” or the “Company”); Roanoke Gas Company (“Roanoke Gas”); Diversified Energy Company; and RGC Ventures of Virginia, Inc., operating as Application Resources. Roanoke Gas is a natural gas utility, which distributes and sells natural gas to approximately 57,000 residential, commercial and industrial customers within its service areas in Roanoke, Virginia and the surrounding localities. The Company’s business is seasonal in nature and weather dependent as a majority of natural gas sales are for space heating during the winter season. Roanoke Gas is regulated by the Virginia State Corporation Commission (“SCC” or “Virginia Commission”). Application Resources provides information system services to software providers in the utility industry. Diversified Energy Company is currently inactive.

The Company follows accounting and reporting standards set by the Financial Accounting Standards Board (“FASB”) and the Securities and Exchange Commission (“SEC”).

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

Regulatory assets and liabilities included in the Company’s consolidated balance sheets as of September 30, 2010 and 2009 are as follows:

	September 30
	2010	2009
Regulatory Assets:
Current Assets:
Other:
Accrued pension and postretirement medical	$579,613	$442,062
Utility Property:
In service:
Other	11,945	11,945
Other Assets:
Regulatory assets:
Premium on early retirement of debt	156,947	187,324
Accrued pension and postretirement medical	6,323,378	4,802,023

Total regulatory assets	$7,071,883	$5,443,354

Regulatory Liabilities:
Current Liabilities:
Over-recovery of gas costs	$2,581,600	$5,651,847
Deferred Credits and Other Liabilities:
Asset retirement obligations	3,073,782	2,735,735
Regulatory cost of retirement obligations	7,699,319	7,401,024

Total regulatory liabilities	$13,354,701	$15,788,606

As of September 30, 2010, the Company had regulatory assets in the amount of $6,838,973 on which the Company did not earn a return during the recovery period. These assets pertain to the net funded position of the Company’s benefit plans related to its regulated operations. As such, the amortization period is not specifically defined.

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

Provisions for depreciation are computed principally at composite straight-line rates as determined by depreciation studies required to be performed on the regulated utility assets of Roanoke Gas Company every five years. The Company completed its most recent depreciation study in July 2009 and received notification from the SCC to implement these new rates retroactive to October 1, 2008. The composite weighted-average depreciation rate under the new depreciation study was 3.32% and 3.31% for the fiscal years ended September 30, 2010 and 2009, respectively. The implementation of the new depreciation rates reduced depreciation expense for the year ended September 30, 2009 by $888,466 when compared to the rates in effect for fiscal 2008, and increased net income by $551,204 and earnings per share by $0.25.

The composite rates are comprised of two components, one based on average service life and one based on cost of retirement. As a result, the Company accrues the estimated cost of retirement of long-lived assets through depreciation expense. Retirement costs are not a legal obligation but rather the result of cost-based regulation and are accounted for under the provisions of FASB ASC No. 980. Such amounts are classified as a regulatory liability.

The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. These reviews have not identified any impairments which would cause a material effect on the results of operations or financial condition.

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

The Company’s composite depreciation rates include a component to provide for the cost of retirement of assets. As a result, the Company accrues the estimated cost of retirement of its utility plant through depreciation expense and creates a corresponding regulatory liability. The costs of retirement considered in the development of the depreciation component include those costs associated with the legal liability. Therefore, the Company reclassified a portion of its regulatory liability for cost of retirement to asset retirement obligations for the legal liability as determined above. The accretion of the asset retirement obligation is reclassified from the regulatory cost of retirement obligation. If the legal obligations were to exceed the regulatory liability provided for in the depreciation rates, the Company would establish a regulatory asset for such difference with the anticipation of future recovery through rates charged to customers.

The following is a summary of the asset retirement obligation:

	Years Ended September 30
	2010	2009
Balance, beginning of year	$2,735,735	$2,608,995
Liabilities incurred	21,446	16,312
Liabilities settled	(62,512)	(31,388)
Accretion	150,019	141,816
Revisions to estimated cash flows	229,094	—

Balance, end of year	$3,073,782	$2,735,735

Cash, Cash Equivalents and Short-Term Investments—From time to time, the Company will have balances on deposit at banks in excess of the amount insured by the Federal Deposit Insurance Corporation (“FDIC”). The Company has not experienced any losses on these accounts and does not consider these amounts to be at credit risk. As of September 30, 2010, the Company did not have any bank deposits in excess of the FDIC insurance limits of $250,000. For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Customer Receivables and Allowance for Doubtful Accounts—Accounts receivable consists of amounts billed to customers for natural gas sales and related services. The Company provides an estimate for losses on these receivables by utilizing historical information, current account balances, account aging and current economic conditions. Customer accounts are charged off annually when deemed uncollectible or when turned over to a collection agency for action.

A reconciliation of changes in the allowance for doubtful accounts is as follows:

	Years Ended September 30
	2010	2009
Balance, beginning of year	$50,687	$63,791
Additions charged to bad debt expense	140,178	202,892
Recoveries of accounts written off	194,395	196,982
Accounts written off	(319,985)	(412,978)

Balance, end of year	$65,275	$50,687

Inventories—Inventories, consisting of natural gas in storage and materials and supplies, are recorded at average cost. Injections into storage are priced at the purchase cost at the time of injection and withdrawals from storage are priced at the weighted average price in storage. Materials and supplies are removed from inventory at average cost.

Unbilled Revenues—The Company bills its natural gas customers on a monthly cycle basis; however, the billing cycle period for most customers does not coincide with the accounting periods used for financial reporting. As the Company recognizes revenue when gas is delivered, an accrual is made to estimate revenues for natural gas delivered to customers but not billed during the accounting period. The amounts of unbilled revenue receivable included in accounts receivable on the consolidated balance sheets at September 30, 2010 and 2009 were $1,070,062 and $1,173,561, respectively.

Income Taxes—Income taxes are accounted for using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the years in which those temporary differences are expected to be recovered or settled. A valuation allowance against deferred tax assets is provided if it is more likely than not the deferred tax asset will not be realized. The Company and its subsidiaries file state and federal consolidated income tax returns.

Debt Expenses—Debt issuance expenses are amortized over the lives of the debt instruments.

Over/Under-Recovery of Natural Gas Costs—Pursuant to the provisions of the Company’s Purchased Gas Adjustment (“PGA”) clause, the SCC provides the Company with a method of passing along increases or decreases in natural gas costs incurred by its regulated operations, including gains and losses on natural gas derivative hedging instruments, to its customers. On a quarterly basis, the Company files a PGA rate adjustment request with the SCC to adjust the gas cost component of its rates up or down depending on projected price and activity. Once administrative approval is received, the Company adjusts the gas cost component of its rates to reflect the approved amount. As actual costs will differ from the projections used in establishing the PGA rate, the Company may either over-recover or under-recover its actual gas costs during the period. Any difference between actual costs incurred and costs recovered through the application of the PGA is recorded as a regulatory asset or liability. At the end of the deferral period, the balance of the net deferred charge or credit is amortized over an ensuing 12-month period as amounts are reflected in customer billings.

Fair Value—Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company determines fair value based on the following fair value hierarchy which prioritizes each input to the valuation methods into one of the following three broad levels:

•	Level 1 – Unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

•

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

•	Level 3 – Unobservable inputs for the asset or liability where there is little, if any, market activity which require the Company to develop its own assumptions.

The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets (Level 1) and the lowest priority to unobservable inputs (Level 3). All fair value disclosures are categorized within one of the three categories in the hierarchy. See fair value disclosures in derivatives and hedging activities below and in Notes 6 and 11.

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

	Years Ended September 30
	2010	2009
Weighted average common shares	2,257,131	2,223,727
Effect of dilutive securities:
Options to purchase common stock	6,949	7,313

Diluted average common shares	2,264,080	2,231,040

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

The Company enters into collars, swaps and caps for the purpose of hedging the price of natural gas in order to provide price stability during the winter months. The fair value of these instruments is recorded in the balance sheet with the offsetting entry to either under-recovery of gas costs or over-recovery of gas costs. Net income and other comprehensive income are not affected by the change in market value as any cost incurred or benefit received from these instruments is recoverable or refunded through the PGA as the SCC allows for full recovery of prudent costs associated with natural gas purchases. At September 30, 2010, the Company had collar agreements outstanding for the winter period to hedge 1,300,000 decatherms of natural gas with a fair value of $83,160. As the market value of natural gas fell below the floor price for a portion of the collar agreements, the Company recorded the fair value adjustment under the balance sheet caption “Fair value of marked-to-market transactions” with the offsetting entry to “Over-recovery of gas costs.” At September 30, 2009, the Company had collar agreements outstanding to hedge 800,000 decatherms of natural gas. As the market value of natural gas fell between the floor and ceiling prices of the collar agreements, there was no fair value reflected in the financial statements at September 30, 2009.

The Company also has two interest rate swaps associated with its variable rate notes. The first swap relates to the $15,000,000 note issued in November 2005. This swap essentially converts the floating rate note based upon LIBOR into fixed rate debt with a 5.74% effective interest rate. The second swap relates to the $5,000,000 variable rate note issued in October 2008. This swap converts the variable rate note based on LIBOR into a fixed rate debt with a 5.79% effective interest rate. Both swaps mature on December 1, 2015 and qualify as cash flow hedges with changes in fair value reported in other comprehensive income.

No derivative instruments were deemed to be ineffective for any period presented.

The table below reflects the fair values of the derivative instruments and their corresponding classification in the consolidated balance sheets under the current liabilities caption of “Fair value of marked-to-market transactions” as of September 30, 2010 and 2009, respectively:

Fair Value of Derivative Instruments

	September 30
	2010	2009
Derivatives designated as hedging instruments:
Interest rate swaps	$3,536,545	$2,451,055
Natural gas collar arrangement	83,160	—

Total derivatives designated as hedging instruments	$3,619,705	$2,451,055

See Note 11 for additional information on fair value.

Based on the interest rate environment as of September 30, 2010, approximately $900,000 of the fair value on the interest rate hedges will be reclassified from other comprehensive loss into interest expense on the income statement over the next 12 months. Changes in LIBOR rates during that period could significantly change the estimated amount to be reclassified to income as well as the fair value of the interest rate hedges.

Other Comprehensive Loss—A summary of other comprehensive loss and financial instrument activity is provided below:

	Year Ended September 30
	2010	2009
Interest Rate Swaps
Unrealized losses	$(2,025,678)	$(2,369,923)
Income tax	768,948	899,623

Net unrealized losses	(1,256,730)	(1,470,300)

Transfer of realized losses to interest expense	940,188	756,505
Income tax	(356,896)	(287,170)

Net transfer of realized losses to interest expense	583,292	469,335

Defined Benefit Plans
Unrecognized net losses arising during the period	(647,439)	(1,153,897)
Income tax	246,031	438,481

Net unrecognized losses arising during the period	(401,408)	(715,416)

Transfer of realized losses to income	102,478	25,252
Income tax	(38,942)	(9,599)

Net transfer of realized losses to income	63,536	15,653

Amortization of transition obligation	47,093	47,093
Income tax	(17,900)	(17,900)

Net amortization of transition obligation	29,193	29,193

Net other comprehensive loss	$(982,117)	$(1,671,535)

Change in measurement date	—	11,221

Accumulated comprehensive loss - beginning of period	(2,884,706)	(1,224,392)

Accumulated comprehensive loss - end of period	$(3,866,823)	$(2,884,706)

The components of accumulated comprehensive loss as of September 30, 2010 and 2009 include:

	September 30
	2010	2009
Interest rate swaps	$(2,194,073)	$(1,520,635)
Pension plan	(1,113,787)	(954,797)
Postretirement benefit plan	(558,963)	(409,274)

Total accumulated comprehensive loss	$(3,866,823)	$(2,884,706)

Recently Adopted Accounting Standards—On October 1, 2008, the Company adopted the change in measurement date provision of FASB ASC No. 715, Compensation – Retirement Benefits, which requires an employer to measure the funded status of each plan as of the Company’s fiscal year end. The Company previously used a June 30 measurement date for its benefit plans. The change in measurement date eliminated the three month lag in recognizing expense between the measurement date and the end of the Company’s fiscal year. The Company recorded a reduction to retained earnings, net of tax, of $44,931 for the effect of the change in measurement date on unregulated operations and a regulatory asset in the amount of $177,284 for the portion attributable to the regulated operations of Roanoke Gas Company. The Company is amortizing the regulatory asset over a three year period consistent with the Company’s latest rate order.

In September 2006, the FASB issued guidance under FASB ASC No. 820 – Fair Value Measurements and Disclosures that established a framework for measuring fair value and expanded disclosures about fair value methods. No new fair value measurements are required. Instead, it provides for increased consistency and comparability in fair value measurements and for expanded disclosure surrounding the fair value measurements. The Company adopted the fair value provisions effective October 1, 2008. The adoption had no material impact on the Company’s financial position, results of operations or cash flows.

In January 2010, the FASB issued additional guidance under Accounting Standards Update (“ASU”) 2010-06, Fair Value Measurements and Disclosures – Improving Disclosures about Fair Value Measurements. This ASU improves disclosures regarding fair value under FASB ASC No. 820 including (1) requiring an entity to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers; (2) in the reconciliation for fair value measurements using significant unobservable inputs (Level 3), a reporting entity should present separately information about purchases, sales, issuances and settlements; and (3) providing clarification that a reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and non-recurring fair value measurements. The Company adopted ASU 2010-06 effective with its March 31, 2010 reporting date. The adoption had no material impact on the Company’s financial position, results of operations or cash flows. The disclosures required by FASB ASC No. 820 are included in Note 11.

In March 2008, the FASB issued guidance under FASB ASC No. 815 – Derivatives and Hedging, to enhance the current disclosure framework by requiring entities to disclose (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flow. The adoption of the additional disclosure provisions of FASB ASC No. 815 had no material impact on the Company’s financial position, results of operations or cash flows. The additional disclosures required by FASB No. 815 are included in Notes 1 and 11.

In December 2008, the FASB issued FASB Staff Position No. 132(R)-1, (FSP 132(R)-1), Employers’ Disclosures about Postretrirement Benefit Plan Assets (FASB ASC No. 715). FASB’s objective of these changes is to improve disclosures about plan assets in employers’ defined benefit pension or other postretirement plans by providing users of financial statements with an understanding of : (a) How investment allocation decisions are made, including the factors that are pertinent to an understanding of investment policies and strategies; (b) The major categories of plan assets; (c) The inputs and valuation techniques used to measure the fair value of plan assets; (d) The effect of fair value measurements using significant unobservable inputs on changes in plan assets for the period; and (e) Significant concentrations of risk within plan assets. The new disclosure requirements are included in Note 6.

Other accounting standards that have been issued or proposed by the FASB or other standard–setting bodies are not currently applicable to the Company or are not expected to have a significant impact on the Company’s financial position, results of operations and cash flows.

2.	REGULATORY MATTERS

The SCC exercises regulatory authority over the natural gas operations of Roanoke Gas. Such regulation encompasses terms, conditions and rates to be charged to customers for natural gas service, safety standards, extensions of service, accounting and depreciation.

On September 13, 2010, the Company filed a request for an expedited increase in rates with the SCC. The request was for an increase of approximately $1,400,000 in annual non-gas revenues. As provided for under this expedited rate request, the Company was able to place the increased rates into effect for service rendered on and after November 1, 2010, subject to refund pending a final order by the SCC. The public hearing on the request for this rate increase is scheduled for March 24, 2011, with a final order expected some time after that date.

3.	BORROWINGS UNDER LINE-OF-CREDIT

The Company has available an unsecured line-of-credit with a bank which will expire March 31, 2011. The Company anticipates being able to extend or replace this line-of-credit upon expiration. The Company’s available unsecured line-of-credit varies during the year to accommodate its seasonal borrowing demands. Available limits under this agreement for the remaining term are as follows:

Effective	Available Line-of-Credit
September 30, 2010	$3,000,000
October 22, 2010	12,000,000
November 24, 2010	13,000,000
January 25, 2011	12,000,000
February 24, 2011	5,000,000

A summary of the line-of-credit follows:

	September 30
	2010	2009
Line-of-credit at year-end	$3,000,000	$3,000,000
Outstanding balance at year-end	—	—
Highest month-end balance outstanding	—	16,145,000
Average daily balance	—	3,758,000
Average rate of interest during year on outstanding balances	0.00%	2.44%
Interest rate at year end	1.26%	1.25%
Interest rate on unused line-of-credit	0.15%	0.15%

4.	LONG-TERM DEBT

Long-term debt consists of the following:

	September 30
	2010	2009
Unsecured note payable, with variable interest rate based on 30-day LIBOR (0.26% at September 30, 2010) plus 69 basis point spread, with provision for retirement on March 31, 2012	$15,000,000	$15,000,000
Unsecured note payable, with variable interest rate based on three month LIBOR (0.29% at September 30, 2010) plus 125 basis point spread, with provision for retirement on December 1, 2015	5,000,000	5,000,000
Unsecured senior note payable, at 7.66%, with provision for retirement of $1,600,000 each year beginning December 1, 2014 through December 1, 2018	8,000,000	8,000,000

Total long-term debt	28,000,000	28,000,000
Less current maturities	—	—

Total long-term debt	$28,000,000	$28,000,000

The above debt obligations contain various provisions, including a minimum interest charge coverage ratio, limitations on debt as a percentage of total capitalization and a provision restricting the payment of dividends, primarily based on the earnings of the Company and dividends previously paid. The Company was in compliance with these provisions at September 30, 2010 and 2009. At September 30, 2010, approximately $12,342,000 of retained earnings was available for dividends.

The $15,000,000 unsecured variable rate note was originally scheduled to mature on December 1, 2010. In October 2010, the Company executed a modification of the note with the current lender under the same interest terms and covenants providing for the extension of the maturity date until

March 31, 2012. The Company also has an interest rate swap related to the $15,000,000 note. The swap essentially converts the variable rate note into fixed rate debt with a 5.74% interest rate. The swap has a maturity date of December 1, 2015. The Company has expressed to the lending institution its desire to extend the $15,000,000 note each year at terms comparable to the note currently in place so that the note and corresponding swap mature at the same time.

The Company also has a $5,000,000 variable rate note based on three-month LIBOR plus 125 basis points and an interest rate swap that converts the note into a fixed rate debt with a 5.79% effective interest rate. Both the variable rate note and the interest rate swap mature on December 1, 2015.

The aggregate annual maturities of long-term debt after September 30, 2010 are as follows:

Year Ending September 30	Maturities
2011	$—
2012	15,000,000
2013	—
2014	—
2015	1,600,000
Thereafter	11,400,000

Total	$28,000,000

5.	INCOME TAXES

The details of income tax expense (benefit) are as follows:

	Years Ended September 30
	2010	2009
Current income taxes:
Federal	$543,852	$1,700,418
State	228,008	430,460

Total current income taxes	771,860	2,130,878

Deferred income taxes:
Federal	1,746,425	842,379
State	202,871	44,210

Total deferred income taxes	1,949,296	886,589

Amortization of investment tax credits	(30,155)	(30,158)

Total income tax expense	$2,691,001	$2,987,309

Income tax expense for the years ended September 30, 2010 and 2009 differed from amounts computed by applying the U.S. Federal income tax rate of 34% to earnings before income taxes due to the following:

	Years Ended September 30
	2010	2009
Income before income taxes	$7,136,437	$7,856,319

Income tax expense computed at the federal statutory rate	$2,426,389	$2,671,148
State income taxes, net of federal income tax benefit	284,380	313,282
Amortization of investment tax credits	(30,155)	(30,158)
Other, net	10,387	33,037

Total income tax expense	$2,691,001	$2,987,309

The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are as follows:

	September 30
	2010	2009
Deferred tax assets:
Allowance for uncollectibles	$24,778	$19,241
Accrued pension and postretirement medical benefits	2,278,268	2,148,874
Accrued vacation	215,548	204,615
Over-recovery of gas costs	1,011,544	2,145,442
Costs of gas held in storage	913,725	907,937
Deferred compensation	464,789	491,107
Interest rate swap	1,342,472	930,420
Other	208,900	227,831

Total deferred tax assets	6,460,024	7,075,467

Deferred tax liabilities:
Utility plant	10,394,768	8,907,926
Accrued gas costs	488,397	1,277,534

Total deferred tax liabilities	10,883,165	10,185,460

Net deferred tax liability	$4,423,141	$3,109,993

FASB ASC No. 740 - Income Taxes provides for the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recognized in the financial statements. During 2008, the Company had an unrecognized tax benefit associated with line pack gas. The Company filed for a change in method in its fiscal 2008 tax return and the tax is being paid over a four year period. The Company has evaluated its tax positions and accordingly has not identified any significant additional uncertain tax positions. The Company’s policy is to classify interest associated with uncertain tax positions as interest expense in the financial statements. Penalties are classified under other expense.

The Company files a federal income tax return and state income tax returns in Virginia and West Virginia. The federal returns and the state returns for both Virginia and West Virginia for the tax years ended prior to September 30, 2007 are no longer subject to examination.

6.	EMPLOYEE BENEFIT PLANS

The Company sponsors both a noncontributory defined benefit pension plan and a postretirement benefit plan (“Plans”). The defined benefit pension plan covers substantially all employees and benefits fully vest after five years of credited service. Benefits paid to retirees are based on age at retirement, years of service and average compensation. The postretirement benefit plan provides certain healthcare, supplemental retirement and life insurance benefits to retired employees who meet specific age and service requirements. Employees hired prior to January 1, 2000 are eligible to participate in the postretirement benefit plan. Employees must have a minimum of ten years of service and retire after attaining the age of 55 in order to vest in the postretirement plan. Retiree contributions to the plan are based on the number of years of service to the Company as determined under the defined benefit plan.

FASB ASC No. 715 - Compensation – Retirement Benefits requires employers who sponsor defined benefit plans to recognize the funded status of defined benefit pension and other postretirement plans as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. For pension plans, the benefit obligation is the projected benefit obligation, and for other postretirement plans, the benefit obligation is the accumulated benefit obligation. The Company applied the provisions of FASB ASC No. 890, Regulated Operations and established a regulatory asset for the portion of the obligation expected to be recovered in rates in future periods. The regulatory asset is adjusted for the amortization of the transition obligation and recognition of actuarial gains and losses. The portion of the obligation attributable to the unregulated operations of the holding company is recognized in comprehensive income.

The following tables set forth the benefit obligation, fair value of plan assets, the funded status of the benefit plans, amounts recognized in the Company’s financial statements and the assumptions used. The information presented for 2009 includes the 15 month period from July 1, 2008 through September 30, 2009 as a result of adopting the change in measurement date provisions.

	Pension Plan		Postretirement Plan
	2010	2009	2010	2009
Accumulated benefit obligation	$13,920,786	$12,431,936	$11,832,322	$9,569,792

Change in benefit obligation:
Benefit obligation at beginning of year	$15,742,419	$13,755,421	$9,569,792	$8,304,632
Service cost	448,858	504,533	159,784	154,570
Interest cost	853,643	1,058,627	513,437	630,026
Actuarial loss	961,201	980,245	2,004,774	951,608
Benefit payments, net of retiree contributions	(466,433)	(556,407)	(415,465)	(471,044)

Benefit obligation at end of year	$17,539,688	$15,742,419	$11,832,322	$9,569,792

Change in fair value of plan assets:
Fair value of plan assets at beginning of year	$11,178,556	$11,400,327	$6,163,581	$5,190,941
Actual return on plan assets, net of taxes	970,635	(565,364)	390,610	143,684
Employer contributions	1,000,000	900,000	700,000	1,300,000
Benefit payments, net of retiree contributions	(466,433)	(556,407)	(415,465)	(471,044)

Fair value of plan assets at end of year	$12,682,758	$11,178,556	$6,838,726	$6,163,581

Funded status	$(4,856,930)	$(4,563,863)	$(4,993,596)	$(3,406,211)

Amounts recognized in the balance sheets consist of:
Noncurrent liabilities	$(4,856,930)	$(4,563,863)	$(4,993,596)	$(3,406,211)

Amounts recognized in accumulated other comprehensive loss:
Transition obligation, net of tax	$—	$—	$80,698	$109,896
Net actuarial loss, net of tax	1,113,787	954,797	478,265	299,378

Total amounts included in other comprehensive loss, net of tax	$1,113,787	$954,797	$558,963	$409,274

Amounts deferred to a regulatory asset:
Transition obligation	$—	$—	$389,297	$531,096
Net actuarial loss	3,481,209	3,203,563	2,968,467	1,386,314

Amounts recognized as regulatory assets	$3,481,209	$3,203,563	$3,357,764	$1,917,410

The Company expects that approximately $197,000, before tax, of accumulated other comprehensive loss will be recognized as a portion of net periodic benefit costs in fiscal 2011 and approximately $580,000 of amounts deferred as regulatory assets will be amortized and recognized in net periodic benefit costs in fiscal 2011.

The Company amortizes the unrecognized transition obligation over 20 years.

The following table details the actuarial assumptions used in determining the projected benefit obligations and net benefit cost of the pension and the accumulated benefit obligations and net benefit cost of the postretirement plan for 2010 and 2009.

	Pension Plan		Postretirement Plan
	2010	2009	2010	2009
Assumptions used to determine benefit obligations:
Discount rate	5.25%	5.50%	5.00%	5.50%
Expected rate of compensation increase	4.00%	4.00%	N/A	N/A

Assumptions used to determine benefit costs:
Discount rate	5.50%	6.25%	5.50%	6.25%
Expected long-term rate of return on plan assets	7.25%	7.50%	5.14%	5.18%
Expected rate of compensation increase	4.00%	5.00%	N/A	N/A

To develop the assumption on expected long-term rate of return on assets, the Company, with input from the plans actuaries and investment advisors, considered the historical returns and the future expectations for returns for each asset class, as well as the target asset allocation of each plan’s portfolio. This resulted in the selection of the corresponding long-term rate of return assumptions used for each plan’s assets.

Components of net periodic benefit cost are as follows:

	Pension Plan		Postretirement Plan
	2010	2009	2010	2009
Service cost	$448,858	$504,533	$159,784	$154,570
Interest cost	853,643	1,058,627	513,437	630,026
Expected return on plan assets	(818,627)	(1,077,687)	(325,050)	(345,893)
Amortization of unrecognized transition obligation	—	—	188,892	236,115
Recognized loss	275,112	88,233	68,535	—

Net periodic benefit cost	$758,986	$573,706	$605,598	$674,818

The assumed health care cost trend rates used in measuring the accumulated benefit obligation for the postretirement medical plan as of September 30, 2010 and 2009 are presented below:

	2010	2009
Health care cost trend rate assumed for next year	9.00%	10.00%
Rate to which the cost trend is assumed to decline (the ultimate trend rate)	4.75%	4.75%
Year that the rate reaches the ultimate trend rate	2017	2016

The health care cost trend rate assumptions could have a significant effect on the amounts reported. A change of 1% would have the following effects:

	1% Increase	1% Decrease
Effect on total service and interest cost components	$130,390	$(104,587)
Effect on accumulated postretirement benefit obligation	1,785,893	(1,456,652)

The primary objectives of the Company’s investment policy are to maintain investment portfolios that diversify risk through prudent asset allocation parameters, achieve asset returns that meet or exceed the plans’ actuarial assumptions, achieve asset returns that are competitive with like institutions employing similar investment strategies and meet expected future benefits in both the short-term and long-term. The investment policy provides for a range of investment allocations to allow for flexibility in responding to market conditions. The investment policy is periodically reviewed by the Company and a third-party fiduciary for investment matters.

The Company’s target and actual asset allocation in the pension and postretirement benefit plans as of September 30, 2010 and 2009 were:

	Pension Plan			Postretirement Plan
	Target	2010	2009	Target	2010	2009
Asset category:
Equity securities	60%	63%	58%	50%	51%	33%
Debt securities	40%	33%	33%	50%	45%	14%
Cash	0%	4%	9%	0%	3%	53%
Other	0%	0%	0%	0%	1%	0%

The assets of the plans are invested in mutual funds. The Company uses the fair value hierarchy described in Note 1 to classify these assets. The mutual funds are included under Level 2 in the fair value hierarchy as their fair values are determined based on the individual fund as a whole and not on the individual assets that make up the fund. The following table contains the fair value classifications of the benefit plan assets:

		Defined Benefit Pension Plan
		Fair Value Measurements - September 30, 2010
	Fair Value	Level 1	Level 2	Level 3
Asset Class:
Cash	$505,743	$505,743	$—	$—
Mutual Funds
US Equities	5,568,023	—	5,568,023	—
Non US Equities	2,395,338	—	2,395,338	—
Fixed Income	4,213,654	—	4,213,654	—

Total	$12,682,758	$505,743	$12,177,015	$—

		Postretirement Benefit Plan
		Fair Value Measurements - September 30, 2010
	Fair Value	Level 1	Level 2	Level 3
Asset Class:
Cash	$183,952	$183,952	$—	$—
Mutual Funds
US Equities	2,807,336	—	2,807,336	—
Non US Equities	695,114	—	695,114	—
Fixed Income	3,082,562	—	3,082,562	—
Other	69,762	—	69,762	—

Total	$6,838,726	$183,952	$6,654,774	$—

Each mutual fund has been categorized based on its primary investment strategy.

The Company expects to contribute $1,000,000 to its pension plan and $700,000 to its postretirement benefit plan in fiscal 2011.

The following table reflects expected future benefit payments:

Fiscal year ending September 30	Pension Plan	Postretirement Plan
2011	$462,000	$471,000
2012	467,000	497,000
2013	485,000	514,000
2014	486,000	543,000
2015	545,000	572,000
2016-2020	3,602,000	3,194,000

The Company also sponsors a defined contribution plan (“401k Plan”) covering all employees who elect to participate. Employees may contribute from 1% to 50% of their annual compensation to the 401k Plan, limited to a maximum annual amount as set periodically by the Internal Revenue Service. Effective April 2010, the Company began matching contributions to the 401(k) Plan with a 100% match on the participant’s first 4% of contributions and 50% on the next 2% of contributions. Prior to April 2010, the Company matched 100% of the participant’s first 3% of contributions and 50% on the next 3% of contributions. Company matching contributions were $257,718 and $246,186 for 2010 and 2009, respectively.

7.	COMMON STOCK OPTIONS

The Company’s stockholders approved the RGC Resources, Inc. Key Employee Stock Option Plan (“KESOP”). The KESOP provides for the issuance of common stock options to officers and certain other full-time salaried employees to acquire a maximum of 100,000 shares of the Company’s common stock. The KESOP requires each option’s exercise price per share to equal the fair value of the Company’s common stock as of the date of the grant. As of September 30, 2010, the number of shares available for future grants under the KESOP was 2,000 shares.

FASB ASC No. 718 - Compensation-Stock Compensation requires that compensation expense be recognized for the issuance of equity instruments to employees. However, all options granted under the KESOP were issued prior to this requirement and fell under the provisions prescribed under Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees. Under APB Opinion No. 25, the Company did not recognize stock-based employee compensation expense related to its KESOP in net income as all options granted under the KESOP had an exercise price equal to the market value of the underlying common stock on the date of the grant. The Company adopted the provisions of FASB ASC No. 718 using the modified prospective application. Under the modified prospective application, only new grants and grants that have been modified, cancelled or have not yet vested require recognition of compensation cost.

The aggregate number of shares under option pursuant to the KESOP are as follows:

	Number of Shares	Weighted- Average Exercise Price	Option Price Per Share
Options outstanding, September 30, 2008	29,500	$19.416	$18.100-$20.875
Options exercised	(7,500)	$20.767
Options expired	—

Options outstanding, September 30, 2009	22,000	$18.955	$18.100-$19.360
Options exercised	(8,000)	$19.148
Options expired	—

Options outstanding, September 30, 2010	14,000	$18.845	$18.100-$19.360

The intrinsic value of the options exercised during fiscal 2010 and 2009 were $91,956 and $43,218, respectively.

Under the terms of the KESOP, the options become exercisable six months from the grant date and expire ten years subsequent to the grant date. All options outstanding were fully vested and exercisable at September 30, 2010 and 2009. No options were granted in 2010 and 2009. The Company received $153,180 and $155,750 from the exercise of options in 2010 and 2009, respectively.

	Options Outstanding and Exercisable
	Shares	Remaining Life (Years)	Exercise Price	Intrinsic Value
	2,500	0.2	$19.250	$27,375
	6,000	1.2	19.360	65,040
	5,500	2.2	18.100	66,550

Weighted average	14,000	1.4	$18.845	$158,965

8.	OTHER STOCK PLANS

Dividend Reinvestment and Stock Purchase Plan

The Company offers a Dividend Reinvestment and Stock Purchase Plan (“DRIP”) to shareholders of record for the reinvestment of dividends and the purchase of additional investments of up to $40,000 per year in shares of common stock of the Company. Under the DRIP plan, the Company issued 22,619 and 16,696 shares in 2010 and 2009, respectively. As of September 30, 2010, the Company had 231,370 shares available for issuance.

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

The shares of Restricted Stock of Resources issued under the Plan will vest only in the case of a participant’s death, disability, retirement (including not standing for re-election to the Board), or in the event of a change in control of Resources. There is no option to take cash in lieu of stock upon vesting of shares under the Plan. The Restricted Stock may not be sold, transferred, assigned or pledged by the participant until the shares have vested under the terms of the Plan. At the time the Restricted Stock vests, a certificate for vested shares will be delivered to the participant or the participant’s beneficiary.

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

The directors received a total of 4,195 shares of Restricted Stock in fiscal 2010, representing $83,617 in compensation and $44,187 in dividends reinvested. The directors also received a total of 4,802 shares of Restricted Stock in fiscal 2009, representing $91,410 in compensation and $37,087 in dividends reinvested. As of September 30, 2010, the Company had 7,325 shares available for issuance.

Stock Bonus Plan

Under the Stock Bonus Plan, executive officers are encouraged to own a position in the Company’s common stock of at least 50% of the value of their annual salary. To promote this policy, the Plan provides that all officers with stock ownership positions below 50% of the value of their annual salaries must, unless approved by the Committee, receive no less than 50% of any performance bonus in the form of Company common stock. Shares from the Stock Bonus Plan may also be issued to certain employees and management personnel in recognition of their performance and service. Under the Stock Bonus Plan, the Company issued 711 and 848 shares valued at $22,005 and $21,880, respectively, in 2010 and 2009. As of September 30, 2010 the Company had 21,440 shares available for issuance.

9.	ENVIRONMENTAL MATTERS

Both Roanoke Gas Company and Bluefield Gas Company, a previously owned subsidiary of the Company, operated manufactured gas plants (MGPs) as a source of fuel for lighting and heating until the early 1950s. A by-product of operating MGPs was coal tar, and the potential exists for on-site tar waste contaminants at the former plant sites. Should the Company be required to remediate either site, the Company will pursue all prudent and reasonable means to recover any related costs, including insurance claims and regulatory approval for rate case recognition of expenses associated with any work required. While the Company sold the stock of Bluefield Gas Company to ANGD, LLC in 2007, it retained ownership of the former MGP site and entered into an Indemnification and Cost Sharing Agreement with ANGD to seek rate recovery of any remediation costs through rates and under any applicable insurance policies or from any third party for reimbursement to the Company for 25% of any such costs to the extent they are not otherwise recovered. If the Company incurs costs associated with a required clean-up of the Roanoke Gas Company MGP site, the Company anticipates recording a regulatory asset for such clean-up costs to be recovered in future rates.

10.	COMMITMENTS AND CONTINGENCIES

Due to the nature of the natural gas distribution business, the Company has entered into agreements with both suppliers and pipelines to contract for natural gas commodity purchases, storage capacity and pipeline delivery capacity.

The Company obtains most of its regulated natural gas supply from the asset management contract between Roanoke Gas Company and the asset manager. The Company uses an asset manager to assist in optimizing the use of its transportation, storage rights, and gas supply inventories to provide a secure and reliable source of natural gas.

Under the same asset management contract mentioned above, the Company designated the asset manager as agent for their storage capacity and all gas balances in storage. The asset manager provides agency service and manages the utilization of storage assets and the corresponding withdrawals from and injections to storage. The Company retains physical ownership of storage. Under the provision of the asset management contract, the Company has an obligation to purchase its winter storage requirements during the spring and summer injection periods at market price. In September 2010, the Company entered into a new three-year agreement with the asset manager. The new agreement expires in October 2013.

The Company also has contracts for pipeline and storage capacity extending for various periods. These capacity costs and related fees are valued at tariff rates in place as of September 30, 2010. These rates may increase or decrease in the future based upon rate filings and rate orders granting a rate change to the pipeline or storage operator.

The following table reflects the financial and volumetric obligations as of September 30, 2010 for each of the next five years and thereafter for Roanoke Gas.

Fiscal Year Ending September 30,	Fixed Price Contracts	Market Price Contracts
	Pipeline and Storage Capacity	Natural Gas Contracts (Decatherms)
2011	$10,016,718	2,225,059
2012	9,953,212	2,225,059
2013	9,315,864	2,225,059
2014	7,579,603	317,864
2015	3,270,070	—
Thereafter	6,616,519	—

The Company expended approximately $43,384,000 and $42,520,000 under the asset management, pipeline and storage contracts for Roanoke Gas Company in fiscal year 2010 and 2009, respectively.

The Company has historically entered into derivative financial contracts for the purpose of hedging the price on natural gas. As of September 30, 2010, the Company has contracted to hedge, through derivative collar arrangements, a set amount of decatherms of natural gas for each month in the 2010-2011 winter period. The collar arrangement reflects a total of 1,300,000 decatherms. All decatherm amounts have a ceiling price of $8.00 per decatherm and a floor price ranging from $4.13 to $4.20 per decatherm. See Derivative and Hedging Activities in Note 1 for more information.

The Company also has agreements in place for software support and maintenance extending through September 30, 2014 with annual payments ranging from approximately $131,000 to $151,000.

In July 2010, the Company received notice that it had been named as a defendant in two civil lawsuits associated with an explosion and fire at a West Virginia residence in November 2009. The suits claimed that the fire was due to the ignition of propane within the residence. This residence was served by a propane tank installation at the time the assets of the Company’s propane subsidiary, Highland Propane, were sold to Inergy Propane, LLC (“Inergy”) in 2004. Inergy retained the name Highland Propane and assumed ownership and responsibility for all propane tanks including the tank located at the residence identified in the suits. No damage amounts are specified in the suits; however, both property damage and bodily injury are claimed. The Company has not recorded a liability for the lawsuits as management does not believe the likelihood of a negative outcome to the Company is probable, nor is the amount of potential damages readily determinable. In addition, if the outcome of the lawsuits were adverse to the Company, management believes that any such damages would be covered by the Company’s insurance.

Except to the extent, if any, described above, the Company is not a party to any material pending legal proceedings.

11.	FAIR VALUE MEASUREMENTS

The following table summarizes the Company’s financial assets and liabilities that are measured at fair value on a recurring basis and the fair value measurements by level within the fair value hierarchy as defined in Note 1 at September 30, 2010 and 2009, respectively:

		Fair Value Measurements - September 30, 2010
	Fair Value	Level 1	Level 2	Level 3
Liabilities:
Natural gas purchases	$980,334	$—	$980,334	$—
Interest rate swaps	3,536,545	—	3,536,545	—
Natural gas derivatives	83,160	—	83,160	—

Total	$4,600,039	$—	$4,600,039	$—

		Fair Value Measurements - September 30, 2009
	Fair Value	Level 1	Level 2	Level 3
Liabilities:
Natural gas purchases	$1,146,734	$—	$1,146,734	$—
Interest rate swaps	2,451,055	—	2,451,055	—

Total	$3,597,789	$—	$3,597,789	$—

Under the asset management contract, a timing difference can exist between the payment for natural gas purchases and the actual receipt of such purchases. Payments are made based on a predetermined monthly volume with the price based on the actual first of the month index prices corresponding to the month of the scheduled payment. At September 30, 2010 and 2009, the Company had a liability in accounts payable reflecting the estimated fair value of the liability valued at the corresponding first of month index prices for which the liability is expected to be settled. The fair value of the interest rate swaps, included in the line item “Fair value of marked-to-market transactions”, is determined by the financial institutions issuing those instruments. The valuation is a mathematical approximation of market value as of the balance sheet date using the counterparty’s proprietary models and certain assumptions regarding past, present and future market conditions. The fair value of the natural gas derivatives also included in the line item “Fair Value of marked-to-market transactions” is determined by applying the NYMEX futures prices to the hedged volumes for each month covered by the derivative contracts.

The Company’s nonfinancial assets and liabilities that are measured at fair value on a nonrecurring basis consist of its asset retirement obligations. The asset retirement obligations are measured at fair value at initial recognition based on expected future cash flows to settle the obligation.

The following table summarizes the fair value of the Company’s financial assets and liabilities that are not adjusted to fair value in the financial statements as of September 30, 2010 and 2009. The carrying value of cash and cash equivalents, accounts receivable, accounts payable (with the exception of the timing difference under the asset management contract), customer credit balances and customer deposits is a reasonable estimate of fair value due to the short-term nature of these financial instruments.

	September 30, 2010		September 30, 2009
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets:
Note receivable	$1,126,000	$1,156,755	$1,213,000	$1,173,749

Liabilities:
Long-term debt	28,000,000	29,452,040	28,000,000	29,382,055

Note receivable is composed of $87,000 in current assets and $1,039,000 in other assets.

The note receivable is a five year note with a fifteen year amortization as partial payment for the sale of the Bluefield, Virginia natural gas distribution assets to ANGD, LLC in October 2007. The fair value of the note receivable is estimated by discounting future cash flows based on a range of rates for similar investments adjusted for management’s expectation of credit and other risks. The fair value of long-term debt is estimated by discounting the future cash flows of the fixed rate debt at rates extrapolated based on current market conditions. The variable rate long-term debt has interest rate swaps that effectively convert such debt to a fixed rate. The values of the swap agreements are included in the first table above.

FASB ASC 825 – Financial Instruments requires disclosures regarding concentrations of credit risk from financial instruments. Cash equivalents are investments in high-grade, short-term securities (original maturity less than three months), placed with financially sound institutions. Accounts receivable are from a diverse group of customers including individuals and small and large companies in various industries. At September 30, 2010 and 2009, no single customer accounted for more than 5% of the total accounts receivable balance. The Company maintains certain credit standards with its customers and requires a customer deposit if such evaluation warrants. The Company is also exposed to credit risk of nonperformance by the counterparty on its commodity-based collar agreements. The company uses financially sound institutions to mitigate the risk of nonperformance on these contracts.

12.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the date the financial statements were issued. There were no items not otherwise disclosed which would have materially impacted the Company’s consolidated financial statements.

*  *  *  *  *  *

CORPORATE INFORMATION

CORPORATE OFFICE

RGC RESOURCES, INC.

519 Kimball Avenue, N.E.

P.O. Box 13007

Roanoke, VA 24030

Tel (540) 777-4GAS (4427)

Fax (540) 777-2636

INDEPENDENT REGISTERED ACCOUNTING FIRM

Brown Edwards & Company, L.L.P.

319 McClanahan Street, S.W.

Roanoke, VA 24014

COMMON STOCK TRANSFER AGENT, REGISTRAR, DIVIDEND DISBURSING

American Stock Transfer &

Trust Company, LLC

6201 15th Avenue

Brooklyn, NY 11219

(866) 673-8053

COMMON STOCK

RGC Resources’ common stock is listed on the NASDAQ/ National Market under the trading symbol RGCO.

DIRECT DEPOSIT OF DIVIDENDS AND SAFEKEEPING OF STOCK CERTIFICATES

Shareholders can have their cash dividends deposited automatically into checking, savings or money market accounts. The shareholder’s financial institution must be a member of the Automated Clearing House. Also, RGC Resources offers safekeeping of stock certificates for shares enrolled in the dividend reinvestment plan. For more information about these shareholder services, please contact the Transfer Agent, American Stock Transfer & Trust Company, LLC.

10-K REPORT

A copy of RGC Resources, Inc.’s latest annual report to the Securities & Exchange Commission on Form 10-K will be provided without charge upon written request to:

Dale P. Lee

Vice President and Secretary

RGC Resources, Inc.

P.O. Box 13007

Roanoke, VA 24030

(540) 777-3846

Access all of RGC Resources Inc.’s Securities and Exchange filings through the links provided on our website at www.rgcresources.com.

SHAREHOLDER INQUIRIES

Questions concerning shareholder accounts, stock transfer requirements, consolidation of accounts, lost stock certificates, safekeeping of stock certificates, replacement of lost dividend checks, payment of dividends, direct deposit of dividends, initial cash payments, optional cash payments and name or address changes should be directed to the Transfer Agent, American Stock Transfer & Trust Company, LLC. All other shareholder questions should be directed to:

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

519 Kimball Avenue, N.E., P.O. Box 13007, Roanoke, VA 24030 www.rgcresources.com
Trading on NASDAQ as RGCO