Form 10-K, Exhibit 13
period 2011-09-30
RGC RESOURCES INC
filed 2011-12-20
CIK 1069533

SOLID PERFORMANCE. STEADY SUCCESS.

ANNUAL REPORT 2011

RGC Resources

RGCO Stock History
$20
$19
$18
$17
$16
$15
Oct. 10
Nov. 10
Dec. 10
Jan. 11
Feb. 11
Mar. 11
Apr. 11
May 11
Jun. 11
Jul. 11
Aug. 11
Sept. 11

SOLID PERFORMANCE. STEADY SUCCESS.

ANNUAL REPORT 2011

RGC RESOURCES

RGC RESOURCES

RCGO Stock History

SOLID AND STEADY, RGC EMBRACES A NEW ERA

At RGC Resources, we’re not rushing into things. Straightforward, solid performance has always been at the heart of our steady success. But when the time is right to invest in the latest technology to enhance safety and efficiency, we do it right.

    It’s been a significant year for financial gains and technological advancement at RGC. As city revitalization projects multiplied the number of downtown Roanoke residences, we felt it was important to replace the natural gas distribution system beneath the streets. Some of these pipes – cast iron mains and bare steel service lines — were close to 100 years old. After a monumental, six-month undertaking completed in October, 9,000 feet of modern plastic and coated steel pipe are now beneath the streets downtown.

    RGC is one of the first in the country to remove meters from the basements of old downtown buildings and secure them in vaults in sidewalks, creating a much safer scenario in the event of an emergency. It’s a proactive move, incorporating high-tech features such as excess flow automatic cutoff valves. Along with ensuring safety and reliability, these system upgrades will enhance service to downtown residents and commercial properties by providing higher operating gas pressure – a vital improvement.

    The infrastructure investment of 2011 reflects RGC’s commitment to our customers and to the future of the company. Earnings, stock prices and dividends continued to rise consistently in 2011 despite the economy, and we were especially pleased to announce a 100 percent stock dividend to shareholders in September.

    It’s all about solid performance and steady success.

YEAR ENDED SEPTEMBER 30,	2011	2010	2009
	$69,483,620	$72,426,658	$80,786,228
	$1,315,251	$1,397,256	$1,398,245
	$4,653,473	$4,445,436	$4,869,010
	$1.01	$0.98	$1.09
	$0.68	$0.66	$0.64
	57,684	56,975	56,119
	9,544,598	9,314,151	9,260,469
	$7,589,386	$5,973,586	$5,752,780

CASH REWARDS. In today’s challenging economic times, investments that demonstrate strong growth are vitally important to shareholders, and nothing communicates a company’s financial health better than cash dividends. RGC Resources has paid quarterly cash dividends for 270 consecutive quarters — comforting news for our investors for more than 67 years. Cash dividends paid over the past half-decade, as illustrated in the bar chart, show a remarkably consistent rise year after year, an indicator of just how strong and steady a performer RGC Resources is and plans to be in the future.

RGC RESOURCES, INC. / 2011 ANNUAL REPORT / 1

Charting
Options
Intraday
1 Week
1 Month
3 Month
Compare to:
None
Today's Open
Bid (Size)
Ask (Size)

2 / RGC RESOURCES, INC. / 2011 ANNUAL REPORT

2 / RGC RESOURCES, INC. / 2011 ANNUAL REPORT

To Our Shareholders:

I am pleased to report earnings of $4,653,000, a 4.7 percent improvement over last year. I am also pleased to report that our Board of Directors approved an annualized dividend increase to $0.70 per share effective February 1, 2012, following the 100 percent stock dividend to shareholders that was effective September 1, 2011. In spite of several years of recession and very sluggish national and international economic growth, we have weathered the economic turmoil and malaise reasonably well. Our level of infrastructure investment, stock price and dividends, while not immune to the economic cycle and volatility, have improved as follows:

YEAR	NET PLANT BALANCE	OCTOBER 1 STOCK PRICE PER SHARE	ANNUALIZED DIVIDEND PER SHARE

2011	$ 85,722,000	$ 18.65	$ 0.68
2010	$ 81,455,000	$ 15.10	$ 0.66
2009	$ 78,509,000	$ 13.49	$ 0.64
2008	$ 75,608,000	$ 15.00	$ 0.625
2007	$ 72,587,000	$ 13.49	$ 0.61

(per share items adjusted for stock split) JOHN B. WILLIAMSON, III RGC Resources, Inc. Chairman of the Board, President & CEO

Operationally, 2011 was a very busy year. We replaced approximately 9 miles of bare steel and cast iron pipeline, including all of the remaining cast iron and bare steel pipe in downtown Roanoke. Prior to the 1960s, Roanoke Gas Company installed either cast iron or

We plan to replace the remaining cast iron and bare steel pipe over the next few years, continuing to reduce maintenance costs and further enhance system reliability and safety.	bare steel pipe to deliver gas to customers. Twenty years ago, we began a program to replace the cast iron and bare steel pipe with either plastic or coated steel pipe. As a result, bare steel and cast iron pipe comprise approximately 5 percent of our distribution system compared to 25 percent in 1991. We plan to replace the remaining cast iron and bare steel pipe over the next few years, continuing to reduce maintenance costs and further enhance system reliability and safety.

We are investing in infrastructure to add new customers, currently at a modest rate given the still depressed new home construction sector. Customers converting to natural gas from other energy sources for space heating, such as fuel oil and electricity, is a significant portion of new customer growth, as natural gas prices in 2011 were at or near historical lows for the decade. The long-term outlook for domestic natural gas supplies remains strong as development of natural gas reserves from shale deposits continues in many parts of the country. While I expect the increasing conversion of electricity generation plants from coal to natural gas for environmental and EPA compliance reasons to continue, the apparent abundance of gas supply should help mitigate related upward price pressure. Natural gas should maintain its

4  /  RGC RESOURCES, INC.  /  2011 ANNUAL REPORT

Gas Providing Service with a Smile

RGC RESOURCES, INC. / 2011 ANNUAL REPORT / 5

RGC RESOURCES, INC. / 2011 ANNUAL REPORT / 5

6 / RGC RESOURCES, INC. / 2011 ANNUAL REPORT

While we believe we are ahead of most of the industry as a result of having already replaced much of our older plant, the new model for improved risk-based assessment should enhance our already strong safety and system reliability programs.

price advantage for space and water heating for the foreseeable future. We feel fortunate to be part of an industry that provides both the environmentally friendly fuel and the most economical option for customers.

We had an active year from a regulatory perspective. The rate case filed in September 2010 was settled with the Virginia State Corporation Commission (SCC) in April 2011 for $814,000. We filed a new rate case in September 2011 for $1,088,000 and put those rates into effect November 1, 2011 subject to SCC audit and hearing. Any difference between the SCC final order and the implemented rates will be refunded to customers following receipt of a final order expected in mid 2012. Our rate increases, while modest, are necessary to recover increased depreciation expense on added or replaced plant as well as increased employee, operational and regulatory compliance costs.

We completed our Distribution Integrity Management Plan in 2011 as required by federal regulation. The plan is designed to improve our year-to-year operating risk assessment, system maintenance and safety programs. While we believe we are ahead of most of the industry as a result of having already replaced much of our older plant, the new model for improved risk-based assessment should enhance our already strong safety and system reliability programs.

National and international weak economic conditions continue to weigh heavily on U.S. business activity and national unemployment remains stubbornly high at roughly 9 percent. Unemployment in our service area peaked in 2010 at 7.4 percent, but declined to approximately 6.7 percent by the end of fiscal year 2011. We experienced significant industrial sales decline during the recession, however gas deliveries to industrial customers improved in 2011, though

RGC RESOURCES, INC.  /  2011 ANNUAL REPORT  /  7

THE WALL STREET
PUBLIC UTILITIES
FORTNIGHTLY
ENERGY, MONEY, POWER
THE
40
BEST ENERGY
COMPANIES

8 / RGC RESOURCES, INC. / 2011 ANNUAL REPORT

8 / RGC RESOURCES, INC. / 2011 ANNUAL REPORT

We experienced significant industrial sales decline during the recession, however gas deliveries to industrial customers improved in 2011, though not to pre-recession levels. I expect some continued softness for fuel demand by our larger industrial customers in 2012.

not to pre-recession levels. I expect some continued softness for fuel demand by our larger industrial customers in 2012. Space heating sales should be reasonably strong based on long-range weather forecasts. If the forecasts are inaccurate, the Company does have a regulatory tariff mechanism to protect heating sales margins against weather that is more than 3 percent warmer than the long-term average for our service territory.

Fortunately, interest rates have remained low and are expected to remain so for at least another year. Overall 2012 will likely be another anemic year for the U.S. economy. However, we look forward to reporting to you at the end of 2012 on what I anticipate to be another solid performance.

On behalf of our employees and members of the Board of Directors, I thank you for your continued interest in our operations and for your ongoing decision to invest in RGC Resources.

JOHN B. WILLIAMSON, III

RGC Resources, Inc.

Chairman of the Board, President & CEO

RGC RESOURCES, INC.  /  2011 ANNUAL REPORT  /  9

OFFICERS

JOHN B. WILLIAMSON, III

Chairman of the Board,

President and

Chief Executive Officer (1) (2) (3) (4)

JOHN S. D’ORAZIO

Vice President and

Chief Operating Officer (2) (3) (4)

HOWARD T. LYON

Vice President,

Treasurer and

Chief Financial Officer (1) (2) (3) (4)

DALE P. LEE

Vice President and

Secretary (1) (2) (3) (4)

ROBERT L. WELLS, II

Vice President,

Information Technology,

Assistant Secretary and

Assistant Treasurer (1) (2) (3) (4)

ABNEY S. BOXLEY, III

President and

Chief Executive Officer

Boxley Materials Company

Director (1)

FRANK T. ELLETT

Chairman of the Board

Virginia Truck Center, Inc.

Director (1) (2)

BOARD OF DIRECTORS

GEORGE W. LOGAN

Principal

Pine Street Partners

Faculty

University of Virginia

Darden Graduate School

of Business

Director (1) (2)

S. FRANK SMITH

Vice President

Industrial Sales

Alpha Coal Sales

Company, LLC

Director (1) (2)

10 / RGC RESOURCES, INC. / 2011 ANNUAL REPORT

(1) RGC Resources, Inc.

(2) Roanoke Gas Company

(3) Diversified Energy Company

(4) RGC Ventures of Virginia, Inc.

BOARD OF DIRECTORS

JOHN B. WILLIAMSON, II

Chairman of the Board,

President and

Chief Executive Officer (1) (2) (3) (4)

NANCY HOWELL AGEE

President and

Chief Executive Officer

Carilion Clinic

Director (1) (2)

MARYELLEN F. GODLATTE

Attorney and Principal

Glenn Feldmann Darby

& Goodlatte

Director (1) (2)

J. ALLEN LAYMAN

Private Investor

Director (1) (2)

BOARD OF DIRECTORS

RAYMOND D. SMOOT, JR.

Chief Executive Officer

and Secretary-Treasurer

Virginia Tech

Foundation, Inc.

Director (1)

SUBSIDIARY BOARD OF DIRECTORS

JOHN S. D’ORAZIO

Vice President and

Chief Operating Officer

Roanoke Gas Company

Director (3) (4)

HOWARD T. LYON

Vice President, Treasurer

and Chief Financial Officer

RGC Resources, Inc.

Director (3) (4)

DALE P. LEE

Vice President and Secretary

RGC Resources, Inc.

Director (3)(4)

ROBERT L. WELLS, II

Vice President,

Information Technology,

Assistant Secretary and

Assistant Treasurer

RGC Resources, Inc.

Director (3) (4)

RGC RESOURCES, INC. / 2011 ANNUAL REPORT / 11

SELECTED FINANCIAL DATA

YEAR ENDED SEPTEMBER 30,	2011	2010	2009	2008	2007
OPERATING REVENUES	$70,798,871	$73,823,914	$82,184,473	$94,636,826	$89,901,301
GROSS MARGIN	27,269,566	26,440,273	27,075,924	25,913,612	25,221,776
OPERATING INCOME	9,313,046	8,982,181	9,844,516	8,838,026	7,958,279
NET INCOME - CONTINUING OPERATIONS	4,653,473	4,445,436	4,869,010	4,257,824	3,765,669
NET INCOME (NET LOSS) - DISCONTINUED OPERATIONS	—	—	—	(36,690)	40,540
BASIC EARNINGS PER SHARE - CONTINUING OPERATIONS	$1.01	$0.98	$1.09	$0.97	$0.87
BASIC EARNINGS PER SHARE - DISCONTINUED OPERATIONS	—	—	—	(0.01)	0.01
CASH DIVIDENDS DECLARED PER SHARE	$0.680	$0.660	$0.640	$0.625	$0.610
BOOK VALUE PER SHARE	10.55	10.18	10.00	9.89	9.69
AVERAGE SHARES OUTSTANDING	4,592,713	4,514,262	4,447,454	4,402,527	4,325,607
TOTAL ASSETS	125,549,049	120,683,316	118,801,892	118,127,714	116,332,455
LONG-TERM DEBT (LESS CURRENT PORTION)	13,000,000	28,000,000	28,000,000	23,000,000	23,000,000
STOCKHOLDERS’ EQUITY	48,785,778	46,309,747	44,799,871	43,723,058	42,365,233
SHARES OUTSTANDING AT SEPT. 30	4,624,682	4,548,864	4,477,974	4,418,942	4,372,286

12 / RGC RESOURCES, INC. / 2011 ANNUAL REPORT

FORWARD LOOKING STATEMENTS

This report contains forward-looking statements that relate to future transactions, events or expectations. In addition, RGC Resources, Inc. (“Resources” or the “Company”) may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. These statements are based on management’s current expectations and information available at the time of such statements and are believed to be reasonable and are made in good faith. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or expectations expressed in the Company’s forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Company’s business include, but are not limited to, the following: (i) general economic conditions both locally and nationally; (ii) impact of potential increased regulatory oversight and compliance requirements due to financial, environmental, safety or system integrity laws and regulations; (iii) impact of potential climate change legislation regarding limitations on carbon dioxide emissions; (iv) failure to obtain timely rate relief from regulatory authorities for increased operating or gas costs including a reasonable return on invested capital; (v) the potential loss of large-volume industrial customers to alternative fuels, facility closings or production changes; (vi) ability to attract and retain professional and technical employees to replace an aging workforce; (vii) access to capital markets and the availability of debt and equity financing to support future capital expenditures; (viii) volatility in the price and availability of natural gas, including restrictions on the exploration and development of natural gas reserves; (ix) changes in accounting regulations and practices, which could change the accounting treatment for certain transactions and increase the cost of compliance; (x) effect of the federal budget deficit and its potential impact on corporate taxes; (xi) effect of weather conditions and natural disasters on production and distribution facilities and the related effect on supply availability and price; (xii) potential effect of health-care legislation on healthcare costs; (xiii) increased customer delinquencies and conservation efforts resulting from difficult economic conditions and/or colder weather; and (xiv) volatility in the actuarially determined benefit costs and asset performance of the Company’s benefit plans. All of these factors are difficult to predict and many are beyond the Company’s control. Accordingly, while the Company believes its forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. When used in the Company’s documents or news releases, the words “anticipate,” “believe,” “intend,” “plan,” “estimate,” “expect,” “objective,” “projection,” “forecast,” “budget,” “assume,” “indicate” or similar words or future or conditional verbs such as “will,” “would,” “should,” “can,” “could” or “may” are intended to identify forward-looking statements.

Forward-looking statements reflect the Company’s current expectations only as of the date they are made. The Company assumes no duty to update these statements should expectations change or actual results differ from current expectations except as required by applicable laws and regulations.

RGC RESOURCES, INC.    /    2011 ANNUAL REPORT    /    13

MANAGEMENT’S DISCUSSION AND ANALYSIS

OVERVIEW

RGC Resources is an energy services company primarily engaged in the regulated sale and distribution of natural gas to approximately 57,700 residential, commercial and industrial customers in Roanoke, Virginia and the surrounding localities through its Roanoke Gas Company (“Roanoke Gas”) subsidiary. Resources also provides certain unregulated services through Roanoke Gas and utility consulting and information system services through RGC Ventures of Virginia, Inc., which operates as The Utility Consultants and Application Resources. The unregulated operations represent less than 3% of revenues and margins of Resources.

The utility operations of Roanoke Gas are regulated by the Virginia State Corporation Commission (“SCC”) which oversees the terms, conditions, and rates to be charged to customers for natural gas service, safety standards, extension of service, accounting and depreciation. The Company is also subject to federal regulation from the Department of Transportation in regard to the construction, operation, maintenance, safety and pipeline integrity of its transmission and distribution pipelines. The Federal Energy Regulatory Commission regulates the prices for the transportation and delivery of natural gas to the Company’s distribution system and underground storage services. The Company is also subject to other regulations which are not necessarily industry specific.

The SCC authorizes the rates and fees that the Company charges its customers for regulated natural gas service. These rates are designed to provide the Company with the opportunity to recover its gas and non-gas expenses and to earn a reasonable rate of return for shareholders. The Company’s business is seasonal in nature and weather dependent as a majority of natural gas sales are for space heating during the winter season. Volatility in winter weather and the commodity price of natural gas can impact the effectiveness of the Company’s rates in recovering its costs and providing a reasonable rate of return for its shareholders. Over the past several years, the Company has implemented certain approved rate mechanisms that reduce some of the volatility in earnings associated with variations in winter weather and the cost of natural gas.

Since 2003, Roanoke Gas has had in place a weather normalization adjustment mechanism (“WNA”) based on a weather measurement band around the most recent 30-year temperature average. Because the SCC authorizes billing rates for the utility operations of Roanoke Gas based on normal weather, warmer than normal weather may result in the Company failing to earn its authorized rate of return. Therefore, the WNA provides the Company with a level of earnings protection when weather is significantly warmer than normal and provides its customers with price protection when the weather is significantly colder than normal. The WNA mechanism provides for a weather band of 3% above and below the 30-year average, whereby the Company would bill its customers for the lost margin (excluding gas costs) for the impact of weather that was more than 3% warmer than normal or refund customers the excess margin earned for weather that was more than 3% colder than normal. The annual WNA period extends from April to March. The total number of heating degree days during both the current and the prior WNA periods fell within the weather band. As a result, the WNA mechanism was not triggered for either period.

The Company also has an approved rate structure in place that mitigates the impact of financing costs of its natural gas inventory. Over the past four years, the commodity price of natural gas has fluctuated significantly from a price of more than $13 a decatherm in July 2008 to around $4 a decatherm in 2011. Under this rate structure, Roanoke Gas recognizes revenue for the financing costs, or “carrying costs”, of its investment in natural gas inventory. The carrying cost revenue factor applied to inventory is based on the Company’s weighted-average cost of capital including interest rates on short-term and long-term debt and the Company’s authorized return on equity. During times of rising gas costs and rising inventory levels, the Company recognizes revenues to offset higher financing costs associated with higher inventory balances. Conversely, during times of decreasing gas costs and lower inventory balances, the Company recognizes less carrying cost

14 / RGC RESOURCES, INC. / 2011 ANNUAL REPORT

revenue as financing costs are lower. As a result of the lower commodity price of natural gas, the average price of gas in storage during fiscal 2011 has declined 10% from last year’s levels from $5.75 to $5.16. Correspondingly, carrying cost revenues declined by $151,000 from $1,547,000 in fiscal 2010 to $1,396,000 in fiscal 2011. Carrying cost revenues are expected to be less during the next fiscal year due to lower average price of gas in storage.

Generally, as investment in natural gas inventory increases so does the level of borrowing under the Company’s line-of-credit. However, as the carrying cost factor used in determining carrying cost revenues is based on the Company’s weighted-average cost of capital, carrying cost revenues do not directly correspond with incremental short-term financing costs. Therefore, when inventory balances decline due to a reduction in commodity prices, net income will decline as carrying cost revenues decrease by a greater amount than short-term financing costs decrease. The inverse occurs when inventory costs increase. Due to its strong cash position related to lower gas costs and other factors, the Company has not accessed its line-of-credit facility since early 2009 to finance its natural gas inventory.

The economic environment generally has a direct correlation on business and industrial production,

customer growth and natural gas utilization. The economic downturn that began in 2008 continued into 2011. However, the impact on industrial production in the Company’s service area appears to have stabilized and improved as transportation and industrial gas deliveries increased by 10% in fiscal 2011 compared to a 5% increase in fiscal 2010 and a 12% decline in fiscal 2009. Nevertheless, uncertainty continues to be an issue as three transportation customers have notified the Company of their anticipated reduction in natural gas consumption during the first quarter or portions of the second quarter of fiscal 2012 due to production cutbacks. Currently, the Company does not expect these reductions to have a significant impact on the overall transportation and interruptible sales in fiscal 2012. The economic issues have also directly impacted residential construction with housing starts remaining well below historical levels thereby limiting the opportunity to expand the Company’s customer base. As a result, the Company has increased its total customer count through conversions where homeowners along the Company’s distribution system are electing to convert their heating systems or other appliances to natural gas. The Company has also benefited from the conversion of certain apartment complexes from master meter configurations to individual metered apartments as discussed in further detail below.

RESULTS OF OPERATIONS

Fiscal Year 2011 Compared with Fiscal Year 2010

OPERATING REVENUES

Year Ended September 30,	2011	2010	(Decrease)	Percentage
Gas Utilities	$69,483,620	$72,426,658	$(2,943,038)	-4%
Other	1,315,251	1,397,256	(82,005)	-6%

Total Operating Revenues	$70,798,871	$73,823,914	$(3,025,043)	-4%

The table below reflects volume activity and heating degree days.

DELIVERED VOLUMES

Year Ended September 30,	2011	2010	Increase/ (Decrease)	Percentage
Regulated Natural Gas (DTH)
Residential and Commercial	6,582,487	6,623,331	(40,844)	-1%
Transportation and Interruptible	2,962,111	2,690,820	271,291	10%

Total Delivered Volumes	9,544,598	9,314,151	230,447	2%

Heating Degree Days (Unofficial)	4,091	4,047	44	1%

RGC RESOURCES, INC.    /    2011 ANNUAL REPORT    /    15

Total gas utility operating revenues for the year ended September 30, 2011 (“fiscal 2011”) decreased by 4% from the year ended September 30, 2010 (“fiscal 2010”) even though total delivered volumes increased by 2% over fiscal 2010. The decrease in gas revenues is due to the continued downward trend in gas costs. Natural gas commodity prices were approximately $4 a decatherm as of the end of September 2011. For the year, the average per unit cost of natural gas reflected in cost of sales decreased by 10% compared to last year. Residential and commercial volumes declined by 1% from fiscal 2010 even though total heating degree days increased by 1%. The decline in residential and commercial volumes resulted from a large commercial customer switching to firm transportation service at the beginning of the year combined with the continuing slow, steady decline in residential usage per customer as a result of installation of more efficient equipment, better insulation of homes and greater customer awareness regarding conservation. Transportation and interruptible volumes increased by 10% mainly due to additional consumption with the balance of the increase attributed to volumes associated with the previously discussed commercial customer switching to firm transportation service. Other revenues declined by 6% due to the decline in certain contract services from last year’s levels.

GROSS MARGIN

Year Ended September 30,	2011	2010	Increase/ (Decrease)	Percentage
Gas Utility	$26,667,821	$25,736,411	$931,410	4%
Other	601,745	703,862	(102,117)	-15%

Total Gross Margin	$27,269,566	$26,440,273	$829,293	3%

Gas utility margins increased by 4% primarily due to the implementation of a non-gas base rate increase and the completion of master meter conversion projects during the prior year, which combined to more than offset a reduction in carrying cost revenues. The increase in non-gas billing rates accounted for approximately $800,000 in higher margins with approximately $330,000 attributable to customer base charges, a flat monthly fee billed to each natural gas customer, with the balance related to volumetric sales. The remaining increase in customer base charges was primarily attributable to the conversion of six apartment complexes from a single master meter for each building to individual meters located at each apartment during 2010 and the higher customer fee associated with a customer switching to firm transportation service as discussed above. As a result of the master meter program, the Company added more than 1,000 meters subject to the monthly customer base charge. The balance of the increase in volumetric revenue was attributable to the increase in total delivered volumes. Carrying cost revenues declined by $151,000 due to lower average price of gas in storage combined with lower inventory balances as discussed in more detail above.

Other margins, consisting of non-utility related services, decreased by $102,117 due to a reduction in certain contract services. Some of these non-utility services are subject to annual contract renewals. A significant contract for services is subject to rebidding in 2012. If the Company is unable to retain this contract, other margins would be significantly impacted. The Company intends to provide a competitive bid to retain this contract. The Company anticipates being able to extend or renew the other contracts for 2012; however, any continuation beyond 2012 is uncertain.

The changes in the components of the gas utility margin are summarized below:

NET UTILITY MARGIN INCREASE

Customer Base Charge	$602,697
Volumetric	509,916
Carrying Cost	(150,667)
Other	(30,536)

Total	$931,410

16 / RGC RESOURCES, INC. / 2011 ANNUAL REPORT

OPERATIONS AND MAINTENANCE EXPENSE – Operations and maintenance expenses increased $308,502, or more than 2%, in fiscal 2011 compared with fiscal 2010 as a result of increases in employee benefit costs, labor and contracted services, partially offset by reductions in bad debt expense and a greater level of capitalized expenses. Employee benefit expenses increased $325,000 due to higher medical insurance premiums and increases in pension and postretirement medical costs attributable to the amortization of larger actuarial losses in fiscal 2011. The Company expects medical insurance, pension costs and postretirement medical costs to increase again in fiscal 2012. Labor and contracted services increased by $257,000 primarily due to brush removal along pipeline right-of-ways, a public awareness campaign to educate local residents and businesses regarding pipeline safety and general cost increases. Bad debt expense declined by $72,000 as total utility revenues decreased by 4% associated with lower gas costs. Low natural gas prices and a continued emphasis on customer delinquencies contributed to the reduction in bad debt expense. The Company capitalized an additional $244,000 in overheads primarily due to increased capital expenditures and higher employee benefit costs. The remaining difference in operation and maintenance expenses resulted from a variety of other minor expense variances.

GENERAL TAXES – General taxes were nearly unchanged as higher property taxes were offset by greater capitalization of payroll taxes.

DEPRECIATION – Depreciation expense increased by $185,784, or 5%, due to a higher natural gas plant investment, primarily the result of completing several distribution pipeline renewal projects.

OTHER INCOME (EXPENSE) – This line item moved from a net other expense to a net other income primarily due to greater investment earnings on higher available cash balances.

INTEREST EXPENSE – Total interest expense for fiscal 2011 remained virtually unchanged from fiscal 2010 as the Company did not access its line-of-credit facility during 2011 or 2010.

INCOME TAXES – Income tax expense increased by $156,110, or 6%, from fiscal 2010 corresponding to a 5% increase in pre-tax earnings. The effective tax rate for fiscal 2011 was 38.0 % compared to 37.7% in fiscal 2010.

NET INCOME AND DIVIDENDS – Income from continuing operations for fiscal 2011 was $4,653,473 compared to $4,445,436 for fiscal 2010. Basic and diluted earnings per share were $1.01 in fiscal 2011 compared to $0.98 in fiscal 2010. Dividends declared per share of common stock were $0.68 in fiscal 2011 and $0.66 in fiscal 2010 as adjusted on a post stock split basis.

ASSET MANAGEMENT

Roanoke Gas uses a third-party asset manager to manage its pipeline transportation, storage rights and gas supply inventories and deliveries. In return for being able to utilize the excess capacities of the transportation and storage rights, the third party pays Roanoke Gas a monthly utilization fee, which is used to reduce the cost of gas for customers. Under the provision of the asset management contract, the Company has an obligation to purchase its winter storage requirements during the spring and summer injection periods at the market price in place at the time of purchase. This commitment amounts to approximately 2,225,000 decatherms per year or approximately one-third of the Company’s total annual purchases. The current agreement expires in October 2013.

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

RGC RESOURCES, INC.    /    2011 ANNUAL REPORT    /    17

Cash and cash equivalents increased by $1,205,799 in fiscal 2011 compared to a $676,730 decrease in fiscal 2010. The following table summarizes the categories of sources and uses of cash:

CASH FLOW SUMMARY	2011	2010
Provided by operating activities	$10,683,344	$7,118,804
Used in investing activities	(7,589,102)	(5,963,321)
Used in financing activities	(1,888,443)	(1,832,213)

Increase (decrease) in cash and cash equivalents	$1,205,799	$(676,730)

The seasonal nature of the natural gas business causes operating cash flows to fluctuate significantly during the year as well as from year to year. Factors, including weather, energy prices, natural gas storage levels and customer collections, all contribute to working capital levels and related cash flows. Generally, operating cash flows are positive during the second and third quarters as a combination of earnings, declining storage gas levels and collections on customer accounts all contribute to higher cash levels. During the first and fourth quarters, operating cash flows generally decrease due to the combination of increases in natural gas storage levels, rising customer receivable balances and construction activity.

In fiscal 2011, cash provided by operating activities increased by approximately $3,564,000, from $7,119,000 in fiscal 2010 to $10,683,000 in fiscal 2011.

Cash provided by operations in fiscal 2011 was primarily derived from a combination of net income and depreciation. In addition, the Tax Relief, Unemployment Insurance Reauthorization and Job Creation Act of 2010, which was signed into law in December 2010, extended the 50% bonus depreciation that expired December 31, 2009 and provided for 100% bonus depreciation for qualified investments from September 2010 through December 2011. As a result of the Act, the Company’s deferred income tax liability associated with its utility property increased by more than $2,300,000, thereby contributing to the positive operating cash flow. The Company also recorded a net refund of income taxes in the amount of $705,000. The Company has more than $12,000,000 in deferred tax liabilities related to accelerated and bonus depreciation on its utility plant that will begin to reverse at some point in the future resulting in additional cash outflows. The commodity price of natural gas remained stable during fiscal 2011; however, the price of natural gas in storage declined from $5.26 per decatherm at

September 30, 2010 to $4.92 per decatherm at September 30, 2011 resulting in approximately a $920,000 decline in gas in storage. In fiscal 2011, the Company utilized operating cash to refund $2,300,000 in prior year over-collections balance. Fiscal 2010 had less cash generated from operating activities primarily due to the level of refunding of over-collected balances and customer credit balances compared to fiscal 2011.

Investing activities are generally composed of expenditures under the Company’s construction program, which involves a combination of replacing aging bare steel and cast iron pipe with new plastic or coated steel pipe and expansion of its natural gas system to meet the demands of customer growth. Cash flows used in investing activities increased by approximately $1,615,000 due to higher capital expenditures. Total capital expenditures were approximately $7,589,000 and $5,974,000 for the years ended September 30, 2011 and 2010, respectively. The ongoing economic climate has continued to limit system expansion and customer growth. With limited new business opportunities and a strong cash position, the Company placed an increased emphasis on its pipeline renewal program in fiscal 2011. The Company renewed 8.9 miles of bare steel and cast iron natural gas distribution main and replaced 720 services in fiscal 2011 compared to 6.4 miles of gas main and 420 services replaced in fiscal 2010. There are approximately 60 miles

18 / RGC RESOURCES, INC. / 2011 ANNUAL REPORT

of cast iron and bare steel pipe remaining to be replaced. The Company plans to continue its focus on pipeline renewals in 2012 and expects such expenditures to continue at comparable or higher levels as it anticipates completing the replacement of the remaining cast iron and bare steel pipe within the next 10 years. Depreciation provided 55% of the current year’s capital expenditures compared to 66% for the prior year. With future capital expenditures expected to remain at or near these levels, the balance of the funding will come from net income, available cash and corporate borrowing activity.

Financing activities generally consist of long-term and short-term borrowings and repayments, issuance of stock and the payment of dividends. As discussed above, the Company uses its line-of-credit arrangement to fund seasonal working capital needs as well as provide temporary financing for capital projects as needed. During fiscal 2011 and 2010, the Company did not access its line-of-credit because of its strong cash position primarily attributable to low natural gas prices. Cash flows used in financing activities were $1,888,000, composed of approximately $1,119,000 of proceeds related to stock issuances, $87,000 receipt on the note with ANGD, LLC and approximately $3,094,000 in dividends paid.

On March 14, 2011, the Company renewed its line-of-credit agreement. The new agreement maintained the same terms and rates as provided for under the expired agreement. The interest rate is based on 30-day LIBOR plus 100 basis points and includes an availability fee of 15 basis points applied to the difference between the face amount of the note and the average outstanding balance during the period. The Company maintained the multi-tiered borrowing limits to accommodate seasonal borrowing demands and minimize overall borrowing costs. Under the new agreement, total available limits during its term were reduced from the prior agreement due to the expected reduced funding requirements. The new agreement provides for available limits ranging from $1,000,000 to $5,000,000. The line-of-credit agreement will expire March 31, 2012, unless extended. The Company anticipates being able to extend or replace the line-of-credit upon expiration; however, there is no guarantee that the line-of-credit will be extended or replaced under the same or equivalent terms currently in place.

On October 20, 2010, the Company executed a modification to its $15,000,000 unsecured variable rate note with the current lender under the same terms and covenants providing for the extension of the maturity date until March 31, 2012 to coincide with the expiration of the Company’s line-of-credit agreement. Due to the economic climate and its effect on the credit markets and credit spreads, the Company was unable to extend the note at this time beyond the current 16-month extension without incurring a higher interest rate than is currently in place. The Company anticipates being able to extend this note prior to its maturity on a yearly basis under comparable terms to those currently in place until such time the corresponding swap on the note matures on December 1, 2015.

As mentioned above, the Company has not accessed its line-of-credit facility during the last two years and has been able to finance operations with its operating cash flow. The key factor behind the improved cash position of the Company is the reduction in the commodity price of natural gas from more than $13 in 2008 to under $4 in 2011. As a result of the lower commodity price of gas, the average balance of gas in storage declined from $18,300,000 in fiscal 2008 to $10,000,000 during fiscal 2011. Likewise, the average balance in accounts receivable experienced a similar decline from an average balance during fiscal 2008 of $9,300,000 to $6,900,000 in fiscal 2011. If natural gas prices remain at the levels experienced in fiscal 2011, the Company anticipates that it will be able to finance its operations, including its pipeline renewal program, over the next few years with its operating cash flows and line-of-credit.

The Company’s consolidated long-term capitalization, including current maturities, was 64% equity and 36% debt at September 30, 2011 and 62% equity and 38% debt at September 30, 2010.

REGULATORY AFFAIRS

On November 1, 2010, Roanoke Gas Company placed into effect new base rates, subject to refund, that provided for approximately $1,400,000 in additional annual non-gas revenues. On April 6, 2011, the SCC issued a final order granting the Company a rate award in the amount of $814,000 in additional non-gas revenues.

RGC RESOURCES, INC.    /    2011 ANNUAL REPORT    /    19

In June 2011, the Company completed its refund for the difference between the rates placed into effect on November 1 and the final rates approved in the Commission order.

On September 15, 2011, the Company filed a request for an expedited increase in rates with the SCC. The request was for an increase of approximately $1,100,000 in annual non-gas revenues. As provided for under this expedited rate request, the Company was able to place the increased rates into effect for service rendered on and after November 1, 2011, subject to refund pending a final order by the SCC. The public hearing on the request for this rate increase is scheduled for March 27, 2012, with a final order expected some time after that date.

During 2011, the Company completed its Distribution Integrity Management Plan (“DIMP”) as required by federal regulations issued by the Pipeline and Hazardous Materials Safety Administration (PHMSA). Under these regulations, distribution operators are required to develop and implement a written DIMP plan that includes the following elements: (i) an operator must demonstrate an understanding of the gas distribution system, (ii) an operator must define the potential threats to the gas distribution pipeline and determine the relative probability of each threat (a risk based approach), (iii) an operator must determine and implement measures designed to reduce the risks of failure of its gas distribution system, (iv) an operator must develop and monitor performance measures to evaluate the effectiveness of its plan, and (v) an operator must continually re-evaluate threats and risks on its entire system and update its plan as necessary.

The Company has been proactive in the area of pipeline safety well before the DIMP regulations. Over the past 20 years, the Company has replaced much of its cast iron and bare steel pipe. As all of this pipe has been underground for well over 40 years, the leak potential from such pipe is much higher than the plastic or coated steel pipe currently being installed. The Company prioritized its replacement program using a risk based evaluation that included leak history, population density and other factors. During this time period the Company has replaced approximately 135 miles of bare steel and cast iron distribution main. The Company expects to replace the remaining 60 miles of pipe within the next 10 years.

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

20 / RGC RESOURCES, INC. / 2011 ANNUAL REPORT

in the consolidated statement of income and comprehensive income for the period in which the discontinuance occurred.

REVENUE RECOGNITION – Regulated utility sales and transportation revenues are based upon rates approved by the SCC. The non-gas cost component of rates may not be changed without a formal rate increase application and corresponding authorization by the SCC in the form of a Commission order; however, the gas cost component of rates may be adjusted quarterly through the purchased gas adjustment (“PGA”) mechanism with administrative approval from the SCC. When the Company files a request for a non-gas rate increase, the SCC may allow the Company to place such rates into effect subject to refund pending a final order. Under these circumstances, the Company estimates the amount of increase it anticipates will be approved based on the best available information.

The Company bills its regulated natural gas customers on a monthly cycle. The billing cycle for most customers does not coincide with the accounting periods used for financial reporting. The Company accrues estimated revenue for natural gas delivered to customers but not yet billed during the accounting period based on weather during the period and current and historical data. The financial statements include unbilled revenue of $1,088,611 and $1,070,062 as of September 30, 2011 and 2010.

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

In selecting the discount rate to be used in determining the benefit liability, the Company evaluated the IRS yield curves and the Citigroup yield curves which incorporates the rates of return on high-quality, fixed-income investments that corresponded to the length and timing

RGC RESOURCES, INC.    /    2011 ANNUAL REPORT    /    21

of benefit streams expected under both the pension plan and postretirement plan. The Company used a discount rate of 5.04% and 4.96% for valuing its pension benefit liability and postretirement plan liability at September 30, 2011, representing a decrease of 0.21% and 0.04% in the respective discount rates from the prior year. The decrease in the discount rates combined with lower asset balances at September 30, 2011, due to a significant decline in the equity markets, were the primary factors in the overall increase in the benefit plan liabilities on the balance sheet and increase in expense in fiscal 2012. The Company also used an asset/liability model to evaluate the probability of meeting the returns on its targeted investment allocation model. The investment policy as of the measurement date in September reflected a targeted allocation of 60% equity and 40% fixed income for an assumed long-term rate of return of 7.25% on the pension plan and a targeted allocation of 50% equity and 50% fixed income for an assumed long-term rate of return of 5.09% (net of income taxes) for the postretirement plan. Based on the assumptions described above and in Note 7, pension expense is expected to increase from approximately $787,000 in fiscal 2011 to $991,000 in fiscal 2012 and postretirement expense is expected to rise from approximately $808,000 in fiscal 2011 to $849,000 in fiscal 2012. The Company expects to contribute approximately $1,000,000 to its pension plan and $850,000 to its postretirement plan in fiscal 2012. Funding levels are expected to remain at this level or higher over the next several years. The Company anticipates being able to meet the funding needs of these plans and recover benefit plan expenses through its non-gas rates. The Company will continue to evaluate its benefit plan funding levels in light of the requirements under the Pension Protection Act of 2006 and ongoing investment returns and make adjustments as necessary to avoid benefit restrictions and to manage the cost of the benefit plans.

The following schedule reflects the sensitivity of pension costs to changes in certain actuarial assumptions, assuming that the other components of the calculation remain constant.

ACTUARIAL ASSUMPTION	CHANGE IN ASSUMPTION	IMPACT ON PENSION COST	IMPACT ON PROJECTED BENEFIT OBLIGATION
Discount rate	-0.25%	$90,000	$804,000
Rate of return on plan assets	-0.25%	33,000	N/A
Rate of increase in compensation	0.25%	48,000	255,000

The following schedule reflects the sensitivity of postretirement benefit costs from changes in certain actuarial assumptions, while the other components of the calculation remain constant.

ACTUARIAL ASSUMPTION	CHANGE IN ASSUMPTION	IMPACT ON POSTRETIREMENT BENEFIT COST	IMPACT ON ACCUMULATED POSTRETIREMENT BENEFIT OBLIGATION
Discount rate	-0.25%	$34,000	$443,000
Rate of return on plan assets	-0.25%	18,000	N/A
Health care cost trend rate	0.25%	69,000	464,000

22 / RGC RESOURCES, INC. / 2011 ANNUAL REPORT

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

At September 30, 2011, the Company had no outstanding derivative instruments to hedge the price of natural gas. The Company had approximately 2,622,000 decatherms of gas in storage, including LNG, at an average price of $4.92 per decatherm compared to 2,626,000 decatherms at an average price of $5.26 per decatherm last year. In addition to the gas in storage, the Company had collar agreements outstanding at September 30, 2010 for the purpose of hedging the price of natural gas for 1,300,000 decatherms. The SCC currently allows for full recovery of prudent costs associated with natural gas purchases, and any additional costs or benefits associated with the settlement of the derivative contracts and other price hedging techniques are passed through to customers when realized through the regulated natural gas PGA mechanism.

RGC RESOURCES, INC.    /    2011 ANNUAL REPORT    /    23

The Company also has a variable rate line-of-credit with a bank with the interest rate based on the London Interbank Offered Rate (“LIBOR”). As of September 30, 2011, the Company had no outstanding balance under its line-of-credit.

OTHER RISKS

The Company is exposed to risks other than commodity and interest rates. Such events, situations or conditions have or potentially could have an impact on the future results of operations of the Company. For most of the items described below, Roanoke Gas has a means to recover increased costs through formal rate application filings, as well as the ability to pass along increases in natural gas costs.

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

In 2009, the U. S. House of Representatives approved H.R. 2454, “The American Clean Energy and Security Act of 2009”, referred to as the Waxman-Markey Climate Change Bill. A companion bill, “The American Power Act”, referred to as the Kerry-Lieberman Bill, was introduced in the U. S. Senate in 2010, but was not approved. Both bills were designed to reduce the level of carbon dioxide emissions from burning fossil fuels such as coal, oil and natural gas. Limits on carbon emissions could lead to a gradual reduction in the use of fossil fuels, including natural gas, in the U. S. economy. A federally mandated reduction in natural gas consumption would likely negatively impact Company operations if legislation does not adequately reflect the lower emissions generated by natural gas consumption. The election held on November 2, 2010 materially changed the makeup of the U. S. House of Representatives and U. S. Senate, lessening the likelihood of passage of carbon emissions reduction legislation by the current Congress. Nevertheless, carbon emissions legislation could be reintroduced in the future. The Company will continue to monitor legislative activity and evaluate any potential impact.

ENERGY PRICES AND INFLATION – Energy costs represent the single largest expense of the Company with the cost of natural gas representing approximately 71% and 73% for fiscal 2011 and 2010 of the total operating expenses of the Company’s natural gas utility operations. Increases or decreases in natural gas costs are passed through to customers under the present PGA mechanism. The Company may adjust its gas cost billing rate quarterly through the PGA with administrative approval from the SCC. Increases in the commodity price of natural gas may cause existing customers to conserve, switch to alternate sources of energy or be unable to pay their natural gas bills. On the other side, declining natural gas prices reduce the level of inventory carrying cost revenues that the Company realizes.

Rising costs affect the Company through increases in non-gas costs such as property and liability insurance, labor costs, employee benefits, supplies, contracted services and the replacement cost of plant and equipment. The rates charged to natural gas customers to cover these costs may only be increased through the regulatory process with a non-gas cost rate increase application. Because of the inherent lag in the rate application process for increases in the non-gas cost

24 / RGC RESOURCES, INC. / 2011 ANNUAL REPORT

portion of rates, approved Company billing rates may not fully keep pace with costs during high inflationary periods; however, timely non-gas rate filings should allow the Company to cover its reasonable and expected costs. Management must continually review operations and economic conditions to assess the need for filing and receiving adequate and timely rate relief from the SCC.

PIPELINE RELIABILITY – Roanoke Gas is served directly by two primary pipelines. These two pipelines provide 100% of the natural gas supplied to the Company’s customers. Depending upon weather conditions and the level of customer demand, failure of one or both of these transmission pipelines could have a major adverse impact on the Company.

CUSTOMER CREDIT – Gas costs represent a major portion of the total customer bill. The Company has worked diligently at minimizing bad debts and bad debt write offs. However, significant increases or spikes in natural gas prices could result in an increased rate of delinquencies as customers face higher natural gas bills as well as other higher energy costs. Furthermore, adverse economic conditions and rising unemployment could also lead to an increase in delinquency of customer payments and higher bad debts. In addition, the SCC has specific notice requirements that the Company must first comply with before disconnecting natural gas service for customer nonpayment. The Company has benefited from declining natural gas prices as reflected in the low bad debt expense during the last few years.

WEATHER – The nature of the Company’s business is highly dependent upon weather – specifically, winter weather. Cold weather increases energy consumption by customers and therefore increases revenues and margins. Conversely, warm weather reduces energy consumption and ultimately revenues and margins. Roanoke Gas Company’s rate structure has a weather normalization adjustment factor that operates around a weather band of approximately 3% above and below the 30-year average for heating degree-days. This weather band significantly reduces the exposure to weather risk by limiting the impact of warmer than normal weather to no more than 3% from the 30-year average. Conversely, the protection provided by the weather band to the downside risk also limits the upside potential from colder than normal weather by the same 3%.

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

RGC RESOURCES, INC.    /    2011 ANNUAL REPORT    /    25

CAPITALIZATION STATISTICS

Revised for Stock Split

COMMON STOCK
Year Ended September 30,	2011	2010	2009	2008	2007
Shares Issued	4,624,682	4,548,864	4,477,974	4,418,942	4,372,286
Continuing Operations:
Basic Earnings Per Share	$1.01	$0.98	$1.09	$0.97	$0.87
Diluted Earnings Per Share	$1.01	$0.98	$1.09	$0.96	$0.87
Discontinued Operations:
Basic Earnings Per Share	$0.00	$0.00	$0.00	$(0.01)	$0.01
Diluted Earnings Per Share	$0.00	$0.00	$0.00	$(0.01)	$0.01
Dividends Paid Per Share (Cash)	$0.680	$0.660	$0.640	$0.625	$0.610
Dividends Paid Out Ratio	67.3%	67.3%	58.7%	65.1%	69.3%

CAPITALIZATION RATIOS
Year Ended September 30,	2011	2010	2009	2008	2007
Long-Term Debt, Including Current Maturities	36.5	37.7	38.5	34.5	39.8
Common Stock And Surplus	63.5	62.3	61.5	65.5	60.2

Total	100.0	100.0	100.0	100.0	100.0

Long-Term Debt, Including Current Maturities	$28,000,000	$28,000,000	$28,000,000	$23,000,000	$28,000,000
Common Stock And Surplus	48,785,778	46,309,747	44,799,871	43,723,058	42,365,233

Total Capitalization Plus Current Maturities	$76,785,778	$74,309,747	$72,799,871	$66,723,058	$70,365,233

26 / RGC RESOURCES, INC. / 2011 ANNUAL REPORT

MARKET PRICE AND DIVIDEND INFORMATION

RGC Resources’ common stock is listed on the Nasdaq National Market under the trading symbol RGCO. Payment of dividends is within the discretion of the Board of Directors and will depend on, among other factors, earnings, capital requirements, and the operating and financial condition of the Company. The Company’s long-term indebtedness contains restrictions on dividends based on cumulative net earnings and dividends previously paid. The amounts presented below have been adjusted to reflect the stock split effected in the form of a 100% stock dividend.

2011	RANGE OF BID PRICES		CASH DIVIDENDS
Fiscal Year Ended September 30,	HIGH	LOW	DECLARED
First Quarter	$16.77	$14.95	$0.170
Second Quarter	17.82	14.64	0.170
Third Quarter	17.23	15.54	0.170
Fourth Quarter	19.50	15.01	0.170

2010	RANGE OF BID PRICES		CASH DIVIDENDS
Fiscal Year Ended September 30,	HIGH	LOW	DECLARED
First Quarter	$15.28	$12.96	$0.165
Second Quarter	16.00	14.50	0.165
Third Quarter	16.03	15.14	0.165
Fourth Quarter	16.05	15.01	0.165

RGC RESOURCES, INC.    /    2011 ANNUAL REPORT    /    27

SUMMARY OF GAS SALES AND STATISTICS

Year Ended September 30,	2011	2010	2009	2008	2007
REVENUES:
Residential Sales	$40,051,923	$42,277,903	$46,215,441	$51,634,728	$49,837,765
Commercial Sales	23,463,529	25,166,672	28,936,307	35,496,410	33,637,831
Interruptible Sales	1,572,270	573,946	609,698	1,462,174	1,306,447
Transportation Gas Sales	2,843,115	2,674,151	2,506,958	2,428,656	2,254,594
Backup Services	—	—	300	3,600	3,600
Inventory Carrying Cost Revenues	1,395,877	1,546,544	2,327,508	2,350,968	1,955,407
Late Payment Charges	44,252	63,949	56,718	55,410	55,438
Miscellaneous Gas Utility Revenue	112,654	123,493	133,298	174,647	124,579
Other	1,315,251	1,397,256	1,398,245	1,030,233	725,640

Total	$70,798,871	$73,823,914	$82,184,473	$94,636,826	$89,901,301
NET INCOME
Continuing Operations	$4,653,473	$4,445,436	$4,869,010	$4,257,824	$3,765,669
Discontinued Operations	—	—	—	(36,690)	40,540

Net Income	$4,653,473	$4,445,436	$4,869,010	$4,221,134	$3,806,209
DTH DELIVERED
Residential	3,866,489	3,910,639	3,866,956	3,557,249	3,778,194
Commercial	2,715,998	2,712,692	2,830,782	2,785,701	2,886,403
Interruptible	263,851	79,858	75,061	128,875	138,176
Transportation Gas	2,698,260	2,610,962	2,487,670	2,779,429	2,735,456

Total	9,544,598	9,314,151	9,260,469	9,251,254	9,538,229
HEATING DEGREE DAYS	4,091	4,047	3,914	3,624	3,735
NUMBER OF CUSTOMERS
Natural Gas
Residential	52,579	51,922	51,069	50,630	50,371
Commercial	5,073	5,020	5,018	5,026	5,017
Interruptible and Interruptible
Transportation Service	32	33	32	33	32

Total	57,684	56,975	56,119	55,689	55,420
GAS ACCOUNT (DTH):
Natural Gas Available	9,772,756	9,561,029	9,549,231	9,528,890	9,744,431
Natural Gas Deliveries	9,544,598	9,314,151	9,260,469	9,251,254	9,538,229
Storage - LNG	114,670	136,972	124,925	122,874	65,279
Company Use And Miscellaneous	42,147	47,759	39,697	45,180	28,862
System Loss	71,341	62,147	124,140	109,582	112,061

Total Gas Available	9,772,756	9,561,029	9,549,231	9,528,890	9,744,431
TOTAL ASSETS	$125,549,049	$120,683,316	$118,801,892	$118,127,714	$116,332,455
LONG-TERM OBLIGATIONS	$13,000,000	$28,000,000	$28,000,000	$23,000,000	$23,000,000

28 / RGC RESOURCES, INC. / 2011 ANNUAL REPORT

RGC Resources, Inc. and Subsidiaries

Consolidated Financial Statements

for the Years Ended September 30, 2011

and 2010, and Report of Independent

Registered Public Accounting Firm

RGC RESOURCES, INC. AND SUBSIDIARIES

TABLE OF CONTENTS

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED SEPTEMBER 30, 2011 AND 2010:

Consolidated Balance Sheets	2-3

Consolidated Statements of Income and Comprehensive Income	4

Consolidated Statements of Stockholders’ Equity	5

Consolidated Statements of Cash Flows	6

Notes to Consolidated Financial Statements	7-34

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

RGC Resources, Inc.

Roanoke, Virginia

We have audited the accompanying consolidated balance sheets of RGC Resources, Inc. and Subsidiaries (“the Company”) as of September 30, 2011 and 2010, and the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for each of the years in the two-year period ended September 30, 2011. RGC Resources, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of RGC Resources, Inc. and Subsidiaries as of September 30, 2011 and 2010, and the consolidated results of its operations and its cash flows for each of the years in the two-year period ended September 30, 2011, in conformity with accounting principles generally accepted in the United States of America.

CERTIFIED PUBLIC ACCOUNTANTS

100 Arbor Drive

Christiansburg, Virginia

November 11, 2011

RGC RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2011 AND 2010

	2011	2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$7,951,429	$6,745,630
Accounts receivable , less allowance for doubtful accounts of $66,058 in 2011 and $65,275 in 2010	3,437,904	3,273,627
Notes receivable	277,770	87,000
Materials and supplies	583,157	563,178
Gas in storage	12,890,934	13,810,208
Prepaid income taxes	1,741,349	2,532,057
Deferred income taxes	2,870,843	3,436,923
Other	1,250,859	1,206,367

Total current assets	31,004,245	31,654,990

UTILITY PROPERTY:
In service	128,709,183	123,073,541
Accumulated depreciation and amortization	(45,191,684)	(43,084,808)

In service, net	83,517,499	79,988,733

Construction work in progress	2,204,957	1,466,658

Utility plant, net	85,722,456	81,455,391

OTHER ASSETS:
Notes receivable	1,142,770	1,039,000
Regulatory assets	7,547,729	6,480,325
Other	131,849	53,610

Total other assets	8,822,348	7,572,935

TOTAL ASSETS	$125,549,049	$120,683,316

(Continued)

RGC RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2011 AND 2010

	2011	2010
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$15,000,000	$—
Dividends payable	786,270	750,786
Accounts payable	5,299,475	4,572,917
Customer credit balances	2,525,071	2,637,380
Customer deposits	1,607,844	1,632,977
Accrued expenses	2,141,132	2,058,643
Over-recovery of gas costs	355,476	2,581,600
Fair value of marked-to-market transactions	3,312,176	3,619,705

Total current liabilities	31,027,444	17,854,008

LONG-TERM DEBT	13,000,000	28,000,000

DEFERRED CREDITS AND OTHER LIABILITIES:
Asset retirement obligations	3,863,933	3,073,782
Regulatory cost of retirement obligations	7,596,678	7,699,319
Benefit plan liabilities	11,326,909	9,850,526
Deferred income taxes	9,927,135	7,860,064
Deferred investment tax credits	21,172	35,870

Total deferred credits and other liabilities	32,735,827	28,519,561

COMMITMENTS AND CONTINGENCIES (Notes 10 and 11)
CAPITALIZATION:
Stockholders’ Equity:
Common Stock, $5 par value; authorized 10,000,000 shares; issued and outstanding 4,624,682 and 4,548,864 shares in 2011 and 2010, respectively (Note 2)	23,123,410	11,372,160
Preferred stock, no par; authorized 5,000,000 shares; no shares issued and outstanding in 2011 and 2010	—	—
Capital in excess of par value	6,830,395	17,462,670
Retained earnings	22,865,311	21,341,740
Accumulated other comprehensive loss	(4,033,338)	(3,866,823)

Total stockholders’ equity	48,785,778	46,309,747

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$125,549,049	$120,683,316

(Concluded)

See notes to consolidated financial statements.

RGC RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

YEARS ENDED SEPTEMBER 30, 2011 AND 2010

	2011	2010
OPERATING REVENUES:
Gas utilities	$69,483,620	$72,426,658
Other	1,315,251	1,397,256

Total operating revenues	70,798,871	73,823,914

COST OF SALES:
Gas utilities	42,815,799	46,690,247
Other	713,506	693,394

Total cost of sales	43,529,305	47,383,641

GROSS MARGIN	27,269,566	26,440,273

OTHER OPERATING EXPENSES:
Operations and maintenance	12,661,981	12,353,479
General taxes	1,290,735	1,286,593
Depreciation and amortization	4,003,804	3,818,020

Total other operating expenses	17,956,520	17,458,092

OPERATING INCOME	9,313,046	8,982,181
OTHER INCOME (EXPENSE), net	20,250	(10,453)
INTEREST EXPENSE	1,832,712	1,835,291

INCOME BEFORE INCOME TAXES	7,500,584	7,136,437
INCOME TAX EXPENSE	2,847,111	2,691,001

NET INCOME	4,653,473	4,445,436
OTHER COMPREHENSIVE LOSS, NET OF TAX	(166,515)	(982,117)

COMPREHENSIVE INCOME	$4,486,958	$3,463,319

EARNINGS PER COMMON SHARE:
Basic	$1.01	$0.98
Diluted	$1.01	$0.98
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	4,592,713	4,514,262
Diluted	4,600,792	4,528,160

See notes to consolidated financial statements.

RGC RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

YEARS ENDED SEPTEMBER 30, 2011 AND 2010

	Common Stock	Capital in Excess of Par Value	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
Balance - September 30, 2009	$11,194,935	$16,607,897	$19,881,745	$(2,884,706)	$44,799,871
Net income	—	—	4,445,436	—	4,445,436
Hedging activities, net of tax	—	—	—	(673,438)	(673,438)
Change in net loss and transition obligation of defined benefit plans, net of tax	—	—	—	(308,679)	(308,679)
Tax benefits from stock option exercise	—	34,906	—	—	34,906
Cash dividends declared ($0.66 per share)	—	—	(2,985,441)	—	(2,985,441)
Issuance of common stock (70,890 shares)	177,225	819,867	—	—	997,092

Balance - September 30, 2010	$11,372,160	$17,462,670	$21,341,740	$(3,866,823)	$46,309,747

Net income	—	—	4,653,473	—	4,653,473
Hedging activities, net of tax	—	—	—	139,199	139,199
Change in net loss and transition obligation of defined benefit plans, net of tax	—	—	—	(305,714)	(305,714)
Tax benefits from stock option exercise	—	40,746	—	—	40,746
Cash dividends declared ($0.68 per share)	—	—	(3,129,902)	—	(3,129,902)
Stock split	11,560,575	(11,560,575)	—	—	—
Issuance costs - stock split	—	(34,205)	—	—	(34,205)
Issuance of common stock (75,818 shares)	190,675	921,759	—	—	1,112,434

Balance - September 30, 2011	$23,123,410	$6,830,395	$22,865,311	$(4,033,338)	$48,785,778

See notes to consolidated financial statements.

RGC RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED SEPTEMBER 30, 2011 AND 2010

	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,653,473	$4,445,436
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	4,164,320	3,959,887
Cost of retirement of utility plant, net	(302,340)	(307,375)
Change in over/under recovery of gas costs	(2,309,284)	(2,987,087)
Deferred taxes and investment tax credits	2,720,657	1,884,235
Other noncash items, net	(42,938)	95,658
Changes in assets and liabilities which provided (used) cash:
Accounts receivable and customer deposits, net	(189,410)	320,981
Inventories and gas in storage	899,295	2,287,340
Other current assets	882,148	(640,846)
Accounts payable, customer credit balances and accrued expenses, net	207,423	(1,939,425)

Total adjustments	6,029,871	2,673,368

Net cash provided by operating activities	10,683,344	7,118,804

CASH FLOWS FROM INVESTING ACTIVITIES:
Expenditures for utility property	(7,589,386)	(5,973,586)
Proceeds from disposal of utility property	284	10,265

Net cash used in investing activities	(7,589,102)	(5,963,321)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds on collection of note	87,000	87,000
Proceeds from issuance of stock	1,118,975	1,031,998
Cash dividends paid	(3,094,418)	(2,951,211)

Net cash used in financing activities	(1,888,443)	(1,832,213)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,205,799	(676,730)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	6,745,630	7,422,360

CASH AND CASH EQUIVALENTS AT END OF YEAR	$7,951,429	$6,745,630

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid (refunded) during the year for:
Interest	$1,799,459	$1,807,863
Income taxes	(705,000)	1,329,000

Non-cash transactions:

A note in the amount of $381,540 was received to reimburse the Company for the relocation of a gas distribution line.

See notes to consolidated financial statements.

RGC RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2011 AND 2010

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation—RGC Resources, Inc. is an energy services company engaged in the sale and distribution of natural gas. The consolidated financial statements include the accounts of RGC Resources, Inc. and its wholly owned subsidiaries (“Resources” or the “Company”); Roanoke Gas Company (“Roanoke Gas”); Diversified Energy Company; and RGC Ventures of Virginia, Inc., operating as Application Resources and The Utility Consultants. Roanoke Gas is a natural gas utility, which distributes and sells natural gas to approximately 57,700 residential, commercial and industrial customers within its service areas in Roanoke, Virginia and the surrounding localities. The Company’s business is seasonal in nature and weather dependent as a majority of natural gas sales are for space heating during the winter season. Roanoke Gas is regulated by the Virginia State Corporation Commission (“SCC” or “Virginia Commission”). Application Resources provides information system services to software providers in the utility industry. The Utility Consultants provides regulatory consulting services to other utilities. Diversified Energy Company is currently inactive.

The Company follows accounting and reporting standards set by the Financial Accounting Standards Board (“FASB”) and the Securities and Exchange Commission (“SEC”).

Resources has only one reportable segment as defined under FASB ASC No. 280 – Segment Reporting. All intercompany transactions have been eliminated in consolidation.

Rate Regulated Basis of Accounting—The Company’s regulated operations follow the accounting and reporting requirements of FASB ASC No. 980, Regulated Operations. The economic effects of regulation can result in a regulated company deferring costs that have been or are expected to be recovered from customers in a period different from the period in which the costs would be charged to expense by an unregulated enterprise. When this situation occurs, costs are deferred as assets in the consolidated balance sheet (regulatory assets) and recorded as expenses when such amounts are reflected in rates. Additionally, regulators can impose liabilities upon a regulated company for amounts previously collected from customers and for current collection in rates of costs that are expected to be incurred in the future (regulatory liabilities). In the event that the provisions of FASB ASC No. 980 no longer apply to any or all regulatory assets or liabilities, the Company would write off such amounts and include them in the consolidated statement of income and comprehensive income in the period for which FASB ASC No. 980 no longer applied.

Regulatory assets and liabilities included in the Company’s consolidated balance sheets as of September 30, 2011 and 2010 are as follows:

	September 30
	2011	2010
Regulatory Assets:
Current Assets:
Other:
Accrued pension and postretirement medical	$661,376	$579,613
Utility Property:
In service:
Other	11,945	11,945
Other Assets:
Regulatory assets:
Premium on early retirement of debt	126,570	156,947
Accrued pension and postretirement medical	7,421,159	6,323,378

Total regulatory assets	$8,221,050	$7,071,883

Regulatory Liabilities:
Current Liabilities:
Over-recovery of gas costs	$355,476	$2,581,600
Deferred Credits and Other Liabilities:
Asset retirement obligations	3,863,933	3,073,782
Regulatory cost of retirement obligations	7,596,678	7,699,319

Total regulatory liabilities	$11,816,087	$13,354,701

As of September 30, 2011, the Company had regulatory assets in the amount of $8,077,610 on which the Company did not earn a return during the recovery period. These assets pertain to the net funded position of the Company’s benefit plans related to its regulated operations. As such, the amortization period is not specifically defined.

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

The composite weighted-average depreciation rate under the new depreciation study was 3.34% and 3.32% for the fiscal years ended September 30, 2011 and 2010, respectively.

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

Asset Retirement Obligations—FASB ASC No. 410, Asset Retirement and Environmental Obligations, requires entities to record the fair value of a liability for an asset retirement obligation when there exists a legal obligation for the retirement of the asset. When the liability is initially recorded, the entity capitalizes the cost, thereby increasing the carrying amount of the underlying asset. In subsequent periods, the liability is accreted, and the capitalized cost is depreciated over the useful life of the underlying asset. The Company has recorded asset retirement obligations for its future legal obligations related to purging and capping its distribution mains and services upon retirement, although the timing of such retirements is uncertain.

The Company’s composite depreciation rates include a component to provide for the cost of retirement of assets. As a result, the Company accrues the estimated cost of retirement of its utility plant through depreciation expense and creates a corresponding regulatory liability. The costs of retirement considered in the development of the depreciation component include those costs associated with the legal liability. Therefore, the asset retirement obligation is reclassified from the regulatory cost of retirement obligation. If the legal obligations were to exceed the regulatory liability provided for in the depreciation rates, the Company would establish a regulatory asset for such difference with the anticipation of future recovery through rates charged to customers. The Company increased its asset retirement obligation to reflect changes in the estimated cash flows related to distribution main retirements.

The following is a summary of the asset retirement obligation:

	Years Ended September 30
	2011	2010
Balance, beginning of year	$3,073,782	$2,735,735
Liabilities incurred	45,100	21,446
Liabilities settled	(121,854)	(62,512)
Accretion	179,472	150,019
Revisions to estimated cash flows	687,433	229,094

Balance, end of year	$3,863,933	$3,073,782

Cash, Cash Equivalents and Short-Term Investments—From time to time, the Company will have balances on deposit at banks in excess of the amount insured by the Federal Deposit Insurance Corporation (“FDIC”). The Company has not experienced any losses on these accounts and does not consider these amounts to be at credit risk. As of September 30, 2011, the Company did not have any bank deposits in excess of the FDIC insurance limits of $250,000. For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

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

A reconciliation of changes in the allowance for doubtful accounts is as follows:

	Years Ended September 30
	2011	2010
Balance, beginning of year	$65,275	$50,687
Additions charged to bad debt expense	67,317	140,178
Recoveries of accounts written off	190,995	194,395
Accounts written off	(257,529)	(319,985)

Balance, end of year	$66,058	$65,275

Inventories—Inventories, consisting of natural gas in storage and materials and supplies, are recorded at average cost. Injections into storage are priced at the purchase cost at the time of injection and withdrawals from storage are priced at the weighted average price in storage. Materials and supplies are removed from inventory at average cost.

Unbilled Revenues—The Company bills its natural gas customers on a monthly cycle basis; however, the billing cycle period for most customers does not coincide with the accounting periods used for financial reporting. As the Company recognizes revenue when gas is delivered, an accrual is made to estimate revenues for natural gas delivered to customers but not billed during the accounting period. The amounts of unbilled revenue receivable included in accounts receivable on the consolidated balance sheets at September 30, 2011 and 2010 were $1,088,611 and $1,070,062, respectively.

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

Over/Under-Recovery of Natural Gas Costs—Pursuant to the provisions of the Company’s Purchased Gas Adjustment (“PGA”) clause, the SCC provides the Company with a method of passing along to its customers increases or decreases in natural gas costs incurred by its regulated operations, including gains and losses on natural gas derivative hedging instruments. On a quarterly basis, the Company files a PGA rate adjustment request with the SCC to adjust the gas cost component of its rates up or down depending on projected price and activity. Once administrative approval is received, the Company adjusts the gas cost component of its rates to reflect the approved amount. As actual costs will differ from the projections used in establishing the PGA rate, the Company may either over-recover or under-recover its actual gas costs during the period. Any difference between actual costs incurred and costs recovered through the application of the PGA is recorded as a regulatory asset or liability. At the end of the deferral period, the balance of the net deferred charge or credit is amortized over an ensuing 12-month period as amounts are reflected in customer billings.

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

The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets (Level 1) and the lowest priority to unobservable inputs (Level 3). All fair value disclosures are categorized within one of the three categories in the hierarchy. See fair value disclosures in derivatives and hedging activities below and in Notes 7 and 12.

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

Earnings Per Share—Basic earnings per share and diluted earnings per share are calculated by dividing net income by the weighted average common shares outstanding during the period and the weighted average common shares outstanding during the period plus dilutive potential common shares, respectively. Dilutive potential common shares are calculated in accordance with the treasury stock method, which assumes that proceeds from the exercise of all options are used to repurchase common stock at market value. The amount of shares remaining after the proceeds are exhausted represents the potentially dilutive effect of the securities. A reconciliation of basic and diluted earnings per share is presented below:

	Years Ended September 30
	2011	2010
Net Income	$4,653,473	$4,445,436

Weighted average common shares	4,592,713	4,514,262
Effect of dilutive securities:
Options to purchase common stock	8,079	13,898

Diluted average common shares	4,600,792	4,528,160

Earnings Per Share of Common Stock:
Basic	$1.01	$0.98
Diluted	$1.01	$0.98

Business and Credit Concentrations—The primary business of the Company is the distribution of natural gas to residential, commercial and industrial customers in its service territories.

No regulated sales to individual customers accounted for more than 5% of total revenue in any period or amounted to more than 5% of total accounts receivable.

Roanoke Gas currently holds the only franchises and/or certificates of public convenience and necessity to distribute natural gas in its service area. These franchises are effective through January 1, 2016. Certificates of public convenience and necessity in Virginia are exclusive and are intended for perpetual duration.

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

The Company periodically enters into collars, swaps and caps for the purpose of hedging the price of natural gas in order to provide price stability during the winter months. The fair value of these instruments is recorded in the balance sheet with the offsetting entry to either under-recovery of gas costs or over-recovery of gas costs. Net income and other comprehensive income are not affected by the change in market value as any cost incurred or benefit received from these instruments is recoverable or refunded through the PGA as the SCC allows for full recovery of prudent costs associated with natural gas purchases. At September 30, 2011, the Company had no outstanding derivative instruments for the purchase of natural gas. At September 30, 2010, the Company had collar agreements outstanding for the winter period to hedge 1,300,000 decatherms of natural gas with a fair value of $83,160. As the market value of natural gas fell below the floor price for a portion of the collar agreements, the Company recorded the fair value adjustment under the balance sheet caption “Fair value of marked-to-market transactions” with the offsetting entry to “Over-recovery of gas costs.”

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

The table below reflects the fair values of the derivative instruments and their corresponding classification in the consolidated balance sheets under the current liabilities caption of “Fair value of marked-to-market transactions” as of September 30, 2011 and 2010, respectively:

Fair Value of Derivative Instruments

	September 30
	2011	2010
Derivatives designated as hedging instruments:
Interest rate swaps	$3,312,176	$3,536,545
Natural gas collar arrangement	—	83,160

Total derivatives designated as hedging instruments	$3,312,176	$3,619,705

See Note 12 for additional information on fair value.

Based on the interest rate environment as of September 30, 2011, approximately $900,000 of the fair value of the interest rate hedges will be reclassified from other comprehensive loss into interest expense on the income statement over the next 12 months. Changes in LIBOR rates during that period could significantly change the estimated amount to be reclassified to income as well as the fair value of the interest rate hedges.

Other Comprehensive Loss—A summary of other comprehensive loss and financial instrument activity is provided below:

	Year Ended September 30
	2011	2010
Interest Rate Swaps
Unrealized losses	$(723,525)	$(2,025,678)
Income tax	274,652	768,948

Net unrealized losses	(448,873)	(1,256,730)

Transfer of realized losses to interest expense	947,894	940,188
Income tax	(359,822)	(356,896)

Net transfer of realized losses to interest expense	588,072	583,292

Defined Benefit Plans
Unrecognized net losses arising during the period	(689,785)	(647,439)
Income tax	262,119	246,031

Net unrecognized losses arising during the period	(427,666)	(401,408)

Transfer of realized losses to income	149,604	102,478
Income tax	(56,850)	(38,942)

Net transfer of realized losses to income	92,754	63,536

Amortization of transition obligation	47,093	47,093
Income tax	(17,895)	(17,900)

Net amortization of transition obligation	29,198	29,193

Net other comprehensive loss	$(166,515)	$(982,117)

Accumulated comprehensive loss - beginning of period	(3,866,823)	(2,884,706)

Accumulated comprehensive loss - end of period	$(4,033,338)	$(3,866,823)

The components of accumulated comprehensive loss as of September 30, 2011 and 2010 include:

	September 30
	2011	2010
Interest rate swaps	$(2,054,874)	$(2,194,073)
Pension plan	(1,354,418)	(1,113,787)
Postretirement benefit plan	(624,046)	(558,963)

Total accumulated comprehensive loss	$(4,033,338)	$(3,866,823)

Recently Adopted Accounting Standards—In January 2010, the FASB issued additional guidance under Accounting Standards Update (“ASU”) 2010-06, Fair Value Measurements and Disclosures – Improving Disclosures about Fair Value Measurements. This ASU improves disclosures regarding fair value under FASB ASC No. 820 including (1) requiring an entity to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers; (2) in the reconciliation for fair value measurements using significant unobservable inputs (Level 3), a reporting entity should present separately information about purchases, sales, issuances and settlements; and (3) providing clarification that a reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and non-recurring fair value measurements. The Company adopted ASU 2010-06 effective with its March 31, 2010 reporting date. The adoption had no material impact on the Company’s financial position, results of operations or cash flows. The disclosures required by FASB ASC No. 820 are included in Note 12.

In March 2008, the FASB issued guidance under FASB ASC No. 815 – Derivatives and Hedging, to enhance the current disclosure framework by requiring entities to disclose (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flow. The adoption of the additional disclosure provisions of FASB ASC No. 815 had no material impact on the Company’s financial position, results of operations or cash flows. The additional disclosures required by FASB ASC No. 815 are included in Notes 1 and 12.

In December 2008, the FASB issued FASB Staff Position No. 132(R)-1, (FSP 132(R)-1), Employers’ Disclosures about Postretirement Benefit Plan Assets (FASB ASC No. 715). FASB’s objective of these changes was to improve disclosures about plan assets in employers’ defined benefit pension or other postretirement plans by providing users of financial statements with an understanding of : (a) How investment allocation decisions are made, including the factors that are pertinent to an understanding of investment policies and strategies; (b) The major categories of plan assets; (c) The inputs and valuation techniques used to measure the fair value of plan assets; (d) The effect of fair value measurements using significant unobservable inputs on changes in plan assets for the period; and (e) Significant concentrations of risk within plan assets. The new disclosure requirements are included in Note 7.

In July 2010, the FASB issued guidance under FASB ASC No. 310 – Receivables, to provide greater transparency about an entity’s allowance for credit losses and the credit quality of its financing receivables on a disaggregated basis. Financing receivables represent a contractual right to receive money either on demand or on fixed or determinable dates and are recognized as assets on the entity’s balance sheet. The Company has two primary types of financing receivables: trade accounts receivable, resulting from the sale of natural gas and other services to its customers, and notes receivable. Trade accounts receivable are specifically excluded from the provisions of this guidance as they are short-term in nature. The Company’s notes receivable represents the balance on a five-year note with a fifteen year amortization for partial payment on the sale of the Bluefield, Virginia natural gas distribution assets to ANGD, LLC in October 2007 and a 24 month note from a customer related to the payment for relocating part of a natural gas distribution main. Both notes are performing assets with all payments current. Management evaluates the status of the notes each reporting period to make an assessment on the collectability of the balance. In its most recent evaluation, management concluded that the notes continued to be fully collectible and no loss reserve was required. Either note would be considered past due if either the interest or principal installment were outstanding for more than 30 days after their contractual due date.

Recently Issued Accounting Standards—In May 2011, the FASB issued guidance under FASB ASC No. 820 – Fair Value Measurement, which serves to converge guidance between the FASB and the International Accounting Standards Board (“IASB”) for fair value measurements and their related disclosures. This guidance provides for common requirements for measuring fair value and for disclosing information about fair value measurements including the consistency of the meaning of the term “fair value”. This guidance provides clarification about the application of existing fair value measurement and disclosure requirements as well as changes in particular requirements for measuring fair value or for disclosing information about fair value measurements. The new requirements are effective for interim and annual periods beginning after December 15, 2011. Management is currently evaluating the impact of this guidance but does not anticipate these changes to have a material impact on its financial position, results of operations or cash flows. However, management does anticipate the adoption of this guidance will result in changes to disclosures surrounding fair value.

In June 2011, the FASB issued guidance under FASB ASC No. 220 – Comprehensive Income that defines the presentation of Comprehensive Income in the financial statement. According to the guidance, an entity may present a single continuous statement of comprehensive income or two separate statements – a statement of income and a statement of other comprehensive income that immediately follows the statement of income. In either presentation, the entity is required to present on the face of the financial statement the components of other comprehensive income including the reclassification adjustment for items that are reclassified from other comprehensive income to net income. The new requirements are effective on a retrospective basis for annual periods, and interim periods within those years, beginning after December 15, 2011. Management is currently evaluating the specific requirements of this guidance but does not anticipate these changes to have a material impact on its financial position or cash flows. Management does expect changes related to its statement of income and comprehensive income to include additional details currently included in the footnotes.

Other accounting standards that have been issued or proposed by the FASB or other standard–setting bodies are not currently applicable to the Company or are not expected to have a significant impact on the Company’s financial position, results of operations and cash flows.

2.	STOCK SPLIT

On July 25, 2011, the Board of Directors of RGC Resources, Inc. declared a two-for-one stock split effected in the form of a 100% share dividend upon the issued and outstanding common stock. The stock dividend was payable on September 1, 2011 to shareholders of record on August 15, 2011. As the par value of the common stock remained at $5 per share, the Company reclassified $11,560,575 from “Capital in excess of par value” to “Common Stock” associated with the issuance of 2,312,115 shares. Corresponding prior year amounts, including share and per share data, have been restated retrospectively to reflect the 100% stock dividend.

3.	REGULATORY MATTERS

The SCC exercises regulatory authority over the natural gas operations of Roanoke Gas Company. Such regulation encompasses terms, conditions and rates to be charged to customers for natural gas service, safety standards, extension of service, accounting and depreciation.

On November 1, 2010, Roanoke Gas Company placed into effect new base rates, subject to refund, that provided for approximately $1,400,000 in additional annual non-gas revenues. On April 6, 2011, the SCC issued a final order granting the Company a rate award in the amount of $814,000 in additional non-gas revenues. In June 2011, the Company completed its refund for the difference between the rates placed into effect on November 1 and the final rates approved in the Commission order.

On September 15, 2011, the company filed a request for an expedited increase in rates with the SCC. The request was for an increase of approximately $1,100,000 in annual non-gas revenues. As provided for under this expedited rate request, the Company was able to place the increased rates into effect for service rendered on or after November 1, 2011, subject to refund pending a final order by the SCC. The public hearing on the request for this rate increase is scheduled for March 27, 2012, with a final order expected some time after that date.

4.	BORROWINGS UNDER LINE-OF-CREDIT

The Company has available an unsecured line-of-credit with a bank which will expire March 31, 2012. The Company anticipates being able to extend or replace this line-of-credit upon expiration. The Company’s available unsecured line-of-credit varies during the year to accommodate its seasonal borrowing demands. Available limits under this agreement for the remaining term are as follows:

Effective	Available Line-of-Credit
September 30, 2011	$3,000,000
October 25, 2011	5,000,000
January 25, 2012	3,000,000
February 24, 2012	1,000,000

A summary of the line-of-credit follows:

	September 30
	2011	2010
Line-of-credit at year-end	$3,000,000	$3,000,000
Outstanding balance at year-end	—	—
Highest month-end balance outstanding	—	—
Average daily balance	—	—
Average rate of interest during year on outstanding balances	0.00%	0.00%
Interest rate at year-end	1.24%	1.26%
Availability fee on unused line-of-credit	0.15%	0.15%

5.	LONG-TERM DEBT

Long-term debt consists of the following:

	September 30
	2011	2010
Unsecured note payable, with variable interest rate based on 30-day LIBOR (0.24% at September 30, 2011) plus 69 basis point spread, with provision for retirement on March 31, 2012	$15,000,000	$15,000,000
Unsecured note payable, with variable interest rate based on three month LIBOR (0.37% at September 30, 2011) plus 125 basis point spread, with provision for retirement on December 1, 2015	5,000,000	5,000,000
Unsecured senior note payable, at 7.66%, with provision for retirement of $1,600,000 each year beginning December 1, 2014 through December 1, 2018	8,000,000	8,000,000

Total long-term debt	28,000,000	28,000,000
Less current maturities	(15,000,000)	—

Total long-term debt	$13,000,000	$28,000,000

The above debt obligations contain various provisions, including a minimum interest charge coverage ratio, limitations on debt as a percentage of total capitalization and a provision restricting the payment of dividends, primarily based on the earnings of the Company and dividends previously paid. The Company was in compliance with these provisions at September 30, 2011 and 2010. At September 30, 2011, approximately $13,865,000 of retained earnings was available for dividends.

The $15,000,000 unsecured variable rate note was originally scheduled to mature on December 1, 2010. In October 2010, the Company executed a modification of the note with the current lender under the same interest terms and covenants providing for the extension of the maturity date until March 31, 2012. The Company also has an interest rate swap related to the $15,000,000 note. The swap essentially converts the variable rate note into fixed rate debt with a 5.74% interest rate. The swap has a maturity date of November 30, 2015. The Company anticipates being able to extend the maturity date of the $15,000,000 note on an annual basis at terms comparable to the note currently in place so that the note and corresponding swap mature at the same time.

The Company also has an interest rate swap on its $5,000,000 variable rate note that converts the note into a fixed rate debt with a 5.79% effective interest rate. Both the variable rate note and the interest rate swap mature on December 1, 2015.

The aggregate annual maturities of long-term debt for the next five years ending after September 30, 2011 are as follows:

Year Ending September 30	Maturities
2012	$15,000,000
2013	—
2014	—
2015	1,600,000
2016	6,600,000
Thereafter	4,800,000

Total	$28,000,000

6.	INCOME TAXES

The details of income tax expense (benefit) are as follows:

	Years Ended September 30
	2011	2010
Current income taxes:
Federal	$(178,190)	$543,852
State	263,898	228,008

Total current income taxes	85,708	771,860

Deferred income taxes:
Federal	2,586,877	1,746,425
State	189,224	202,871

Total deferred income taxes	2,776,101	1,949,296

Amortization of investment tax credits	(14,698)	(30,155)

Total income tax expense	$2,847,111	$2,691,001

Income tax expense for the years ended September 30, 2011 and 2010 differed from amounts computed by applying the U.S. Federal income tax rate of 34% to earnings before income taxes due to the following:

	Years Ended September 30
	2011	2010
Income before income taxes	$7,500,584	$7,136,437

Income tax expense computed at the federal statutory rate	$2,550,199	$2,426,389
State income taxes, net of federal income tax benefit	299,061	284,380
Amortization of investment tax credits	(14,698)	(30,155)
Other, net	12,549	10,387

Total income tax expense	$2,847,111	$2,691,001

The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are as follows:

	September 30
	2011	2010
Deferred tax assets:
Allowance for uncollectibles	$25,075	$24,778
Accrued pension and postretirement medical benefits	2,487,668	2,278,268
Accrued vacation	222,233	215,548
Over-recovery of gas costs	134,939	1,011,544
Costs of gas held in storage	995,956	913,725
Deferred compensation	514,993	464,789
Interest rate swap	1,257,302	1,342,472
Other	191,919	208,900

Total gross deferred tax assets	5,830,085	6,460,024

Deferred tax liabilities:
Utility plant	12,707,133	10,394,768
Accrued gas costs	179,244	488,397

Total gross deferred tax liabilities	12,886,377	10,883,165

Net deferred tax liability	$7,056,292	$4,423,141

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

The Company files federal income tax returns and state income tax returns in Virginia and West Virginia. The federal returns and the state returns for both Virginia and West Virginia for the tax years ended prior to September 30, 2008 are no longer subject to examination.

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

Employers who sponsor defined benefit plans must recognize the funded status of defined benefit pension and other postretirement plans as an asset or liability in its statement of financial position and recognize changes in that funded status in the year in which the changes occur through comprehensive income. For pension plans, the benefit obligation is the projected benefit obligation, and for other postretirement plans, the benefit obligation is the accumulated benefit obligation. The Company established a regulatory asset for the portion of the obligation expected to be recovered in rates in future periods. The regulatory asset is adjusted for the amortization of the transition obligation and recognition of actuarial gains and losses. The portion of the obligation attributable to the unregulated operations of the holding company is recognized in comprehensive income.

The following tables set forth the benefit obligation, fair value of plan assets, the funded status of the benefit plans, amounts recognized in the Company’s financial statements and the assumptions used.

	Pension Plan		Postretirement Plan
	2011	2010	2011	2010
Accumulated benefit obligation	$15,339,762	$13,920,786	$12,185,319	$11,832,322

Change in benefit obligation:
Benefit obligation at beginning of year	$17,539,688	$15,742,419	$11,832,322	$9,569,792
Service cost	479,236	448,858	194,842	159,784
Interest cost	908,873	853,643	579,976	513,437
Actuarial loss	727,167	961,201	32,342	2,004,774
Benefit payments, net of retiree contributions	(487,046)	(466,433)	(454,163)	(415,465)

Benefit obligation at end of year	$19,167,918	$17,539,688	$12,185,319	$11,832,322

Change in fair value of plan assets:
Fair value of plan assets at beginning of year	$12,682,758	$11,178,556	$6,838,726	$6,163,581
Actual return on plan assets, net of taxes	(202,989)	970,635	(200,958)	390,610
Employer contributions	1,000,000	1,000,000	850,000	700,000
Benefit payments, net of retiree contributions	(487,046)	(466,433)	(454,163)	(415,465)

Fair value of plan assets at end of year	$12,992,723	$12,682,758	$7,033,605	$6,838,726

Funded status	$(6,175,195)	$(4,856,930)	$(5,151,714)	$(4,993,596)

Amounts recognized in the balance sheets consist of:
Noncurrent liabilities	$(6,175,195)	$(4,856,930)	$(5,151,714)	$(4,993,596)

Amounts recognized in accumulated other comprehensive loss:
Transition obligation, net of tax	$—	$—	$51,500	$80,698
Net actuarial loss, net of tax	1,354,418	1,113,787	572,546	478,265

Total amounts included in other comprehensive loss, net of tax	$1,354,418	$1,113,787	$624,046	$558,963

Amounts deferred to a regulatory asset:
Transition obligation	$—	$—	$247,498	$389,297
Net actuarial loss	4,624,284	3,481,209	3,205,828	2,968,467

Amounts recognized as regulatory assets	$4,624,284	$3,481,209	$3,453,326	$3,357,764

The Company expects that approximately $247,000, before tax, of accumulated other comprehensive loss will be recognized as a portion of net periodic benefit costs in fiscal 2012 and approximately $661,000 of amounts deferred as regulatory assets will be amortized and recognized in net periodic benefit costs in fiscal 2012.

The Company amortizes the unrecognized transition obligation over 20 years.

The following table details the actuarial assumptions used in determining the projected benefit obligations and net benefit cost of the pension and the accumulated benefit obligations and net benefit cost of the postretirement plan for 2011 and 2010.

	Pension Plan		Postretirement Plan
	2011	2010	2011	2010
Assumptions used to determine benefit obligations:
Discount rate	5.04%	5.25%	4.96%	5.00%
Expected rate of compensation increase	4.00%	4.00%	N/A	N/A

Assumptions used to determine benefit costs:
Discount rate	5.25%	5.50%	5.00%	5.50%
Expected long-term rate of return on plan assets	7.25%	7.25%	5.09%	5.14%
Expected rate of compensation increase	4.00%	4.00%	N/A	N/A

To develop the expected long-term rate of return on assets assumption, the Company, with input from the plans actuaries and investment advisors, considered the historical returns and the future expectations for returns for each asset class, as well as the target asset allocation of each plan’s portfolio. This resulted in the selection of the corresponding long-term rate of return assumptions used for each plan’s assets.

Components of net periodic benefit cost are as follows:

	Pension Plan		Postretirement Plan
	2011	2010	2011	2010
Service cost	$479,236	$448,858	$194,842	$159,784
Interest cost	908,873	853,643	579,976	513,437
Expected return on plan assets	(928,207)	(818,627)	(357,278)	(325,050)
Amortization of unrecognized transition obligation	—	—	188,892	188,892
Recognized loss	327,173	275,112	201,151	68,535

Net periodic benefit cost	$787,075	$758,986	$807,583	$605,598

The assumed health care cost trend rates used in measuring the accumulated benefit obligation for the postretirement medical plan as of September 30, 2011 and 2010 are presented below:

	2011	2010
Health care cost trend rate assumed for next year	10.00%	9.00%
Rate to which the cost trend is assumed to decline (the ultimate trend rate)	5.00%	4.75%
Year that the rate reaches the ultimate trend rate	2017	2017

The health care cost trend rate assumptions could have a significant effect on the amounts reported. A change of 1% would have the following effects:

	1% Increase	1% Decrease
Effect on total service and interest cost components	$140,000	$(112,000)
Effect on accumulated postretirement benefit obligation	1,855,000	(1,514,000)

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

The Company’s target and actual asset allocation in the pension and postretirement benefit plans as of September 30, 2011 and 2010 were:

	Pension Plan			Postretirement Plan
	Target	2011	2010	Target	2011	2010
Asset category:
Equity securities	60%	57%	63%	50%	55%	51%
Debt securities	40%	42%	33%	50%	43%	45%
Cash	0%	1%	4%	0%	1%	3%
Other	0%	0%	0%	0%	1%	1%

The assets of the plans are invested in mutual funds. The Company uses the fair value hierarchy described in Note 1 to classify these assets. The mutual funds are included under Level 2 in the fair value hierarchy as their fair values are determined based on individual prices for each security that comprises the mutual funds. Most all of the individual investments are determined based on quoted market prices for each security; however, certain fixed income securities and other investments are not actively traded and are valued based on similar investments. The following table contains the fair value classifications of the benefit plan assets:

	000,000,000	000,000,000	000,000,000	000,000,000
		Defined Benefit Pension Plan Fair Value Measurements - September 30, 2011
	Fair Value	Level 1	Level 2	Level 3
Asset Class:
Cash	$102,083	$102,083	$—	$—
Common and Collective Trust	1,835,951	—	1,835,951	—
Mutual Funds
Bonds
Domestic Fixed Income	3,040,066	—	3,040,066	—
Foreign Fixed Income	600,539	—	600,539	—
Equities
Domestic Large Cap Growth	2,372,860	—	2,372,860	—
Domestic Large Cap Value	2,321,689	—	2,321,689	—
Domestic Small/Mid Cap Growth	539,157	—	539,157	—
Domestic Small/Mid Cap Value	531,269	—	531,269	—
Foreign Large Cap Growth	585,333	—	585,333	—
Foreign Large Cap Core	1,063,776	—	1,063,776	—

Total	$12,992,723	$102,083	$12,890,640	$—

		Defined Benefit Pension Plan Fair Value Measurements - September 30, 2010
	Fair Value	Level 1	Level 2	Level 3
Asset Class:
Cash	$505,743	$505,743	$—	$—
Mutual Funds
Bonds
Domestic Fixed Income	3,315,721	—	3,315,721	—
Foreign Fixed Income	897,933	—	897,933	—
Equities
Domestic Large Cap Growth	1,276,617	—	1,276,617	—
Domestic Large Cap Value	2,135,314	—	2,135,314	—
Domestic Small/Mid Cap Growth	1,268,181	—	1,268,181	—
Domestic Small/Mid Cap Core	887,911	—	887,911	—
Foreign Large Cap Core	2,395,338	—	2,395,338	—

Total	$12,682,758	$505,743	$12,177,015	$—

	00,000,000	00,000,000	00,000,000	00,000,000
		Postretirement Benefit Plan Fair Value Measurements - September 30, 2011
	Fair Value	Level 1	Level 2	Level 3
Asset Class:
Cash	$44,677	$44,677	$—	$—
Mutual Funds
Bonds
Domestic Fixed Income	2,784,988	—	2,784,988	—
Foreign Fixed Income	293,241	—	293,241	—
Equities
Domestic Large Cap Growth	1,190,961	—	1,190,961	—
Domestic Large Cap Value	1,187,829	—	1,187,829	—
Domestic Small/Mid Cap Growth	262,114	—	262,114	—
Domestic Small/Mid Cap Value	259,311	—	259,311	—
Domestic Small/Mid Cap Core	21,664	—	21,664	—
Foreign Large Cap Growth	323,245	—	323,245	—
Foreign Large Cap Core	606,142	—	606,142	—
Other	59,433	—	59,433	—

Total	$7,033,605	$44,677	$6,988,928	$—

		Postretirement Benefit Plan Fair Value Measurements - September 30, 2010
	Fair Value	Level 1	Level 2	Level 3
Asset Class:
Cash	$183,952	$183,952	$—	$—
Mutual Funds
Bonds
Domestic Fixed Income	3,082,562	—	3,082,562	—
Equities
Domestic Large Cap Growth	673,989	—	673,989	—
Domestic Large Cap Value	1,738,952	—	1,738,952	—
Domestic Small/Mid Cap Core	394,395	—	394,395	—
Foreign Large Cap Core	695,114	—	695,114	—
Other	69,762	—	69,762	—

Total	$6,838,726	$183,952	$6,654,774	$—

Each mutual fund has been categorized based on its primary investment strategy.

The Company expects to contribute $1,000,000 to its pension plan and $850,000 to its postretirement benefit plan in fiscal 2012.

The following table reflects expected future benefit payments:

Fiscal year ending September 30	Pension Plan	Postretirement Plan
2012	$502,000	$470,000
2013	522,000	498,000
2014	519,000	522,000
2015	542,000	549,000
2016	579,000	592,000
2017-2020	3,960,000	3,230,000

The Company also sponsors a defined contribution plan (“401k Plan”) covering all employees who elect to participate. Employees may contribute from 1% to 50% of their annual compensation to the 401k Plan, limited to a maximum annual amount as set periodically by the Internal Revenue Service. Effective April 2010, the Company began matching contributions to the 401(k) Plan with a 100% match on the participant’s first 4% of contributions and 50% on the next 2% of contributions. Prior to April 2010, the Company matched 100% of the participant’s first 3% of contributions and 50% on the next 3% of contributions. Company matching contributions were $274,701 and $257,718 for 2011 and 2010, respectively.

8.	COMMON STOCK OPTIONS

The Company’s stockholders approved the RGC Resources, Inc. Key Employee Stock Option Plan (“KESOP”). The KESOP provides for the issuance of common stock options to officers and certain other full-time salaried employees to acquire shares of the Company’s common stock. The KESOP requires each option’s exercise price per share to equal the fair value of the Company’s common stock as of the date of the grant. As of September 30, 2011, the number of shares available for future grants under the Plan is 4,000 shares.

FASB ASC No. 718 - Compensation-Stock Compensation requires that compensation expense be recognized for the issuance of equity instruments to employees. However, all options granted under the KESOP were issued prior to this requirement and fell under the provisions prescribed under Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees. Under APB Opinion No. 25, the Company did not recognize stock-based employee compensation expense related to its KESOP in net income as all options granted under the KESOP had an exercise price equal to the market value of the underlying common stock on the date of the grant. The Company adopted the provisions of FASB ASC No. 718 using the modified prospective application. Under the modified prospective application, only new grants and grants that have been modified, cancelled or have not yet vested require recognition of compensation cost. The following table has been restated to reflect the effect of the two-for-one stock split.

The aggregate number of shares under option pursuant to the KESOP are as follows:

	Number of Shares	Weighted- Average Exercise Price	Option Price Per Share
Options outstanding, September 30, 2009	44,000	$9.478	$9.050-$9.680
Options exercised	(16,000)	$9.574
Options expired	—

Options outstanding, September 30, 2010	28,000	$9.423	$9.050-$9.680
Options exercised	(17,000)	$9.664
Options expired	—

Options outstanding, September 30, 2011	11,000	$9.050	$9.050

The intrinsic value of the options exercised during fiscal 2011 and 2010 were $107,335 and $91,956, respectively.

Under the terms of the KESOP, the options become exercisable six months from the grant date and expire ten years subsequent to the grant date. All options outstanding were fully vested and exercisable at September 30, 2011 and 2010. No options were granted in 2011 and 2010. The Company received $164,285 and $153,180 from the exercise of options in 2011 and 2010, respectively.

	Options Outstanding and Exercisable
	Shares	Remaining Life (Years)	Exercise Price	Intrinsic Value
	11,000	1.2	9.050	105,600

Weighted average	11,000	1.2	$9.050	$105,600

9.	OTHER STOCK PLANS

Dividend Reinvestment and Stock Purchase Plan

The Company offers a Dividend Reinvestment and Stock Purchase Plan (“DRIP”) to shareholders of record for the reinvestment of dividends and the purchase of additional investments of up to $40,000 per year in shares of common stock of the Company. Under the DRIP plan, the Company issued 48,316 and 45,238 shares in 2011 and 2010, respectively. As of September 30, 2011, the Company had 416,797 shares available for issuance.

Restricted Stock Plan

The Board of Directors of the Company implemented the Restricted Stock Plan for Outside Directors (“Plan”) effective January 27, 1997. The Plan is applicable to not more than 100,000 shares of Resources’ common stock. Under the Plan, a minimum of 40% of the monthly retainer fee paid to each non-employee director of Resources is paid in shares of common stock (“Restricted Stock”). The number of shares of Restricted Stock is calculated each month based on the closing sales price of Resources’ common stock on the NASDAQ National Market on the first day of the month, if the first day of the month is a trading day, or if not, the first trading day prior to the first day of the month. Beginning in fiscal 1998, a participant can, subject to approval of the Board, elect to receive up to 100% of his retainer fee for the fiscal year in Restricted Stock. Such election cannot be revoked or amended during the fiscal year.

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

The shares of Restricted Stock will be forfeited to Resources by a participant’s voluntary resignation during his or her term on the Board, or removal for cause, as a director. Subject to the terms of the Plan, a participant, as owner of the Restricted Stock, has all rights of a shareholder, including but not limited to, voting rights, the right to receive cash or stock dividends and the right to participate in any capital adjustment of Resources. Resources requires that all dividends or other distributions paid on shares of Restricted Stock be automatically sequestered and reinvested on an immediate or deferred basis in additional Restricted Stock.

The directors received a total of 8,953 shares of Restricted Stock in fiscal 2011, representing $94,350 in compensation and $51,297 in dividends. The directors also received 8,390 shares of Restricted Stock in fiscal 2010, representing $83,617 in compensation and $44,187 in dividends reinvested. As of September 30, 2011, the Company had 3,264 shares available for issuance.

Stock Bonus Plan

Under the Stock Bonus Plan, executive officers are encouraged to own a position in the Company’s common stock of at least 50% of the value of their annual salary. To promote this policy, the Plan provides that all officers with stock ownership positions below 50% of the value of their annual salaries must, unless approved by the Committee, receive no less than 50% of any performance bonus in the form of Company common stock. Shares from the Stock Bonus Plan may also be issued to certain employees and management personnel in recognition of their performance and service. Under the Stock Bonus Plan, the Company issued 1,549 and 1,422 shares valued at $24,160 and $22,005, respectively, in 2011 and 2010. As of September 30, 2011 the Company had 20,665 shares available for issuance. The unissued shares in the Stock Bonus Plan were not subject to the stock split.

10.	ENVIRONMENTAL MATTERS

Both Roanoke Gas Company and a previously owned gas subsidiary operated manufactured gas plants (MGPs) as a source of fuel for lighting and heating until the early 1950s. A by-product of operating MGPs was coal tar, and the potential exists for on-site tar waste contaminants at the former plant sites. Should the Company eventually be required to remediate either site, it will pursue all prudent and reasonable means to recover any related costs, including insurance claims and regulatory approval for rate case recognition of expenses associated with any work required.

11.	COMMITMENTS AND CONTINGENCIES

Due to the nature of the natural gas distribution business, the Company has entered into agreements with both suppliers and pipelines to contract for natural gas commodity purchases, storage capacity and pipeline delivery capacity.

The Company obtains most of its regulated natural gas supply through the asset management contract between Roanoke Gas and the asset manager. The Company uses an asset manager to assist in optimizing the use of its transportation, storage rights, and gas supply inventories to provide a secure and reliable source of natural gas.

Under the same asset management contract mentioned above, the Company designated the asset manager as agent for their storage capacity and all gas balances in storage. The asset manager provides agency service and manages the utilization of storage assets and the corresponding withdrawals from and injections to storage. The Company retains ownership of gas in storage. Under the provision of the asset management contract, the Company has an obligation to purchase its winter storage requirements during the spring and summer injection periods at market price. The current asset management agreement expires in October 2013.

The Company also has contracts for pipeline and storage capacity extending for various periods. These capacity costs and related fees are valued at tariff rates in place as of September 30, 2011. These rates may increase or decrease in the future based upon rate filings and rate orders granting a rate change to the pipeline or storage operator.

The following table reflects the financial and volumetric obligations as of September 30, 2011 for each of the next five years and thereafter for Roanoke Gas.

	Fixed Price Contracts	Market Price Contracts
Fiscal Year Ending September 30,	Pipeline and Storage Capacity	Natural Gas Contracts (Decatherms)
2012	$11,800,422	2,225,059
2013	11,110,355	2,225,059
2014	8,889,103	317,864
2015	3,942,948	—
2016	2,711,961	—
Thereafter	6,436,755	—

The Company expended approximately $39,951,000 and $43,384,000 under the asset management, pipeline and storage contracts for Roanoke Gas Company in fiscal year 2011 and 2010, respectively.

The Company has historically entered into derivative financial contracts for the purpose of hedging the price on natural gas. As of September 30, 2011, the Company had no outstanding derivative instruments for the purchase of natural gas. See Derivative and Hedging Activities in Note 1 for more information.

The Company also has agreements in place for software support and maintenance extending through September 30, 2014 with annual payments ranging from approximately $106,000 to $162,000.

The Company is a defendant in two civil lawsuits associated with an explosion and fire at a West Virginia residence in November 2009. The suits claimed that the fire was due to the ignition of propane within the residence. This residence was served by a propane tank installation at the time the assets of the Company’s propane subsidiary, Highland Propane, were sold to Inergy Propane, LLC (“Inergy”) in 2004. Inergy retained the name Highland Propane and assumed ownership and responsibility for all propane tanks including the tank located at the residence identified in the suits. No damage amounts are specified in the suits; however, both property damage and bodily injury are claimed in the suits. The Company has not recorded a liability for the lawsuits as management does not believe the likelihood of a negative outcome to the Company is probable, nor is the amount of potential damages readily determinable. In addition, if the outcome of the lawsuits were adverse to the Company, management believes that any such damages would be covered by the Company’s insurance.

Except to the extent, if any, described above, the Company is not a party to any material pending legal proceedings.

12.	FAIR VALUE MEASUREMENTS

The following table summarizes the Company’s financial assets and liabilities that are measured at fair value on a recurring basis and the fair value measurements by level within the fair value hierarchy as defined in Note 1 at September 30, 2011 and 2010, respectively:

		Fair Value Measurements - September 30, 2011
	Fair Value	Level 1	Level 2	Level 3
Liabilities:
Natural gas purchases	$1,000,121	$—	$1,000,121	$—
Interest rate swaps	3,312,176	—	3,312,176	—
Natural gas derivative	—	—	—	—

Total	$4,312,297	$—	$4,312,297	$—

		Fair Value Measurements - September 30, 2010
	Fair Value	Level 1	Level 2	Level 3
Liabilities:
Natural gas purchases	$980,334	$—	$980,334	$—
Interest rate swaps	3,536,545	—	3,536,545	—
Natural gas derivative	83,160	—	83,160	—

Total	$4,600,039	$—	$4,600,039	$—

Under the asset management contract, a timing difference can exist between the payment for natural gas purchases and the actual receipt of such purchases. Payments are made based on a predetermined monthly volume with the price based on weighted average first of the month index prices corresponding to the month of the scheduled payment. At September 30, 2011 and 2010, the Company had recorded a liability in accounts payable reflecting the estimated fair value of the liability valued at the corresponding first of month index prices for which the liability was expected to be settled.

The fair value of the interest rate swaps, included in the line item “Fair value of marked-to-market transactions”, is determined by using the counterparty’s proprietary models and certain assumptions regarding past, present and future market conditions.

The fair value of the natural gas derivatives, included in the line item “Fair Value of marked-to-market transactions”, is determined by applying the NYMEX futures prices to the hedged volumes for each month covered by the derivative contracts. The Company had no outstanding natural gas derivatives at September 30, 2011.

The Company’s nonfinancial assets and liabilities that are measured at fair value on a nonrecurring basis consist of its asset retirement obligations. The asset retirement obligations are measured at fair value at initial recognition based on expected future cash flows to settle the obligation.

The carrying value of cash and cash equivalents, accounts receivable, accounts payable (with the exception of the timing difference under the asset management contract), customer credit balances and customer deposits is a reasonable estimate of fair value due to the short-term nature of these financial instruments. The following table summarizes the fair value of the Company’s financial assets and liabilities that are not adjusted to fair value in the financial statements as of September 30, 2011 and 2010.

	September 30, 2011		September 30, 2010
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets:
Notes receivable	$1,420,540	$1,403,286	$1,126,000	$1,156,755

Liabilities:
Long-term debt	28,000,000	29,539,742	28,000,000	29,452,040

Notes receivable are composed of $277,770 in current assets and $1,142,770 in other assets at September 30, 2011 and $87,000 in current assets and $1,039,000 in other assets at September 30, 2010. Long-term debt includes current maturities of long-term debt of $15,000,000.

The fair value of the notes receivable is estimated by discounting future cash flows based on a range of rates for similar investments adjusted for management’s expectation of credit and other risks. The fair value of long-term debt is estimated by discounting the future cash flows of the fixed rate debt at rates extrapolated based on current market conditions. The variable rate long-term debt has interest rate swaps that effectively convert such debt to a fixed rate. The values of the swap agreements are included in the first table above.

FASB ASC 825 – Financial Instruments requires disclosures regarding concentrations of credit risk from financial instruments. Cash equivalents are investments in high-grade, short-term securities (original maturity less than three months), placed with financially sound institutions. Accounts receivable are from a diverse group of customers including individuals and small and large companies in various industries. At September 30, 2011 and 2010, no single customer accounted for more than 5% of the total accounts receivable balance. The Company maintains certain credit standards with its customers and requires a customer deposit if such evaluation warrants. The Company is also exposed to credit risk of nonperformance by the counterparty on its commodity-based collar agreements. The Company uses financially sound institutions to mitigate the risk of nonperformance on these contracts.

13.	SUBSEQUENT EVENTS

On November 23, 2011, the Company filed a Form S-8 Registration Statement to register an additional 100,000 shares of stock under the Restricted Stock Plan as approved by shareholders at the Company’s 2011 Annual Meeting held on January 31, 2011.

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

RGCO Stock History

RGC Resources

WWW.RGCRESOURCES.COM

TRADING ON NASDAQ AS RGCO

FSC
MIX
Paper from responsible sources

RGC RESOURCES

519 KIMBALL AVENUE, N.E.

P.O. BOX 13007

ROANOKE, VIRGINIA 24030

WWW.RGCRESOURCES.COM

TRADING ON NASDAQ AS RGCO

10%

FSC

www.fsc.org

MIX

Paper from responsible sources

FSC® C015782