Form 10-K, Exhibit 13
period 2017-09-30
RGC RESOURCES INC
filed 2017-12-08
CIK 1069533

2017 Annual Report

519 Kimball Avenue, NE P.O. Box 13007 Roanoke, Virginia 24030-3007 www.rgcresources.com Facebook.com/RoanokeGas Twitter.com/RoanokeGas Trading on NASDAQ as RGCO

To Our Shareholders: The past year has been exciting for our Company. We experienced our third consecutive year of record earnings at $6.2 million, or $0.86 per share, an increase of 7% over 2016. In January, the Board of Directors approved a 3-for-2 stock dividend payable March 1, 2017, and in June, RGC Resources was added to the Russell 2000 for the first time in our history. Our market capitalization also increased from approximately $120 million to over $190 million in 2017. Building on this success, our Board approved a 6.9% dividend increase to $0.62 per share. The February 2018 dividend will reflect 73 years of continuous quarterly dividend payments and 14 consecutive years of annual dividend increases. In late 2017, Roanoke Gas Company capped off a 25-year project replacing the last of the bare steel and cast iron mains in its natural gas distribution system. We also completed the largest single capital project in the Company’s history, a $6 million automated meter reading (AMR) installation. This modern technology platform will provide more real-time data and reduce costs. Roanoke Gas continues to experience consistent customer growth. Several large industrial customers have either opened new facilities or expanded and modernized existing facilities. Looking forward, we anticipate continued large commercial customer growth as economic development in the Roanoke Valley is strong. We also added approximately 620 new residential and small commercial customers in 2017. We believe these trends will continue. We continue to invest in capital improvements for Roanoke Gas. In 2017, we invested $20.7 million, the largest annual amount in Roanoke Gas history. In addition to supporting customer growth and implementing AMR, we replaced 9 miles of first generation plastic mains. We anticipate the first generation plastic main replacement project to take approximately 3 to 4 years to complete. In addition to this project, our plans for 2018 include the renewal of one major gate station and several large main extension projects. The Mountain Valley Pipeline (MVP) project received its FERC certificate in October and is planning to begin construction in early 2018. The MVP will address the growing demand for natural gas in our region, add an additional source of gas to the Roanoke Gas supply portfolio and provide the Company with the opportunity to expand natural gas service to Franklin County, Virginia, a previously unserved area. This strategic investment complements our core business and continues to enhance shareholder value. Finally, Mr. George Logan is retiring after 15 years of service to our Board of Directors. A corporate governance expert with vast business and academic experience, Mr. Logan made significant contributions to the Company’s growth and success during his tenure. On behalf of our Board of Directors and employees, thank you for your continued interest in our Company and for your ongoing decision to invest in RGC Resources. John S. D’Orazio President & Chief Executive Officer PRESIDENT’S LETTER

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN INQUIRIES Through the Company’s Dividend Reinvestment and Stock Purchase Plan, shareholders of record are offered a convenient way to acquire and reinvest cash dividends in additional shares of the Company’s common stock and avoid commissions or other charges. Additionally, shareholders are given on-line access to make transfers, consolidate accounts, replace stock certificates and dividend payments, set-up direct deposit, update personal information and much more. Broadridge Corporate Issuer Solutions administers the plan and is the agent for participants. For more information, inquiries may be directed to RGC Resources, Inc., Shareholder Information Services, P.O. Box 13007, Roanoke, VA 24030, (540) 777-3853. ANNUAL REPORT AND 10-K This annual report, 10-K and the financial statements contained herein are submitted to the shareholders of the Company for their general information and not in connection with any sale or offer to sell, or solicitation of any offer to buy, any securities. ANNUAL MEETING The annual meeting of shareholders of the Company will be held at The Hotel Roanoke and Conference Center, 110 Shenandoah Avenue, Roanoke, Virginia, 24016 on Monday, February 5, 2018, at 9:00 a.m. Proxies for the annual meeting will be requested from shareholders when notice of meeting, proxy statement and form of proxy are mailed on or about December 15, 2017. CORPORATE INFORMATION Nancy Howell Agee President & CEO, Carilion Clinic Abney S. Boxley, III President & CEO, Boxley Materials Company John S. D’Orazio President & CEO, RGC Resources, Inc. Maryellen F. Goodlatte Attorney & Principal, Glenn Feldmann, Darby & Goodlatte J. Allen Layman Private Investor George W. Logan Principal, Pine Street Partners, LLC S. Frank Smith Consultant, Alpha Coal Sales Company, LLC Raymond D. Smoot, Jr. Chairman, Union Bankshares Corporation John B. Williamson, III Chairman of the Board