Form 10-K, Exhibit 13
period 2018-09-30
RGC RESOURCES INC
filed 2018-12-03
CIK 1069533

2018 Annual Report

PRESIDENT’S LETTER To Our Shareholders: I am delighted to report that 2018 was an exceptional year for RGC Resources. Net income improved 17% from 2017 to $7.3 million, our fourth consecutive year of record earnings. In March, Resources successfully raised $15.1 million through its first public offering in over 20 years. In June, Resources was included in the Russell 2000 index for the second consecutive year. Our Board of Directors approved a 6.5% annualized dividend increase to $0.66 per share, effective with the February 1, 2019 quarterly dividend payment. The February dividend will reflect 75 years of continuous quarterly dividend payments and 15 years of consecutive annual dividend increases. Roanoke Gas continues to experience consistent customer growth. The number of residential and small commercial customers increased approximately 1%. Commercial customer volumes increased 20%, industrial customer volumes increased 4% and our top 10 customer usage increased 7% over 2017. Looking forward, we expect the trend of increasing commercial and industrial gas usage to continue as several new manufacturers come on‐line, and the Virginia Tech Carilion Strategic Partnership expands its research institute and medical school. Construction on the Mountain Valley Pipeline (MVP) started in January 2018. Since then, MVP has encountered legal challenges to various federal and state permits as well as anti‐pipeline protests. Both have led to periods of work stoppages and schedule changes. Combined with unusually high rainfall, the projected in‐service date has been moved to the end of calendar 2019. Roanoke Gas will have two interconnects with the MVP. The first interconnect, located near the southern end of our system, will provide additional supply to address the growing demand for natural gas in the Roanoke Valley. The second interconnect will be located in the new Summit View business park in Franklin County, Virginia. This interconnect will provide Roanoke Gas the opportunity to build a distribution system in Franklin County, which currently does not have access to natural gas, and extend gas service to new industrial, commercial and residential customers. The strategic investment in MVP continues to complement our core business and enhance shareholder value. In April 2018, MVP announced the MVP Southgate project, a proposed interstate natural gas pipeline anchored by a firm capacity commitment from PSNC Energy. MVP Southgate will provide a much needed additional natural gas supply source to southern Virginia and central North Carolina. RGC Midstream will have a small investment in this project. MVP Southgate is scheduled to be completed and in‐service at the end of 2020. In 2018, we invested a record $23.3 million in Roanoke Gas, focusing on the modernization of our distribution system, new customer additions and system reinforcement projects that improved system safety and reliability. This past year we replaced approximately 8.3 miles of first generation plastic mains and 496 services. Looking into 2019, in addition to the aforementioned MVP interconnects, we will continue our first generation plastic renewals and undertake several large steel main reinforcement projects. In closing, we are pleased to provide you with our 2018 annual report reflecting our long‐term commitment of delivering shareholder value and providing safe and reliable natural gas service. On behalf of our Board of Directors and dedicated employees, I thank you for your continued interest in our Company and for your ongoing decision to invest in RGC Resources. John S. D’Orazio CEO & President

CORPORATE INFORMATION Nancy Howell Agee Board of President & CEO, Carilion Clinic Directors Abney S. Boxley, III President – East Region, Summit Materials T. Joe Crawford Vice President & General Manager, Steel Dynamics Roanoke Bar Division John S. D’Orazio President & CEO, RGC Resources, Inc. Maryellen F. Goodlatte Attorney & Principal, Glenn, Feldmann, Darby & Goodlatte J. Allen Layman Private Investor & Retired Utility Executive S. Frank Smith Private Investor & Retired Energy Industry Executive Raymond D. Smoot, Jr. Chairman, Union Bankshares Corporation John B. Williamson, III Chairman of the Board DIVIDEND REINVESTMENT AND  STOCK          ANNUAL REPORT AND 10‐K PURCHASE PLAN INQUIRIES This annual report, 10‐Kandthefinancial Through the Company’s Dividend Reinvestment statements contained herein are submitted and Stock Purchase Plan, shareholders of record to the shareholders of the Company for their are offered a convenient way to acquire and general information and not in connection reinvest cash dividends in additional shares of the with any sale or offer to sell, or solicitation Company’s common stock and avoid commissions of any offer to buy, any securities. or other charges. Additionally, shareholders are given on‐line access to make transfers, consolidate ANNUAL MEETING accounts, replace stock certificates and dividend The annual meeting of shareholders of the payments, set‐up direct deposit, update personal Company will be held at The Hotel Roanoke information and much more. Broadridge Corporate and Conference Center, 110 Shenandoah Issuer Solutions administers the plan and is the Avenue, Roanoke, Virginia, 24016 on agent for participants. For more information, Monday, February 4, 2019, at 9:00 a.m. inquiries may be directed to RGC Resources, Inc., Proxies for the annual meeting will be Shareholder Information Services, P.O. Box 13007, requested from shareholders when notice of Roanoke, VA 24030, (540) 777‐3853. meeting, proxy statement and form of proxy are mailed on or about December 14, 2018.

519 Kimball Avenue, NE P.O. Box 13007 Roanoke, Virginia 24030‐3007 www.rgcresources.com Facebook.com/RoanokeGas Twitter.com/RoanokeGas Trading on NASDAQ as RGCO