Form 10-K, Exhibit 13
period 2019-09-30
RGC RESOURCES INC
filed 2019-12-03
CIK 1069533

Annual Report 2019

PRESIDENT’S LETTER TO SHAREHOLDERS We are pleased to report 2019 earnings of $1.08 per share outstanding which is a 14% increase over 2018. This represents five consecutive years of record earnings. Our Board of Directors approved a 6.1% annualized dividend increase to $0.70 per share, effective with the February 1, 2020 quarterly dividend payment. The February dividend will reflect 76 years of continuous quarterly dividend payments and 16 years of consecutive annual dividend increases. In October 2018, Roanoke Gas Company, our largest subsidiary, filed a rate case with the SCC. The Company feels confident it will receive a favorable rate award. We anticipate a final order in February 2020. In 2019, we invested $21.9 million in Roanoke Gas, focusing on replacing first generation plastic mains and services, system reinforcement projects that improved system reliability and safety, and infrastructure associated with customer additions. We replaced approximately 8.4 miles of first generation plastic mains and 875 services and several reinforcement projects were completed to improve the efficiency of our distribution system. As we move forward, we will continue to focus our efforts on modernizing our system to ensure integrity and reliability as well as reducing our carbon emissions. This past year we experienced an increase in new customers to 668 versus 598 for the previous year. We see this trend continuing. Construction continues on the Mountain Valley Pipeline (MVP). Through October, approximately 90% of the project has been completed. MVP has encountered several regulatory hurdles related to stream crossings, the National Forest and the Appalachian Trail. These issues are anticipated to be resolved and the expected in service date is the end of calendar year 2020. Roanoke Gas will have two interconnects with the MVP to provide needed firm capacity to our existing distribution system and expansion of our system to a new service area and business park in Franklin County, Virginia that currently does not have access to natural gas. The strategic investment in MVP continues to complement our core business and enhance shareholder value. We announced a management succession plan in 2019. After working for 37 years in the natural gas industry, I tendered my notice to retire as President, CEO and director of RGC Resources, Inc. effective February 2020. Under the provisions of the Board approved succession plan, Paul Nester will become President and CEO of Resources at that time. Paul has served as the President of Roanoke Gas Company and Vice President, CFO, Corporate Secretary and Treasurer of RGC Resources. It has been an honor to be your President and CEO. On behalf of our employees and the Board of Directors, we thank you for your interest in our operations and your continuing decision to own RGC Resources stock. Sincerely, John S. D’Orazio President & CEO

CORPORATE INFORMATION BOARD OF DIRECTORS Nancy Howell Agee President & CEO - Carilion Clinic Abney S. Boxley, III President, East Region - Summit Materials T. Joe Crawford Retired Vice President & General Manager - Steel Dynamics Roanoke Bar Division John S. D’Orazio President & CEO - RGC Resources, Inc. Maryellen F. Goodlatte Attorney & Principal - Glenn, Feldmann, Darby & Goodlatte J. Allen Layman Private Investor & Retired President & CEO - Ntelos, Inc. S. Frank Smith Retired Vice President, Industrial Sales - Alpha Coal Sales Company, LLC Raymond D. Smoot Retired CEO & Secretary - Virginia Tech Foundation, Inc. John B. Williamson, III Chairman - RGC Resources, Inc. ANNUAL REPORT AND 10-K This annual report, 10-K and the financial statements contained herein are submitted to the shareholders of the Company for their general information and not in connection with any sale or offer to sell, or solicitation of any offer to buy, any securities. PUBLIC INFORMATION AND SEC FILINGS Our latest news and Securities and Exchange Commission (SEC) filings are available to view and print on our website, www.rgcresources.com. Send written notice to Investor Relations to request a printed copy of any Company publication. ANNUAL MEETING Our annual meeting of shareholders will be held at The Hotel Roanoke and Conference Center, 110 Shenandoah Avenue, Roanoke, Virginia, 24016 on Monday, February 3, 2020, at 9:00 a.m. Proxies will be requested from shareholders when the notice of meeting, proxy statement and form of proxy are mailed on or about December 16, 2019. Transfer Agent and Registrar: Analyst and Media Inquiries: Broadridge Financial Solutions Inc. RGC Resources, Inc. c/o RGC Resources, Inc. c/o Analyst/Media Inquiries, P.O. Box 1342, Brentwood, NY 11717 P.O. Box 13007, Roanoke, VA 24030 Phone: (844) 388-9273 Email: Investor_Relations@RGCResources.com Email: shareholder@broadridge.com Web: www.rgcresources.com/investor-financial-information/ Web: shareholder.broadridge.com/rgco/

519 Kimball Avenue, NE P.O. Box 13007 Roanoke, Virginia 24030-3007 www.rgcresources.com Facebook.com/RoanokeGas Twitter.com/RoanokeGas Trading on NASDAQ as RGCO