Form 10-K, Exhibit 13
period 2020-09-30
RGC RESOURCES INC
filed 2020-12-03
CIK 1069533

Annual Report 2020

PRESIDENT’S LETTER TO SHAREHOLDERS We are pleased to report our 2020 results, which include our sixth consecutive year of record earnings and our seventy-sixth consecutive year of paying shareholder dividends. However, I am most proud of our employees’ focus and commitment throughout 2020 to customer service and safety, despite the COVID-19 pandemic challenges put before them. Their willingness and ability to adapt, adjust and overcome those challenges was critical to our success. There were several noteworthy operational achievements in 2020. Roanoke Gas established a new annual, single customer delivery record at just over 1.2 million DTHs. We completed the largest main extension project in the Company’s history, bringing natural gas to a previously unserved area of the Roanoke Valley, and met our main renewal and customer growth targets. Roanoke Gas received a favorable rate award in January, completing the rate case proceeding begun in October 2018. The rate award enables the Company to continue its efforts to renew and modernize the gas distribution system and continue safe and reliable service. It is worth noting that the State Corporation Commission’s final order affirmed Roanoke Gas’ need for connection to the Mountain Valley Pipeline (MVP) and its plans to acquire firm capacity from the MVP. The MVP project was idle for much of 2020. Recent regulatory actions allowed construction to resume, with certain limitations, in October 2020. The necessity of the MVP and the natural gas that it can provide is more evident than ever. With the continued growth of the Roanoke Valley, particularly in the medical community, and correspondingly our customer base, natural gas demand continues to increase. Roanoke Gas added over 550 new customers for the fourth consecutive year, a 2% growth rate. We will continue to advocate in 2021 the Roanoke Valley’s need and the important benefits of the clean, reliable and affordable energy provided by natural gas. As we embark on 2021, we will focus on our new mission statement: “We create value for shareholders, employees and the communities we serve through superior customer service, prudent investments and promoting economic development.” Thank you for the confidence displayed in us and our Company through your ownership. Sincerely, Paul W. Nester President and CEO

BOARD OF DIRECTORS Nancy Howell Agee President & CEO - Carilion Clinic Jacqueline L. Archer President and COO - Blue Ridge Beverage Company, Inc. Abney S. Boxley, III President, East Region - Summit Materials T. Joe Crawford Retired Vice President & General Manager - Steel Dynamics Roanoke Bar Division Maryellen F. Goodlatte Attorney & Of Counsel - Glenn, Feldmann, Darby & Goodlatte J. Allen Layman Private Investor & Retired President & CEO - Ntelos, Inc. Paul W. Nester President & CEO - RGC Resources, Inc. S. Frank Smith Retired Vice President, Industrial Sales - Alpha Coal Sales Company, LLC John B. Williamson, III Chairman - RGC Resources, Inc. ANNUAL REPORT AND 10-K This annual report, 10-K and the financial statements contained herein are submitted to the shareholders of the Company for their general information and not in connection with any sale or offer to sell, or solicitation of any offer to buy, any securities. PUBLIC INFORMATION AND SEC FILINGS Our latest news and Securities and Exchange Commission (SEC) filings are available to view and print on our website, www.rgcresources.com. Send written notice to Investor Relations to request a printed copy of any Company publication. ANNUAL MEETING Our annual meeting of shareholders will be held virtually at the following URL www.virtual shareholdermeeting.com/RGCO2021 on Monday, February 1, 2021, at 11:30 a.m. Proxies will be requested from shareholders when the notice of meeting, proxy statement and form of proxy are mailed on or about December 16, 2020. Transfer Agent and Registrar: Broadridge Financial Solutions Inc. c/o RGC Resources, Inc. P.O. Box 1342, Brentwood, NY 11717 Phone: (844) 388-9273 Email: shareholder@broadridge.com Web: shareholder.broadridge.com/rgco/ Analyst and Media Inquiries: RGC Resources, Inc. c/o Analyst/Media Inquiries, P.O. Box 13007, Roanoke, VA 24030 Email: Investor_Relations@RGCResources.com Web: www.rgcresources.com/investor-financial-information/ CORPORATE INFORMATION

519 Kimball Avenue, NE P.O. Box 13007 Roanoke, Virginia 24030-3007 www.rgcresources.com Facebook.com/RoanokeGas Twitter.com/RoanokeGas Trading on NASDAQ as RGCO